Exhibit T3E

NOTICE OF MEETING
AND
MANAGEMENT INFORMATION CIRCULAR

FOR A MEETING OF HOLDERS OF

8.5% SENIOR NOTES DUE 2021

OF MILLAR WESTERN FOREST PRODUCTS LTD.

TO CONSIDER A PROPOSED PLAN OF ARRANGEMENT

UNDER THE CANADA BUSINESS CORPORATIONS ACT

March 8, 2017

These materials are important and require your immediate attention. They require noteholders of Millar Western Forest Products Ltd. to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. Kingsdale Advisors, as solicitation, information and exchange agent of Millar Western, can be reached by telephone at 416-867- 2272 or toll-free at 1-866-581-0512 or by email at contactus@kingsdaleadvisors.com.

March 8, 2017

Dear Noteholder:

The Board of Directors (the “Board”) of Millar Western Forest Products Ltd. (“Millar Western” or the “Company”) invites you to attend a meeting (the “Meeting”) of holders (“Noteholders”) of the Company’s 8.5% Senior Notes due 2021 (the “Existing Notes”), to be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario on April 11, 2017 at 10:00 a.m. (Toronto time).

At the Meeting, you will be asked to consider and vote on a resolution of Noteholders (the “Arrangement Resolution”) to approve an arrangement (the “Arrangement”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under section 192 of the Canada Business Corporations Act (“CBCA”) pursuant to which Noteholders will receive on implementation of the Plan of Arrangement, in exchange for their Existing Notes, new U.S. dollar 9.0% senior secured notes due 2022 to be issued by the Company (the “New Secured Notes”) in an aggregate principal amount equal to 50% of the principal amount of the Existing Notes plus the Early Consent Notes (as described below) for those Noteholders who submit voting instructions in favour of the Arrangement Resolution on or before March 31, 2017 (which transactions, together with the more detailed implementation steps described herein, are collectively referred to as the “Note Exchange Transaction”).

Noteholders as at March 8, 2017, being the record date for voting at the Meeting (the “Voting Record Date”), who submit voting instructions in favour of the Arrangement Resolution (each, an “Early Consenting Noteholder”) on or prior to 5:00 p.m. (Toronto time) on March 31, 2017 (the “Early Consent Deadline”) shall, subject to the terms described herein, be entitled to receive on the Effective Date (conditional on completion of the Arrangement) New Secured Notes equal to an additional 5% of the principal amount of Existing Notes held by such Early Consenting Noteholders on the Voting Record Date as additional consideration for their Existing Notes (the “Early Consent Notes”), the terms of which are described in further detail in the attached Management Information Circular (the “Circular”).

If you are a non-registered Noteholder (a “Beneficial Noteholder”) and you received these materials through your broker, custodian, nominee or other intermediary (an “Intermediary”), you should follow the instructions provided by your Intermediary in order to vote your Existing Notes and receive, if applicable, Early Consent Notes as described in the Circular. If instructions from the Intermediary are not included as part of this information package, Noteholders are encouraged to contact their Intermediary as soon as possible. A Beneficial Noteholder wishing to vote in respect of the Arrangement Resolution must provide voting instructions to its Intermediary, which Intermediary must submit aggregate voting instructions to Kingsdale Advisors. In addition, in order to determine eligibility for Early Consent Notes, Beneficial Noteholder voting instructions in favour of the Arrangement Resolution submitted to Intermediaries prior to the Early Consent Deadline will be submitted by Intermediaries to DTC. Submission by Intermediaries of voting instructions in favour of the Arrangement to DTC is for the purposes of segregating positions eligible to receive Early Consent Notes, but does not constitute a vote in favour of the Arrangement. Only submission of aggregate voting instructions to Kingsdale Advisors will constitute votes for or against the Arrangement. Beneficial Noteholders should ensure their voting instructions have been received and recorded by their Intermediary in accordance with applicable deadlines, including any deadlines established by such Intermediary. A Beneficial Noteholder will not be entitled to the Early Consent Notes if DTC has not received instructions in respect thereof from the Beneficial Noteholder’s respective Intermediary through DTC’s ATOP system prior to the Early Consent Deadline. See “Matters Pertaining to Voting and Eligibility for Early Consent Notes” in the Circular for additional information regarding the completion and submission of voting instructions. In order for a Beneficial Noteholder’s vote to be counted for purposes of voting on the Arrangement Resolution at the Meeting, its voting instructions must be delivered to its Intermediary, and its Intermediary must have delivered such instructions to Kingsdale Advisors prior to the Voting Instructions Deadline at 5:00 p.m. (Toronto time) on April 10, 2017.

(i)

MPA Morrison Park Advisors Inc. (“MPA”) has been engaged by the Company as an independent financial advisor on a fixed fee basis to provide certain opinions in connection with the Arrangement. MPA has delivered (i) an opinion to the Board dated as of March 7, 2017 which concludes that, as of the date thereof, and subject to the qualifications set out therein, the Arrangement, if completed, is fair from a financial point of view to the Company (the “Fairness Opinion”); and (ii) an opinion to the Board dated as of March 7, 2017 in the form described in paragraph 4.04 of Industry Canada’s Policy Statement 15-1 – Policy Concerning Arrangements under Section 192 of the CBCA (the “CBCA Opinion” and, together with the Fairness Opinion, the “MPA Opinions”).

The Board, after careful consideration of various factors and alternatives and consultations with its financial advisor and its outside legal counsel, and having received the unanimous recommendation of a special committee of independent directors of the Board, has determined that the Arrangement is in the best interests of the Company and its stakeholders, and all of the directors present at a meeting of the Board unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution.

The Company’s obligations to employees, customers, suppliers and governmental entities will not be affected by the Note Exchange Transaction and will continue to be satisfied in the ordinary course.

The Board and management believe that the Note Exchange Transaction is in the best interests of the Company and its stakeholders. The Note Exchange Transaction provides for the exchange of all Existing Notes for New Secured Notes pursuant to the Plan of Arrangement, resulting in a reduction in the principal amount of the Company’s indebtedness of approximately US$97 million, a reduction in its annual cash interest costs of more than US$7 million and an extended maturity date for the New Secured Notes until 2022. The Note Exchange Transaction is expected to significantly reduce the Company’s indebtedness, deleverage its capital structure and strengthen its financial position, which will create added stability for the Company and enhance the Company’s ability to respond to and capitalize on developments in the forest products industry. The Company believes that the Note Exchange Transaction is the best available alternative to the Noteholders under the current circumstances.

Certain funds affiliated with Atlas Holdings LLC (collectively, the “Supporting Noteholder”), which beneficially own approximately 36% of the Exiting Notes, have signed a support agreement with the Company pursuant to which they have, among other things, agreed to support the terms of the Note Exchange Transaction and have agreed to vote in favour of the Arrangement Resolution at the Meeting.

As described in the Circular, it is a condition of the implementation of the Note Exchange Transaction that the Supporting Noteholder, the Company and the Company’s sole shareholder enter into an agreement for an exchange of approximately US$41.7 million principal amount of New Secured Notes (which are to be received by the Supporting Noteholder pursuant to the Plan of Arrangement in exchange for its Existing Notes and includes Early Consent Notes) for newly issued common shares of the Company representing 80% of the outstanding common shares of the Company (the “Share Exchange Transaction”). The Share Exchange Transaction will reduce the principal amount of New Secured Notes by approximately US$41.7 million, further reduce the annual cash interest costs of the Company by approximately an additional US$3.75 million, and enhance the position and credit quality of the remaining New Secured Notes. Upon the completion of the Share Exchange Transaction, the principal amount of New Secured Notes outstanding will be approximately US$71 million.

Enclosed are a Notice of Meeting and the Circular. The Circular and the appendices attached to it, which we urge you to read carefully in consultation with your tax, financial, legal or other professional advisors, describe the Note Exchange Transaction and include certain other information (including the full text of the MPA Opinions) to assist you in considering the Arrangement.

In order for the Note Exchange Transaction to be implemented, the Arrangement must be approved by the affirmative vote of at least 66⅔% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution. All Noteholders will vote as one class under the Plan of Arrangement. Each Noteholder will have one vote for each US$1,000 of principal amount of the Existing Notes held by such Noteholder as of the Voting Record Date (March 8, 2017). If approved, the Plan of Arrangement will bind all Noteholders.

(ii)

In addition to Noteholder approval, completion of the Arrangement is subject to a number of conditions, including approval by the Ontario Superior Court of Justice. Pending receipt of such approval and satisfaction of all conditions precedent, the Company anticipates that completion of the Arrangement will occur by the end of April 2017.

The Board and management believe that it is important that the Note Exchange Transaction be approved and implemented. We urge you to give serious attention to the Note Exchange Transaction and to support it in person or by proxy at the Meeting. The Note Exchange Transaction is integral to our objectives of strengthening the Company’s capital structure, enhancing liquidity and positioning the Company for future growth and profitability, objectives to which management and the Board are committed. We hope that we will receive your support.

Yours very truly,

(signed) “J. Craig Armstrong”
J. Craig Armstrong
President and Chief Executive Officer
Millar Western Forest Products Ltd.

(iii)

APPENDICES

Appendix A – Arrangement Resolution

Appendix B – Plan of Arrangement

Appendix C – Arrangement Agreement

Appendix D – Notice of Application

Appendix E – Interim Order

Appendix F – MPA Morrison Park Advisors Inc. Opinions

NOTICE OF MEETING OF NOTEHOLDERS

TO:	Holders of 8.5% Senior Notes due 2021 (the “Existing Notes”) of Millar Western Forest Products Ltd. (the “Company”)

NOTICE IS HEREBY GIVEN that a meeting (the “Meeting”) of the holders of the Existing Notes (the “Noteholders”) of the Company will be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario on April 11, 2017, at 10:00 a.m. (Toronto time) for the following purposes:

(a)

pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated March 8, 2017, to consider at the Meeting and, if deemed advisable, to pass, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set out in Appendix A to the accompanying management information circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”), which Arrangement is more particularly described in the Circular; and

(b)	to transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

The record date for entitlement to vote at the Meeting has been set by the Court as March 8, 2017 (the “Voting Record Date”), subject to any further order of the Court.

Subject to any further order of the Court, the quorum for the Meeting is the presence, in person or by proxy, of two or more beneficial Noteholders entitled to vote at the Meeting. Subject to any further order of the Court, the vote required to pass the Arrangement Resolution at the Meeting is the affirmative vote of at least 66⅔% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution. If approved, the Plan of Arrangement will bind all Noteholders.

Each Noteholder will have one vote for each US$1,000 of principal amount of the Existing Notes held by such Noteholder as of the Voting Record Date. All Noteholders will vote as one class under the Plan of Arrangement.

In addition to Noteholder approval, the implementation of the Arrangement is subject to the approval of the Court. The matter is currently scheduled to be heard at 9:30 a.m. on April 13, 2017, or at such other time and date to be set by the Court.

In addition to the Arrangement Resolution, copies of the Plan of Arrangement implementing the Arrangement, the Notice of Application and the Interim Order, as such terms are defined in the Circular, are attached to the Circular as Appendices B, D and E, respectively. A draft copy of the New Indenture, which will govern the New Secured Notes to be issued in the Plan of Arrangement, will be filed by the Company on EDGAR at www.sec.gov concurrently with the filing of the Circular.

If you are a non-registered Noteholder and you receive these materials through your broker, custodian, nominee or other intermediary (an “Intermediary”), you should follow the instructions provided by your Intermediary in order to vote your Existing Notes, consent to the Arrangement and receive the Early Consent Notes described in the Circular, if applicable. If instructions from the Intermediary are not included as part of this information package, Noteholders are encouraged to contact their Intermediary as soon as possible. In order to vote on the Arrangement Resolution, a non-registered Noteholder must deliver its voting instructions to its Intermediary, and its Intermediary must deliver such instructions to Kingsdale Advisors, the Company’s proxy solicitation, information and exchange agent, prior to the Voting Instructions Deadline at 5:00 p.m. on April 10, 2017. The time limit for delivering voting instructions may be waived or extended by the Company in its sole discretion without notice. The voting instructions delivered to Kingsdale Advisors will also constitute the appointment of David Anderson, Chief Financial Officer of the Company, or any such other person as he may appoint, as proxyholder to vote your Existing Notes at the Meeting.

If the Arrangement is approved and implemented, New Secured Notes, including Early Consent Notes (as described in the Circular), if applicable, will be delivered to non-registered Noteholders through the facilities of DTC.

A Noteholder may attend the Meeting in person or may appoint a proxyholder to attend in its place. Non-registered Noteholders who wish to appoint themselves or another person to attend the Meeting on their behalf can contact Kingsdale Advisors to request the necessary documentation required. By choosing to attend the Meeting in person or appoint a proxyholder to attend in its place, such Noteholder’s voting instructions will not be executed or tabulated until the Meeting. Accordingly, such Noteholder’s voting instructions will not have been properly delivered prior to the Early Consent Deadline and such Noteholder will NOT be eligible to receive the Early Consent Notes (as described in the Circular). If your intention is to support the Arrangement Resolution and qualify for receipt of Early Consent Notes, please provide your voting instructions to your Intermediary well ahead of the Early Consent Deadline. All documentation provided by Kingsdale Advisors to attend the Meeting in person or appoint a proxyholder must be delivered to Kingsdale Advisors, by email to: corpaction@kingsdaleadvisor.com, or fax to: either (866) 545-5580 or (416) 867-2271, or mail to: Kingsdale Advisors, The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario, M5X 1E2, in each case by no later than 10:00 a.m. (Toronto time) on April 10, 2017 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof. Persons appointed as proxyholders need not be Noteholders.

The Board of Directors recommends that Noteholders VOTE FOR the Arrangement Resolution.

DATED at Edmonton, Alberta, this 8th day of March, 2017.

MILLAR WESTERN FOREST PRODUCTS LTD.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “J. Craig Armstrong”
J. Craig Armstrong
President and Chief Executive Officer

GLOSSARY OF TERMS

“2016 Annual Report” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“Accrued Interest” means all accrued and unpaid interest on the Existing Notes up to (but excluding) the Effective Date, but excluding, for certainty, any special or default interest thereon;

“admt” means air dried metric tonne, a unit of measurement of pulp volume;

“Alternative Transaction” has the meaning ascribed thereto under the heading “Background to and Reasons for the Note Exchange Transaction – Alternative Transaction”;

“Applicants” means, collectively, the Company and the Subsidiary;

“Arrangement” means the arrangement effected under Section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement;

“Arrangement Agreement” means the arrangement agreement dated March 7, 2017 between the Company and the Subsidiary, substantially in the form attached as Appendix C to this Circular, as amended or restated from time to time;

“Arrangement Resolution” means the resolution of the Noteholders to approve the Plan of Arrangement to be considered at the Meeting, the full text of which is attached as Appendix A to this Circular;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Plan of Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made in order for the Plan of Arrangement to become effective;

“ATOP” means the Automated Tender Offer Program system operated by DTC;

“BCTMP” means bleached chemi-thermo-mechanical pulp, which is pulp produced in a process that uses mild chemicals, heat and mechanical action to separate cellulose fibers;

“Beneficial Noteholder” has the meaning ascribed thereto under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes”;

“beneficial ownership” and the correlative terms have the meaning ascribed thereto under Section 13(d) of the U.S. Exchange Act;

“BEP” means Bioenergy Effluent Project;

“Business Day” means any day, other than a Saturday, or a Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and New York, New York;

“Board” means the board of directors of Millar Western;

“Canadian Exchange Rate” means, on any particular date, the rate at which one U.S. dollar may be exchanged into Canadian dollars, determined by reference to the Bank of Canada rate as of the close of business on such date;

“Canadian Trustee” means BNY Trust Company of Canada;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Date;

“CBCA Opinion” means the opinion of MPA attached as Appendix F to this Circular and described under the heading “Recommendation of the Board – MPA Opinions”;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director giving effect to the Plan of Arrangement;

“Circular” means this Management Information Circular of the Company dated as of March 8, 2017, including all schedules, appendices and exhibits hereto, prepared in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Common Shares” means common shares of the Company;

“coniferous” means a type of tree that is cone-bearing and has needles or scale-like leaves, such as spruce, pine or fir;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Credit Agreement” means the agreement established by way of the facility letter dated as of April 16, 2012, between the Company, as borrower, and the Lender, as lender, as supplemented by three supplemental facilities letters from the Lender to the Company respectively dated as of August 27, 2012, June 19, 2014 and December 8, 2015, and as it may be amended and/or supplemented from time to time;

“Credit Facility” means the revolving credit facility available to the Company under the Credit Agreement which is secured by the Company’s accounts receivable and inventory;

“Director” means the Director appointed under Section 260 of the CBCA;

“Distribution Record Date” means a date to be determined by the Company in consultation with the Existing Trustee for purposes of distributions of Accrued Interest and New Secured Notes under the Plan of Arrangement;

“DTC” means The Depository Trust Company, or any successor thereof;

“Early Consent Deadline” means 5:00 p.m. (Toronto time) on March 31, 2017, or such later date as may be determined by the Company;

“Early Consenting Noteholders” means those Noteholders who have voted in favour of the Arrangement Resolution prior to the Early Consent Deadline, as more particularly described under “Matters Pertaining to Voting and Eligibility for Early Consent Notes”;

“Early Consent Notes” means the New Secured Notes having an aggregate principal amount equal to 5% of the aggregate principal amount of Existing Notes held by Early Consenting Noteholders on the Voting Record Date that such Early Consenting Noteholders are entitled to receive on the Effective Date (conditional on completion of the Arrangement) as additional consideration for their Existing Notes, all as more particularly described in this Circular;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval database of the SEC located on the SEC’s website at www.sec.gov;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the Director under the CBCA;

“Effective Time” means a time on the Effective Date as the Applicants and the Supporting Noteholder may agree, in writing, each acting reasonably;

“Existing Indenture” means the indenture dated as of April 7, 2011 between the Company, and The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, pursuant to which the Existing Notes were issued, as amended or supplemented from time to time;

“Existing Notes” means the US$210 million aggregate principal amount of 8.5% Senior Notes due 2021 issued by the Company pursuant to the Existing Indenture;

“Existing Trustee” means, collectively, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, under the Existing Indenture;

“Fairness Opinion” means the fairness opinion of MPA attached as Appendix F to this Circular and described under the heading “Recommendation of the Board – MPA Opinions”;

“Final Order” means the final order of the Court approving the Plan of Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“foot board measure” or “fbm” means a measure of lumber volume equivalent to a one-foot square board, one inch thick; “mfbm” is one thousand board feet; and “mmfbm” is one million board feet;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“hardwood” is wood obtained from deciduous species of trees, such as aspen;

“Industries” means Millar Western Industries Ltd., the parent company and sole shareholder of the Company;

“In-Person Noteholder” has the meaning ascribed thereto under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes – Alternate Proxyholder and/or Attendance at the Meeting”;

“Intercreditor Agreement” has the meaning ascribed thereto under the heading “Description of the New Secured Notes”;

“Interim Order” means the interim order of the Court in respect of the Applicants pursuant to the CBCA dated March 8, 2017, a copy of which is attached as Appendix E to this Circular, as such order may be amended from time to time in a manner acceptable to the Company and the Supporting Noteholder, each acting reasonably;

“Intermediary” has the meaning ascribed to it under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes”;

“Investment Affiliate” means any Person that is organized by the Supporting Noteholder or one of its affiliates for purposes of making investments in one or more Persons and is managed by, controlled by, or under common control with, the Supporting Noteholder or one of its affiliates;

“Lender” means HSBC Bank Canada, in its capacity as lender under the Credit Agreement;

“Meeting” means the meeting of the Noteholders as of the Voting Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponement(s) of such meeting;

“Millar Western” or the “Company” means Millar Western Forest Products Ltd., a corporation continued under the CBCA, and its successors and assigns;

“MPA” means MPA Morrison Park Advisors Inc.;

“MPA Opinions” means, collectively, the Fairness Opinion and CBCA Opinion;

“New Indenture” means the indenture to be entered into between the Company and the New Trustee on the Effective Date on terms substantially as described in this Circular and substantially in the form of the draft indenture filed by the Company on EDGAR concurrently with the filing by the Company of the Circular on EDGAR, with such amendments as acceptable to the Company and the Supporting Noteholder, each acting reasonably, which New Indenture shall govern the New Secured Notes to be issued pursuant to such New Indenture and the Plan;

“New Secured Notes” means the US dollar 9.0% senior secured notes due 2022 to be issued by the Company pursuant to the New Indenture on the Effective Date pursuant to and in accordance with the Plan of Arrangement;

“New Trustee” means, collectively, The Bank of New York Mellon as U.S. trustee and BNY Trust Company of Canada as Canadian trustee under the New Indenture;

“Note Exchange Transaction” means the exchange of Existing Notes for New Secured Notes (including Early Consent Notes if applicable) and the Promissory Note as contemplated by the Plan of Arrangement;

“Noteholders” means, collectively, the holders of the Existing Notes;

“Notice of Application” means the Notice of Application, attached as Appendix D to this Circular;

“Order” means any order of the Court relating to the Arrangement including, without limitation, the Interim Order and the Final Order;

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company;

“Person” is to be broadly interpreted and includes any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, Governmental Entity or any agency, officer or instrumentality thereof or any other entity, wherever situate or domiciled, and whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement pursuant to Section 192 of the CBCA, substantially in the form attached as Appendix B to this Circular and any amendments, variations and/or supplements thereto made in accordance with the provisions of the Plan of Arrangement or made by an Order of the Court;

“Promissory Note” means the Canadian dollar promissory note to be issued by the Company on the Effective Date pursuant to and in accordance with the Plan of Arrangement having an annual interest rate of 0.1% and an aggregate Canadian dollar principal amount equal to A multiplied by B, where “A” is (i) the aggregate U.S. dollar principal amount of the Existing Notes as of the Effective Date, less (ii) the aggregate U.S. dollar principal amount of the New Secured Notes (including, for certainty, any Early Consent Notes), and “B” is the Canadian Exchange Rate on the Business Day immediately prior to the Effective Date;

“PWP” means Perella Weinberg Partners LP;

“Regulation S” means Regulation S under the U.S. Securities Act;

“SEC” means the U.S. Securities and Exchange Commission;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof;

“Share Exchange Agreement” has the meaning ascribed thereto under the heading “Share Exchange Transaction”;

“Share Exchange Transaction” means the transaction contemplated by the Share Exchange Agreement as described further under the heading “Share Exchange Transaction”;

“softwood” is wood obtained from coniferous species of trees, such as spruce, pine or fir;

“Special Committee” means the committee of the Board consisting of Gordon J. Clanachan, Donald R. Ching and Douglas R. Hall;

“Subsidiary” means 10117781 Canada Corp., a corporation incorporated pursuant to the CBCA and a wholly owned subsidiary of the Company;

“Supporting Noteholder” means, collectively, Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP together with their affiliate(s) that beneficially own any Existing Notes;

“Support Agreement” means the support agreement dated as of March 7, 2017 entered into by the Company and the Supporting Noteholder, as it may be amended, modified, varied and/or supplemented pursuant to its terms from time to time;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereto, as each may be amended from time to time;

“United States” or “U.S.” means the United States, as defined in Rule 902(1) under Regulation S under the U.S. Securities Act;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as promulgated or amended from time to time;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, as promulgated or amended from time to time;

“U.S. Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder, as promulgated or amended from time to time;

“U.S. Trustee” means The Bank of New York Mellon;

“Voting Instructions Deadline” means 5:00 p.m. (Toronto time) on April 10, 2017, or such later date as may be determined by the Company; and

“Voting Record Date” means March 8, 2017.

CIRCULAR

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of the Company to be used at the Meeting to be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario on April 11, 2017 at 10:00 a.m. (Toronto time), and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Meeting of Noteholders.

Certain capitalized terms used in this Circular that are not otherwise defined have the respective meanings set out in the “Glossary of Terms”.

Information in this Circular is given as at March 8, 2017 unless otherwise indicated.

DOCUMENTS INCORPORATED BY REFERENCE

The following document which has been publicly filed with the SEC, and may be obtained by visiting its website at www.sec.gov, is specifically incorporated by reference into, and forms an integral part of this Circular:

•	the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 8, 2017 (the “2016 Annual Report”).

Any document filed or furnished by the Company on EDGAR after the date of this Circular and before completion or withdrawal of the Note Exchange Transaction will be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Copies of documents incorporated herein by reference may be obtained upon request without charge from the Chief Financial Officer of Millar Western at 16640 – 111 Avenue NW, Edmonton, Alberta T5M 2S5, Telephone: (403) 486-8200 and are also available electronically on EDGAR at www.sec.gov.

AVAILABLE INFORMATION

Millar Western is not subject to the reporting requirements of Sections 13(a) or 15(d) of the U.S. Exchange Act. However, Millar Western voluntarily files annual reports on Form 20-F with the SEC and voluntarily furnishes certain additional information to the SEC to comply with the reporting requirements of the Existing Indenture. Such annual and periodic reports are available on EDGAR and may be inspected and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C., 20549, and at the regional offices of the SEC. The SEC may be reached at 1-800-SEC-0330 for further information on the public reference facilities. Such documents are also available to the public from commercial document retrieval services.

You should rely only upon the information included and incorporated by reference in this Circular. Millar Western has not authorized anyone to provide you with different information. You should not assume that the information in this Circular is accurate as of any date other than the date of this Circular or, with respect to the documents incorporated by reference in this Circular, as of the date of such documents.

This Circular contains summaries of certain agreements that Millar Western has entered into or will enter into in connection with the Arrangement, such as the New Indenture and the Intercreditor Agreement, as well as the Share Exchange Agreement the Company currently expects to enter into in connection with the Share Exchange Transaction. The descriptions contained in this Circular of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the corresponding definitive agreements.

PRESENTATION OF FINANCIAL INFORMATION

Millar Western prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Readers should be aware that financial statements prepared in accordance with IFRS may differ in certain respects from financial statements prepared in accordance with U.S. generally accepted accounting principles.

Millar Western presents its financial statements in Canadian dollars. Except where otherwise indicated, all dollar amounts are expressed in Canadian dollars, references to “$” or “dollars” are to Canadian dollars and references to “US$” and “U.S. dollars” are to United States dollars. See “Exchange Rate Data” for exchange rate information between the Canadian dollar and the United States dollar.

Refer to the 2016 Annual Report for disclosure of matters in response to changes in significant accounting policies inclusive of future pronouncements and measurement assumptions, subsequent events, related party transactions, financial instruments and material changes in in estimates and accounting methods.

EXCHANGE RATE DATA

The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the Bank of Canada’s closing rate on such dates:

	2016	2015	2014	2013	2012
Low	0.6821	0.7141	0.8568	0.9314	0.9576
High	0.8002	0.8562	0.9444	1.0188	1.0377
Period End	0.7448	0.7225	0.8620	0.9402	1.0051
Average	0.7550	0.7821	0.9053	0.9710	1.0004

The following table sets forth, for each of the last six months, for Canadian dollars expressed in U.S. dollars, the low and high exchange rates based on the closing rate as described above:

	Last six months
	February	January	December	November	October	September
Low	0.7520	0.7427	0.7354	0.7359	0.7444	0.7530
High	0.7704	0.7645	0.7645	0.7520	0.7689	0.7798

On March 7, 2017, the Bank of Canada’s closing rate was US$0.7453 = $1.00.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this Circular are “forward-looking statements” within the meaning of the Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but, rather, on the Company’s current expectations and its projections about future events, including the Company’s current expectations regarding:

•	the implementation and completion of the Note Exchange Transaction and the Share Exchange Transaction and the anticipated benefits and consequences of such transactions;

•	the timing of the Meeting and the Final Order;

•	the anticipated Effective Date and consummation of the Note Exchange Transaction and the Share Exchange Transaction;

•	the entering into, and the terms of, various documents and agreements, including the New Indenture, the Intercreditor Agreement and the Share Exchange Agreement;

•	the future demand for, and sales volumes of, the Company’s lumber and pulp products;

•	future production volumes, efficiencies and operating costs;

•	increases or decreases in the prices of the Company’s products;

•	the Company’s future stability and growth prospects;

•	the Company’s business strategies, the measures to implement those strategies and the benefits to be derived therefrom;

•	the Company’s future profitability and capital needs, including capital expenditures;

•	the effect on the Company of new accounting releases.

These forward-looking statements generally can be identified by the use of statements that include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will”, “predicts”, “estimates”, “forecasts” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are subject to various risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. These risks and uncertainties are described under “Risk Factors” in Item 3 of the 2016 Annual Report. Some of these risks, uncertainties and other factors include:

•	the risk that the Note Exchange Transaction may not be completed on the terms described in this Circular or at all;

•

the steps and timing of the Note Exchange Transaction are based upon the terms of the Plan of Arrangement and the Support Agreement and the expected timing to receive the required Court approvals and to otherwise satisfy the conditions to effectiveness of the Note Exchange Transaction;

•	the risk that the anticipated benefits and consequences of the Note Exchange Transaction and the Share Exchange Transaction may not be achieved;

•	the costs associated with the Note Exchange Transaction;

•	the cyclical nature of the Company’s business and the effect of market factors on its results of operations;

•	the effects of duties imposed by the United States on Canadian softwood lumber imports on the Company’s profitability;

•	the effects of intense global competition;

•	the risk that the Company may not have the capital required to maintain or grow its operations;

•	the Company’s exposure to currency exchange risk;

•	the availability of adequate fiber supply or an increase in the costs of fiber;

•	the effects of natural events on the Company’s ability to harvest fiber;

•	the impact of changes in environmental and other governmental regulations;

•	the delay, restriction or non-renewal of environmental or other regulatory permits;

•	the interests of the Company’s controlling shareholder;

•	operational risks and the lack of insurance for some of such risks; and

•	variability in the cost of energy consumed in the operation of the Company’s business.

Any written or oral forward-looking statements made by Millar Western or on its behalf are subject to these factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Circular or in the documents incorporated by reference herein may not occur. Actual results could differ materially from those expressed in any of the Company’s forward-looking statements. Other unknown or unpredictable factors also could harm the Company’s future results. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference in this Circular are made only as at the date of this Circular or the date of the applicable documents incorporated by reference herein. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law.

NOTICE TO NOTEHOLDERS IN THE UNITED STATES

THE NEW SECURED NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES AUTHORITY OF ANY STATE OF THE UNITED STATES, NOR HAS THE SEC OR THE SECURITIES AUTHORITY OF ANY STATE OF THE UNITED STATES DETERMINED IF THIS CIRCULAR AND ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The solicitation of proxies and the transaction contemplated in this Circular involve securities of an issuer located in Canada and are being effected in accordance with the CBCA. The proxy solicitation rules under the securities laws of the United States are not applicable to the Company or this solicitation, and this solicitation has been prepared in accordance with the disclosure requirements of the CBCA. Noteholders should be aware that disclosure requirements under the laws of Canada differ from the disclosure requirements under United States securities laws.

Offers and sales of the New Secured Notes have not been and will not be registered under the U.S. Securities Act or any applicable securities laws of any state of the United States, and are being issued in reliance on the Section 3(a)(10) Exemption. Such exemption contemplates the approval of the Court, which will consider, among other things, the procedural and substantive fairness of the Arrangement to the Noteholders as further described in this Circular under the headings “Court Approval of the Arrangement”. In addition, such offers and sales may be subject to certain U.S. state laws relating to the offer and sale of securities in particular states of the United States, including exemptions therefrom, commonly referred to as “blue-sky” laws. See “The Arrangement – U.S. Securities Law Matters” for more information.

Noteholders who are resident in, or citizens of, the United States are advised to consult their own tax advisors to determine the particular United States tax consequences to them of the Arrangement in light of their particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction. Such United States tax consequences are not described herein.

The enforcement by Noteholders of civil liabilities under U.S. securities laws may be affected adversely by the fact that Millar Western is incorporated outside the United States, that some of its officers and directors and the experts named herein are residents of a country other than the United States and that some or all of the assets of Millar Western and the aforementioned persons are located outside the United States. It may not be possible, therefore, for you to effect service of process within the United States upon the Company or such persons. There is also uncertainty as to the enforceability (1) in an original action in Canadian courts of liabilities predicated solely upon United States federal securities laws and (2) of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws in Canadian courts. Therefore, you may not be able to secure judgment against the Company or such persons in a Canadian court or, if successful in securing a judgment against the Company or such persons in a U.S. court, you may not be able to enforce such judgment in Canada.

SUMMARY OF CIRCULAR

The following is a summary of certain information contained elsewhere in this Circular. It is not, and is not intended to be, complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Circular and incorporated by reference herein. Noteholders are urged to carefully review this Circular, including the Appendices and the documents incorporated by reference, in their entirety. Certain capitalized terms used in this Circular have the meanings set forth in the “Glossary of Terms”.

The Meeting

The Meeting will be held on April 11, 2017 at 10:00 a.m. (Toronto time) at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, for the purpose of considering and, if thought advisable, passing, with or without variation, the Arrangement Resolution, attached as Appendix A to this Circular.

The Voting Record Date for determining the Noteholders eligible to receive notice of and vote at the Meeting is 5:00 p.m. (Toronto time) on March 8, 2017. Pursuant to the Interim Order, the Noteholders shall form a single class for the purpose of voting at the Meeting. The Voting Instructions Deadline for submitting voting instructions for the Meeting is 5:00 p.m. (Toronto time) on April 10, 2017.

Subject to any further order of the Court, the quorum for the Meeting is the presence, in person or by proxy, of two or more Beneficial Noteholders entitled to vote at the Meeting, and the vote required to pass the Arrangement Resolution is the affirmative vote of at least 66⅔% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution. If approved, the Plan of Arrangement will bind all Noteholders.

Voting Procedures

Noteholders are able to vote for or against approval of the Arrangement. Beneficial Noteholders will receive instructions from their respective Intermediaries regarding the manner in which such Beneficial Noteholders are to provide their voting instructions to their respective Intermediaries. If instructions from the Intermediary are not included as part of this information package, Noteholders are encouraged to contact their Intermediary as soon as possible. Noteholder voting instructions either for or against approval of the Arrangement, will be aggregated by Intermediaries and submitted to and tabulated by Kingsdale Advisors, as scrutineer for the Meeting. The voting instructions delivered to Kingsdale Advisors will also constitute the appointment of David Anderson, Chief Financial Officer of the Company, or any such other person as he may appoint, as proxyholder to vote your Existing Notes at the Meeting.

In addition, in order to determine eligibility for Early Consent Notes, Beneficial Noteholder voting instructions in favour of the Arrangement Resolution submitted to Intermediaries prior to the Early Consent Deadline will be submitted by Intermediaries to DTC via ATOP and processed through the facilities of DTC. For clarity, only the aggregated voting instructions submitted by Intermediaries to Kingsdale Advisors will count for the purposes of the vote on the Arrangement and submission of instructions to DTC’s ATOP system will not constitute a vote for the Arrangement.

The Note Exchange Transaction

Plan of Arrangement

The Note Exchange Transaction will be implemented pursuant to the Plan of Arrangement to be filed in respect of the Applicants under section 192 of the CBCA and approved and confirmed pursuant to the Final Order, pursuant to and subject to the specific terms of which the Existing Notes will be exchanged for (i) New Secured Notes in an aggregate principal amount equal to 50% of the principal amount of the Existing Notes, plus the Early Consent Notes (with an aggregate principal amount equal to 5% of the principal amount of Existing Notes held by Early Consenting Noteholders as at the Voting Record Date that are voted in favour of the Plan of Arrangement prior to the Early Consent Deadline), if applicable; and (ii) the Promissory Note. Immediately following the Note Exchange Transaction, the Promissory Note will be cancelled and extinguished for no consideration pursuant to the Plan of Arrangement.

The approval of the Arrangement by Noteholders (as described above) and the Final Order, taken together, will permit the implementation of the Note Exchange Transaction without the Company obtaining the approval of each affected Noteholder as would otherwise be required to effect the Note Exchange Transaction under the Existing Indenture. The implementation of the Arrangement shall be subject to and conditional upon all required Court, regulatory and other approvals, if and to the extent required and satisfaction or waiver of the conditions set forth in the Support Agreement.

The Company’s obligations to employees, customers, suppliers and governmental entities will not be affected by the Note Exchange Transaction and will continue to be satisfied in the ordinary course.

Delivery of New Secured Notes

Delivery of the New Secured Notes (including Early Consent Notes, as applicable) under the Arrangement, if approved and completed, will be made through the facilities of DTC. If the Plan of Arrangement is not approved at the Meeting, Existing Notes segregated in ATOP will be returned to the applicable Intermediaries no later than three days following the Meeting. If the Plan of Arrangement is approved but the Note Exchange Transaction is terminated, the Existing Notes segregated in ATOP will be returned to the applicable Intermediaries no later than three days following such termination.

Payment of Accrued and Unpaid Interest

The Company shall make payments in cash to the Noteholders on scheduled interest payment dates in the ordinary course on account of any and all unpaid interest which has accrued under the Existing Notes from the most recently paid interest payment date on the Existing Notes up to, but excluding, the Effective Date in the same manner and amount as the Company currently pays interest on the Existing Notes under the Existing Indenture.

Support Agreement

The Supporting Noteholder, which beneficially owns approximately 36% of the aggregate principal amount of the Existing Notes, has executed the Support Agreement pursuant to which it has agreed to support the Note Exchange Transaction and agreed, on and subject to the terms and conditions therein, to vote in favour of the Arrangement Resolution at the Meeting. For a summary of certain of the terms of the Support Agreement, see “Description of the Note Exchange Transaction - Summary of the Support Agreement”. Additional Noteholders may execute a support agreement on terms acceptable to the Company upon request (contact Robert J. Chadwick of Goodmans LLP at rchadwick@goodmans.ca if you are interested in reviewing and executing a support agreement).

Early Consent Notes

Early Consenting Noteholders that submit voting instructions in favour of the Arrangement Resolution such that such voting instructions are received by DTC and Kingsdale Advisors prior to the Early Consent Deadline shall be entitled to receive on the Effective Date (conditional on completion of the Arrangement) as additional consideration for their Existing Notes, subject to the terms described in this Circular, the Early Consent Notes, consisting of New Secured Notes having a principal amount equal to 5% of the aggregate principal amount of Existing Notes which such Early Consenting Noteholder owns on the Voting Record Date and votes in favour of the Arrangement Resolution prior to the Early Consent Deadline. Noteholders are urged to carefully review the description of the method for submitting voting instructions set forth in this Circular under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes”.

Conditions to the Arrangement

The Arrangement is subject to the following conditions, among others:

(a)

the Arrangement, the Final Order, the New Secured Notes, the New Indenture, and all definitive legal documentation in connection with all of the foregoing, are to be executed and delivered on terms consistent with the Support Agreement;

(b)	the Plan of Arrangement shall have been approved by the requisite majority of Noteholders in conformity with the Interim Order and the CBCA as and to the extent required by the Court;

(c)

the Plan of Arrangement shall have been approved pursuant to the Final Order on terms consistent with the Support Agreement and shall be in form and substance satisfactory to the Company and the Supporting Noteholder, each acting reasonably;

(d)

the Final Order shall have become a final order, the implementation, operation or effect of which shall not (i) have been stayed, varied in a manner not acceptable to the Company or the Supporting Noteholder, each acting reasonably, or vacated, or (ii) be subject to pending appeal or leave to appeal, and the appeal periods relating thereto shall have expired;

(e)	the Supporting Noteholder shall beneficially own at least $75.8 million of principal amount of Existing Notes as at the Distribution Record Date;

(f)

the Share Exchange Agreement and related documents shall have been entered into by each of the parties thereto prior to or as of the Effective Date, as applicable, and such Share Exchange Agreement and related documents shall not have been terminated;

(g)

all conditions to implementation of the Plan set out in the Support Agreement shall have been satisfied or waived by the party in whose favour such condition was granted in accordance with the terms of the Support Agreement, and the Support Agreement with the Supporting Noteholder shall not have been terminated;

(h)	all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained; and

(i)	the Effective Date shall occur by May 15, 2017 or such later date as the Company and the Supporting Noteholder may agree.

The conditions precedent to the Arrangement may be waived by the Company in accordance with the terms of the Arrangement Agreement, subject to the terms of the Support Agreement.

Description of the New Secured Notes

The following summary is provided solely for your convenience, and is not intended to be complete. For a more detailed description of the Notes and definitions of certain terms used in this summary, see “Description of the New Secured Notes” included elsewhere in this Circular.

Issuer ........................................................................................................................................................................	Millar Western Forest Products Ltd.

Securities Offered ..................................................................................................................................................	Up to US$115.5 million aggregate principal amount of 9.0% senior secured notes due 2022 (assuming the maximum aggregate principal amount of Early Consent Notes are issued).

Maturity Date ...........................................................................................................................................................	April 30, 2022 (assuming an Issue Date on or about April 30, 2017).

Interest ......................................................................................................................................................................	9.0% per annum, payable semiannually in arrears on April 30 and October 30 commencing on October 30, 2017 (assuming an Issue Date on or about April 30, 2017).

Guarantees ........................................................................................................................................................................	As of the Issue Date after giving effect to the Transactions, Millar Western will have no Subsidiaries and there will be no Guarantors. The New Secured Notes may in the future be fully and unconditionally guaranteed by any Restricted Subsidiaries of Millar Western. See “Description of Notes - Certain Covenants - Limitations on Subsidiaries.”

Security .............................................................................................................................................................................	The obligations of Millar Western with respect to the New Secured Notes, all other Parity Lien Obligations and the performance of all other obligations of Millar Western under the Parity Lien Documents will be secured equally and ratably by (i) first-priority Liens on the Parity Lien Collateral and (ii) second-priority Liens on the Priority Lien Collateral, in each case granted to the Collateral Trustee for the benefit of the Parity Lien Secured Parties and subject to Permitted Liens. The Priority Liens will be held by a single Priority Lien Representative designated on behalf of all Priority Lien Secured Parties pursuant to the Intercreditor Agreement. The Priority Lien Representative will initially be the administrative agent under the Credit Agreement. The Priority Lien Collateral comprises the present and after-acquired inventory and accounts receivable of Millar Western, and the Parity Lien Collateral comprises substantially all assets and property of Millar Western, now owned or hereafter acquired, that is not Priority Lien Collateral.

Ranking ..............................................................................................................................................................................	The New Secured Notes will rank:

• pari passu in right of payment with all senior Indebtedness of Millar Western;

•

effectively senior to all of Millar Western’s existing and future unsecured Indebtedness, to the extent of the value of the Collateral (after giving effect to any Priority Lien Obligations and Permitted Liens);

• senior in right of payment to any future subordinated Indebtedness of Millar Western;

•

effectively junior to existing and future Priority Lien Obligations, including under the Credit Agreement, to the extent of the value of the Priority Lien Collateral that secures such obligations on a first-priority basis; and

•

effectively junior to all obligations of Millar Western secured by Permitted Liens that are not on a parity or junior basis to the Liens securing the New Secured Notes, to the extent of the value of the assets of Millar Western subject to such Permitted Liens.

Optional Redemption .................................................................................................................................................................

We may redeem any of the New Secured Notes at any time on or after the Issue Date, in whole or in part, at the redemption prices listed under “Description of Notes - Redemption - Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control ........................................................................................................................................................................

Upon the occurrence of specific kinds of changes of control, we may be required to make an offer to purchase each holder’s New Secured Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of

Notes - Offers to Repurchase by Millar Western - Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales ........................................................................................................................................................................

If we sell certain assets, under certain conditions we must offer to repurchase the New Secured Notes at the prices listed under “Description of Notes - Offers to Repurchase by Millar Western - Asset Sales.”

Intercreditor Arrangements .......................................................................................................................................................

The Collateral Trustee and the Priority Lien Representative shall enter into an intercreditor agreement. Under such agreement, the lenders under the Credit Agreement and any future Priority Lien Obligations will generally be entitled to receive and apply all proceeds of any Priority Lien Collateral to the repayment in full of the obligations under the Credit Agreement and any future Priority Lien Obligations before any such proceeds will be available to repay obligations under the New Secured Notes, and the Collateral Trustee will generally be entitled to receive and apply all proceeds of any Parity Lien Collateral to the repayment in full of the obligations under the New Secured Notes and any other Parity Lien Obligations before any such proceeds will be available to repay obligations under the Credit Agreement and any future Priority Lien Obligations. In addition, the Collateral Trustee will generally be entitled to sole control of all decisions and actions, including foreclosure, with respect to Collateral, even if an event of default under the New Secured Notes has occurred, and neither the Holders nor the Trustees will generally be entitled to independently exercise remedies with respect to the Collateral except in limited circumstances. In addition, the Collateral Trustee will be entitled, without the consent of Holders or the Trustees, to amend the terms of the security documents securing the New Secured Notes and to release the liens of the secured parties on any part of the Collateral at any time, subject to certain limitations. See “Description of Notes - Intercreditor Agreement.”

Certain Covenants........................................................................................................................................................	The indenture governing the New Secured Notes will contain covenants that will, among other things, limit our ability to:

	•	incur or guarantee additional indebtedness;

	•	create liens;

	•	pay dividends or make other distributions on, or redeem or repurchase, capital stock or subordinated indebtedness and make other restricted payments;

	•	make loans and investments;

	•	sell assets or consolidate or merge with or into other companies or sell all or substantially all of our assets;

	•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

	•	engage in transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Notes - Certain Covenants.”

No Listing of the New Secured Notes ............................................................................................................................................................

We do not intend to apply to list the New Secured Notes on any securities exchange or include them in any automated quotation system. The New Secured Notes are new securities for which there is currently no established trading market.

There can be no assurance that a market for the New Secured Notes will develop or be maintained or as to the liquidity of any market that may develop.

Governing Law ..........................................................................................................................................................................

The indenture governing the New Secured Notes and the New Secured Notes shall be governed by and construed in accordance with the laws of the State of New York, and the Collateral Documents and the Intercreditor Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Trustees .................................................................................................................................................................	The Bank of New York Mellon, as U.S. trustee and BNY Trust Company of Canada, as Canadian trustee.

Risk Factors ............................................................................................................................................................	You should consider carefully the risks described under “Risk Factors” in this Circular before making an investment decision.

Background to and Reasons for the Note Exchange Transaction

The Board and management believe that the Note Exchange Transaction is in the best interests of the Company and its stakeholders. The Note Exchange Transaction provides for the exchange of all Existing Notes for New Secured Notes pursuant to the Plan of Arrangement, resulting in a significant reduction of the Company’s outstanding debt obligations, significantly reduced interest costs and an extended maturity until 2022. The Note Exchange Transaction is expected to provide greater strength and stability to the Company’s capital structure, reduce its existing leverage and enhance its liquidity to allow the Company to be in a position to capitalize on future industry opportunities. The Company believes that the Note Exchange Transaction is the best available alternative to the Noteholders under the current circumstances.

Please refer to the heading “Background to and Reasons for the Note Exchange Transaction” in this Circular for a detailed summary of the background to the Note Exchange Transaction and the conditions and events that led to the Company’s decision to pursue the Note Exchange Transaction.

Reasons for Note Exchange Transaction

The Board, after careful consideration of various factors and alternatives and consultations with its financial advisor and its outside legal counsel, and having received the recommendation of the Special Committee and the MPA Opinions, has determined that the Note Exchange Transaction offers substantial benefits to Millar Western and is in the best interests of the Company and its stakeholders.

The following is a summary of the principal reasons for the recommendation of the Board that Noteholders VOTE FOR the Arrangement Resolution and the Note Exchange Transaction:

•

The Note Exchange Transaction is expected to significantly reduce the Company’s indebtedness, deleverage its capital structure and strengthen its financial position, which will create added stability for the Company and enhance the Company’s ability to respond to and capitalize on developments in the forest products industry.

•

The New Secured Notes will be secured by substantially all of the assets and property of the Company, subject to the existing first lien security over the Company’s accounts receivable and inventory granted by the Company to the Lender under the Credit Agreement.

•

The Note Exchange Transaction will reduce the principal amount of the Company's indebtedness by approximately US$97 million, reduce its annual cash interest costs by more than US$7 million and provide an extended maturity date for the New Secured Notes.

•

The proposed Note Exchange Transaction was selected after a review of a variety of other strategic alternatives, with the assistance of the Company’s legal and financial advisors, to address the Company’s highly-leveraged capital structure and position the business for future growth.

•	The Supporting Noteholder, beneficially owning approximately 36% of the Existing Notes, supports the Note Exchange Transaction and signed the Support Agreement.

•

It is a condition to implementation of the Note Exchange Transaction that the Supporting Noteholder, the Company and the Company’s sole shareholder enter into an agreement for an exchange of approximately US$41.7 million principal amount of New Secured Notes (which the Supporting Noteholder receives, including Early Consent Notes, pursuant to the Plan of Arrangement in exchange for its Existing Notes) for newly issued Common Shares of the Company representing 80% of the outstanding Common Shares in the Company, resulting in a further significant deleveraging of the Company’s capital structure.

•

The subsequent Share Exchange Transaction will reduce the principal amount of New Secured Notes by approximately US$41.7 million, further reduce the annual cash interest costs of the Company by approximately an additional US$3.75 million, and enhance the position and credit quality of the remaining New Secured Notes. Upon the completion of the Share Exchange Transaction, the principal amount of New Secured Notes outstanding will be approximately US$71 million.

•	The Note Exchange Transaction provides for fair treatment for all Noteholders.

•	The Company believes that the Arrangement is the best available alternative to the Noteholders compared to other options and alternatives available to the Company to reduce its leverage.

The actual amount debt and cash interest reductions following the Note Exchange Transaction and Share Exchange Transaction will depend on how many Noteholders receive Early Consent Notes.

MPA Opinions – The Fairness Opinion concludes that as of the date thereof, and subject to the assumptions, qualifications and limitations set out therein, the Arrangement, if completed, is fair from a financial point of view to the Company. The CBCA Opinion concludes that as of the date thereof, and subject to the assumptions, qualifications and limitations set out therein, the Noteholders receiving New Secured Notes as consideration under the Arrangement, if completed, would be in a better position, from a financial point of view, than if the Company were liquidated. Copies of the MPA Opinions are attached as Appendix F to this Circular.

Court Approval of Arrangement – The Arrangement is subject to a determination of the Court that the terms of the Arrangement are reasonable and are fair, both procedurally and substantively, to Noteholders.

Recommendation of the Board

The Board, after careful consideration of various factors and alternatives and consultations with its financial advisor and its outside legal counsel, and having received the unanimous recommendation of the Special Committee, has determined that the Note Exchange Transaction offers substantial benefits to Millar Western and is in the best interests of the Company and its stakeholders and all of the directors present at a meeting of the Board unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting. In making its determination and recommendation, the Board relied upon legal, financial and other advice and information received during the course of its deliberations.

The Share Exchange Transaction

As a condition of the implementation of the Plan of Arrangement, the Supporting Noteholder, the Company and Industries shall, prior to the Effective Date, enter into the Share Exchange Agreement, pursuant to which, conditional upon the implementation of the Arrangement, the Supporting Noteholder would agree to exchange approximately US$41.7 million principal amount of New Secured Notes that the Supporting Noteholder receives pursuant to the Arrangement (including Early Consent Notes) in respect of approximately US$75.8 million of Existing Notes beneficially owned by the Supporting Noteholder as of the date of this Circular, for newly issued Common Shares of the Company equal in the aggregate to 80% of the outstanding Common Shares of the Company after giving effect to the Share Exchange Transaction.

On March 7, 2017, the Supporting Noteholder entered into a lock-up agreement with Industries pursuant to which Industries agreed to support the Note Exchange Transaction and the Share Exchange Transaction, subject to certain terms and conditions.

Risk Factors

Risk Factors relating to the business of Company are set out in the 2016 Annual Report which is incorporated by reference into this Circular. Risk factors relating to the Note Exchange Transaction and the New Secured Notes are set out in this Circular under the heading “Risk Factors”. Noteholders should carefully consider these risk factors in considering whether to vote for or against the Arrangement.

Certain Income Tax Considerations

The Arrangement will result in certain income tax consequences to Noteholders. See “Certain Income Tax Considerations” (including “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”) for a discussion of these consequences. Noteholders should consult their own tax advisors with regard to the tax consequences to them of the Plan of Arrangement, having regard to such Noteholder’s particular circumstances.

Matters Pertaining to Voting and Eligibility for Early Consent Notes

Noteholders are urged to carefully review the description of the method for submitting voting instructions set forth in this Circular under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes”.

ANY NOTEHOLDER WHO DOES NOT PROPERLY SUBMIT ITS VOTING INSTRUCTIONS IN FAVOUR OF THE ARRANGEMENT SUCH THAT SUCH VOTING INSTRUCTIONS ARE RECEIVED BY DTC AND KINGSDALE ADVISORS PRIOR TO THE EARLY CONSENT DEADLINE WILL NOT BE ENTITLED TO RECEIVE THE EARLY CONSENT NOTES.

NOTEHOLDERS WHO VOTE AGAINST THE ARRANGEMENT OR DO NOT VOTE AT ALL WILL NOT BE ENTITLED TO RECEIVE ANY EARLY CONSENT NOTES.

A Beneficial Noteholder wishing to receive Early Consent Notes must give its voting instructions in favour of the Arrangement Resolution to its Intermediary prior to the Early Consent Deadline, or such earlier processing deadline as the Intermediary may advise. The Intermediary must submit instructions to DTC via ATOP and to Kingsdale Advisors, in each case prior to the Early Consent Deadline, in order for the Beneficial Noteholder to be eligible to receive Early Consent Notes. Noteholders can vote for or against the Arrangement until the Voting Instructions Deadline, but will not be eligible for the Early Consent Notes where voting instructions in favour of approval of the Arrangement Resolution are not received by DTC and Kingsdale Advisors prior to the Early Consent Deadline.

Intermediaries will separately aggregate Noteholder voting instructions for or against approval of the Arrangement Resolution received by them prior to the Early Consent Deadline and between the Early Consent Deadline and the Voting Instructions Deadline, and will provide the respective aggregate number of voting instructions for and against approval of the Arrangement Resolution to Kingsdale Advisors, in its capacity as scrutineer for the Meeting. Intermediaries will receive detailed instructions for reporting of voting instructions (including the form of reporting) concurrently with receiving instructions for procedures involving DTC. For clarity, Intermediaries must aggregate all voting instructions and submit to Kingsdale Advisors for the purposes of voting on the Arrangement and separately submit instructions to DTC via ATOP prior to the Early Consent Deadline for the purposes of eligibility for Early Consent Notes. Entering instructions to DTC via ATOP will not constitute a vote for the Arrangement.

Noteholders that have provided their voting instructions to vote for or against the Arrangement Resolution may revoke such instructions, subject to certain restrictions. The most recent voting instructions received by DTC and Kingsdale Advisors prior to the Early Consent Deadline will determine a Noteholder’s eligibility to receive Early Consent Notes. If a Noteholder submits voting instructions in favour of approval of the Arrangement Resolution prior to the Early Consent Deadline, such Noteholder may not subsequently revoke such voting instructions after the Early Consent Deadline has passed. Additional information with respect to the procedure for revocation of voting instructions is set forth in this Circular under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes”.

MATTERS TO BE CONSIDERED AT THE MEETING

At the Meeting, Noteholders will be asked to consider and, if thought advisable, approve the Arrangement Resolution. Subject to any further order of the Court, the vote required to pass the Arrangement Resolution is the affirmative vote of at least 66⅔% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution. The form of the Arrangement Resolution is set out at Appendix A to this Circular. If approved, the Plan of Arrangement will bind all Noteholders.

DESCRIPTION OF THE NOTE EXCHANGE TRANSACTION

The Noteholders’ claims against the Company pursuant to the Existing Notes and the Existing Indenture shall be addressed in accordance with the steps to be implemented pursuant to the Plan of Arrangement (collectively, the “Note Exchange Transaction”) described below. The following is a summary of certain of the terms of the Plan of Arrangement. For a description of the New Secured Notes, the New Indenture and the Intercreditor Agreement, see “Description of the New Secured Notes”. This summary does not purport to be complete, and reference should be made to the Plan of Arrangement.

Plan of Arrangement

The Note Exchange Transaction will be implemented through the Arrangement to be filed in respect of the Applicants under 192 of the CBCA and approved and confirmed pursuant to the Final Order pursuant to and subject to the specific terms of which the Existing Notes will be disposed of to the Company in exchange for (i) New Secured Notes in an aggregate principal amount equal to 50% of the principal amount of the Existing Notes being exchanged, plus the Early Consent Notes (with an aggregate principal amount equal to 5% of the aggregate principal amount of Existing Notes which such Early Consenting Noteholder owns on the Voting Record Date and votes in favour of the Arrangement Resolution prior to the Early Consent Deadline and not revoked), if applicable; and (ii) the Promissory Note. Immediately following the Note Exchange Transaction, the Promissory Note will be cancelled and extinguished for no consideration pursuant to the Plan of Arrangement.

The approval of the Arrangement by Noteholders (as described above) and the Final Order, taken together, will permit the implementation of the Note Exchange Transaction without the Company obtaining the approval of each affected Noteholder as would otherwise be required to effect the Note Exchange Transaction under the Existing Indenture. The implementation of the Arrangement shall be subject to and conditional upon all required Court, regulatory and other approvals, if and to the extent required and satisfaction or waiver of the conditions set forth in the Support Agreement. The Noteholders shall form a single class of creditors for the purpose of voting on the Arrangement.

The Company’s obligations to employees, customers, suppliers and governmental entities will not be affected by the Note Exchange Transaction and will continue to be satisfied in the ordinary course.

The Arrangement Agreement attached as Appendix C to this Circular contains covenants of the Company and the Subsidiary to make application to the Court to effect the Arrangement pursuant to the Plan of Arrangement, a copy of which is attached as Appendix B to this Circular.

Delivery of New Secured Notes

Subject to required approval and completion of the Arrangement, DTC, as sole registered holder of the Existing Notes on behalf of the Noteholders, will surrender for cancellation the Existing Notes to the Existing Trustee and will receive the New Secured Notes. Delivery of the New Secured Notes issuable to the Noteholders under the Arrangement will be made through the facilities of DTC. See “Description of the New Secured Notes – Book-Entry, Delivery and Form.” If the Plan of Arrangement is not approved at the Meeting, Notes segregated in ATOP will be returned to the applicable Intermediaries no later than three days following the Meeting. If the Plan of Arrangement is approved but the Note Exchange Transaction is terminated, the Existing Notes segregated in ATOP will be returned to the applicable Intermediaries no later than three days following such termination.

Fractional Interests

The New Secured Notes issued pursuant to the Plan of Arrangement shall be issued in minimum increments of US$1,000 and the amount of New Secured Notes that each Noteholder shall be entitled to under the Plan of Arrangement shall in each case be rounded down to the nearest multiple of US$1,000 without compensation therefor.

Payment of Accrued and Unpaid Interest

The Company shall make payments in cash to the Noteholders on scheduled interest payment dates in the ordinary course on account of any and all unpaid interest which has accrued under the Existing Notes from the most recently paid interest payment date on the Existing Notes up to, but excluding, the Effective Date in the same manner and amount as the Company currently pays interest on the Existing Notes under the Existing Indenture.

Summary of the Support Agreement

The following is a summary of certain of the terms of the Support Agreement. This summary does not purport to be complete. For a complete description of the below summarized terms, reference should be made to the Support Agreement, a copy of which has been filed on EDGAR at www.sec.gov.

Millar Western and the Supporting Noteholder, the beneficial owner of approximately 36% of the aggregate principal amount of the Existing Notes, have entered into the Support Agreement pursuant to which, among other things, the Supporting Noteholder has agreed with the Note Exchange Transaction and agreed, on and subject to the terms and conditions therein, to support the Note Exchange Transaction by, among other things: (i) voting in favour of the Plan of Arrangement and the Arrangement Resolution and voting against any matter or transaction that could reasonably be expected to amend or alter in a manner inconsistent with the terms of the Note Exchange Transaction, or materially delay, suspend, challenge, frustrate or hinder consummation of, the Arrangement or the Plan of Arrangement; (ii) supporting the approval of the Arrangement as promptly as practicable by the Court; (iii) not taking or omitting to take any action that would frustrate, hinder or delay the consummation of the Arrangement or the Plan of Arrangement; interfere with, delay or postpone the approval, consent, ratification, adoption or implementation of the Plan of Arrangement; (iv) waiving, now and in the future, any default or event of default under the Existing Indenture that may occur as a result of any action taken prior to any termination of the Support Agreement for (A) the commencement and/or continuation of the CBCA proceedings in conformity with the Support Agreement, or (B) the pursuit of the Arrangement, including the entering into of any related documents, in conformity with the Support Agreement (each such action, a “Transaction Related Act”), and to not take any enforcement steps (and to direct the Existing Trustee not to take any enforcement steps) in connection therewith; (v) to consent to a stay of any existing and potential defaults as a result of any Transaction Related Act(s) (and to direct the Existing Trustee to consent to such stay); (vi) use commercially reasonable efforts to perform all obligations required to be performed by it under the Support Agreement; and (vii) use commercially reasonable efforts to do all such further actions and execute and deliver such further instruments and agreements as the Company shall reasonably request to consummate or confirm the transactions provided for in the Support Agreement, including, the consummation of the Arrangement.

Pursuant to the Support Agreement, the Supporting Noteholder agreed not to, without prior consent of the Company, transfer or otherwise dispose at any time prior to the time the Support Agreement is terminated, of any of its Existing Notes or any rights or interests in respect thereof except to an Investment Affiliate or another fund that is managed, advised or sub-advised by the Supporting Noteholder or any investment manager, adviser or sub-adviser (or their affiliate) of the Supporting Noteholder for which the Supporting Noteholder has (and continues to exercise) sole voting and investment discretion with respect to the debt subject to such transfer (a “Permitted Affiliate Transferee”).

Under the Support Agreement, the Company has agreed to pursue the Note Exchange Transaction in good faith and to not solicit any alternate transaction other than the Note Exchange Transaction, provided that, until the Plan of Arrangement has been approved at the Meeting by the required majority of Noteholders, the Company is permitted to, among other things, (a) receive and negotiate any offer, proposal or request for discussions with respect to an alternate transaction from a third party (an “Alternate Proposal”) provided that the Board, on advice from the Company’s outside financial and legal advisors, has determined that the Alternate Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined below), and (b) terminate the Support Agreement and enter into a definitive agreement with any third party with respect to a Superior Proposal, provided that the Company has first consulted and reviewed such Alternate Proposal with the Supporting Noteholder.

“Superior Proposal” is defined in the Support Agreement as a bona fide, written Alternate Proposal made after the date of the Support Agreement that is executable, made available to all Noteholders on the same terms and conditions (if it involves a repurchase, redemption, exchange or amendment of any of the Notes) and in respect of which the Board determines in good faith, after having reviewed the advice of its outside legal and financial advisors, that (a) not entering into such Alternate Proposal would be inconsistent with its fiduciary duties, and (b) such Alternate Proposal would, if consummated, result in a transaction more favourable to the Company and its stakeholders from a financial point of view than the Arrangement, including providing a better recovery to Noteholders.

Additional Noteholders may execute a support agreement upon request (contact Robert J. Chadwick of Goodmans LLP at rchadwick@goodmans.ca if you are interested in reviewing and executing a support agreement).

The Company has also agreed in the Support Agreement that it will not, without the consent of the Supporting Noteholder, incur liens to secure indebtedness (except indebtedness incurred under the Credit Facility or certain other liens permitted pursuant to the Existing Indenture) or increase the total availability of $50 million under the Credit Facility for a period of two years from the date of the Support Agreement, provided that the Supporting Noteholder and its Permitted Affiliate Transferees, in the aggregate, continue to own at least US$50 million principal amount of Existing Notes. The Support Agreement permits the Company, if required for working capital purposes, to incur up to US$15 million of additional secured indebtedness (as permitted pursuant to the Existing Indenture) from and after one year after the date of the Support Agreement.

Conditions to the Note Exchange Transaction

The Note Exchange Transaction is subject to the following conditions, among others:

(a)

the Arrangement, the Final Order, the New Secured Notes, the New Indenture, and all definitive legal documentation in connection with all of the foregoing, are to be executed and delivered on terms consistent with the Support Agreement;

(b)	the Plan of Arrangement shall have been approved by the requisite majority of Noteholders in conformity with the Interim Order and the CBCA as and to the extent required by the Court;

(c)

the Plan of Arrangement shall have been approved pursuant to the Final Order on terms consistent with the Support Agreement and shall be in form and substance satisfactory to the Company and the Supporting Noteholder, each acting reasonably;

(d)

the Final Order shall have become a final order, the implementation, operation or effect of which shall not (i) have been stayed, varied in a manner not acceptable to the Company or the Supporting Noteholder, each acting reasonably, or vacated, or (ii) be subject to pending appeal or leave to appeal, and the appeal periods relating thereto shall have expired;

(e)	the Intercreditor Agreement shall have been entered into effective as of the Effective Date;

(f)	the Supporting Noteholder shall beneficially own at least $75.8 million of principal amount of Existing Notes as at the Distribution Record Date;

(g)

the Share Exchange Agreement and related documents shall have been entered into by each of the parties thereto prior to or as of the Effective Date, as applicable, and such Share Exchange Agreement and related documents shall not have been terminated;

(h)	no law shall have been passed and become effective, the effect of which makes the consummation of the Plan of Arrangement illegal or otherwise prohibited;

(i)

all conditions to implementation of the Plan set out in the Support Agreement shall have been satisfied or waived by the party in whose favour such condition was granted in accordance with the terms of the Support Agreement, and the Support Agreement with the Supporting Noteholder shall not have been terminated;

(j)	all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained;

(k)

there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application, motion or objection shall have been made to any Governmental Entity by any Person, and no action or investigation shall have been announced, threatened or commenced by any Governmental Entity or Person, in consequence of or in connection with the Plan of Arrangement that prohibits or materially restrains or impedes (or if granted would reasonably be expected to prohibit or materially restrain or impede), the Plan of Arrangement or any material part thereof or requires or purports to require a material variation of the Plan of Arrangement;

(l)

if determined necessary by the Applicants, acting reasonably, after consultation with the Supporting Noteholder, the Final Order shall have been recognized in recognition proceedings pursuant to applicable Law in the United States; and

(m)	the Effective Date shall occur by May 15, 2017 or such later date as the Company and the Supporting Noteholder may agree.

The conditions precedent to the Arrangement may be waived by the Company or the Supporting Noteholder, as applicable, in accordance with the terms of the Arrangement Agreement or the Support Agreement, as applicable.

Court Approval of the Arrangement

Before the mailing of this Circular, the Applicants obtained the Interim Order providing for the calling and holding of the Meeting and certain other procedural matters. The text of the Interim Order is set out in Appendix E to this Circular.

The Applicants intend to make an application to the Court for the Final Order in connection with the Arrangement at 9:30 a.m. (Toronto time), or as soon thereafter as counsel may be heard, on April 13, 2017 at the Courthouse, 330 University Avenue, Toronto, Ontario, or at any other date and time as the Court may direct.

Any Noteholder or other interested party who wishes to appear or be represented and/or to present evidence or arguments at the hearing of the application for the Final Order must file and serve a Notice of Appearance no later than five days before the hearing of the application for the Final Order or such other date as the Court may order, all as set out in the Interim Order, and satisfy any other requirements of the Court. In the event that the hearing is adjourned, then, subject to further order of the Court, only those persons having previously filed a Notice of Appearance pursuant to the terms of the Interim Order will be given notice of the adjourned date.

Millar Western has been advised by its Canadian legal counsel, Goodmans LLP, that the Court has broad discretion under the CBCA when making orders with respect to the Arrangement and that the Court will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The Court may approve the Arrangement, either as proposed or as amended, on the terms presented or substantially on those terms. Depending upon the nature of any required amendments and in accordance with the Plan of Arrangement, the Applicants may determine not to proceed with the Arrangement. Pursuant to the Support Agreement, the Plan of Arrangement including any amendments thereto, must be acceptable to the Company and the Supporting Noteholder.

Offers and sales of the New Secured Notes to be issued to Noteholders pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be issued in reliance upon the Section 3(a)(10) Exemption and applicable exemptions from registration or qualification under any applicable securities laws of any state of the United States in which Noteholders reside. The Section 3(a)(10) Exemption exempts from registration a security that is issued in exchange for outstanding securities, claims or property interests, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the procedural and substantive fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, and receive timely and adequate notice thereof, by a court or by a governmental authority expressly authorized by law to grant such approval. The Court will be advised at the hearing of the application for the Final Order that if the terms and conditions of the Arrangement, and the procedural and substantive fairness thereof, are approved by the Court, the Final Order will be relied upon to constitute the basis for the Section 3(a)(10) Exemption with respect to the New Secured Notes to be issued to the Noteholders pursuant to the Arrangement. To the extent state blue-sky laws are applicable to any offers or sales of the New Secured Notes made in any state or territory of the United States, Millar Western will rely on available exemptions under such laws. See “Arrangement – U.S. Securities Law Matters”.

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the Interim Order attached in Appendix E to this Circular. Pursuant to the Interim Order, the distribution of the Notice of Application and the Interim Order in this Circular constitute good and sufficient service of the Notice of Application and the Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with the Interim Order.

Effective Date

The target effective date of the Note Exchange Transaction is April 28, 2017, subject to approval of the Arrangement by the Noteholders at the Meeting and the receipt of the Final Order from the Court and any other regulatory approvals (the date on which the Arrangement is implemented being the “Effective Date”). The outside date for the Effective Date under the terms of the Support Agreement is May 15, 2017, subject to extension with the consent of the Company and the Supporting Noteholder.

EARLY CONSENT NOTES

Noteholders who, prior to the Early Consent Deadline, submit voting instructions in favour of the Arrangement Resolution and submit instructions to DTC via ATOP shall, subject to compliance with the terms and procedures described herein, receive on the Effective Date (conditional on completion of the Arrangement) the Early Consent Notes as additional consideration for their Existing Notes, which shall consist of New Secured Notes having an aggregate principal amount equal to 5% of the aggregate principal amount of Existing Notes which such Early Consenting Noteholder owns on the Voting Record Date and votes in favour of the Arrangement Resolution prior to the Early Consent Deadline.

Noteholders who submit voting instructions in favour of the Arrangement Resolution after the Early Consent Deadline will not be entitled to receive any Early Consent Notes. Noteholders who submit voting instructions against the Arrangement Resolution or do not vote at all will not be entitled to receive any Early Consent Notes. Noteholders are urged to carefully review the description of the method for submitting voting instructions set forth in this Circular under the heading “Matters Pertaining to Voting and Eligibility for Early Consent Notes” and to follow the specific instructions and procedures provided by their respective Intermediaries.

In-Person Noteholders will not be eligible to receive Early Consent Notes. See “Matters Pertaining to Voting and Eligibility For Early Consent Notes - Alternate Proxyholder and/or Attendance at the Meeting”.

Delivery of the Early Consent Notes to applicable Early Consenting Noteholders under the Arrangement will be made through the facilities of DTC to DTC participants who in turn will deliver the appropriate Early Consent Notes to the Early Consenting Noteholders pursuant to standing instructions and DTC Participant Rules and Procedures. If the Plan of Arrangement is not approved at the Meeting, Existing Notes segregated in ATOP will be returned to the applicable Intermediaries no later than three days following the Meeting. If the Plan of Arrangement is approved but the Note Exchange Transaction is terminated, the Existing Notes segregated in ATOP will be returned to the applicable Intermediaries no later than three days following such termination.

BACKGROUND TO AND REASONS FOR THE NOTE EXCHANGE TRANSACTION

Background to the Note Exchange Transaction

The following describes the general background to the Note Exchange Transaction and the conditions and events that led to the Company’s decision to pursue the Note Exchange Transaction. Based on the circumstances facing the Company, the Board believes that the Note Exchange Transaction represents the best alternative in the circumstances to improve its capital structure and reduce its leverage, with the objective of treating all stakeholders in a fair and reasonable manner.

In the winter of 2015, Industries along with senior management of the Company became increasingly concerned that, in light of pressures facing the industry, the Company’s balance sheet was over-levered. In consultation with Paul, Weiss, the Company determined to engage a financial advisor with experience in debt restructurings to assist the Company in exploring and considering potential alternatives to improve the Company’s capital structure and financial flexibility for the benefit of the Company and its stakeholders.

The Company ultimately retained PWP as its financial advisor on June 1, 2016. After an extensive review of various strategic alternatives available to the Company, and after receiving advice from PWP and the views of the Company’s sole shareholder, the Board decided to conduct a process of identifying potential new outside investors in order to recapitalize the Company. Commencing July 2016, PWP developed a shortlist of potentially interested investors and shared its recommended outreach strategy with Millar Western management and Paul, Weiss. In selecting potential investors, PWP used criteria to determine investors’ potential suitability to consummate a transaction, based largely on precedent investments, size of transaction, industry expertise and investor reputation, initially focusing on financial investors.

Subsequent to formulating its outreach strategy, PWP contacted a number of potential investors and executed 14 confidentiality agreements. In-person management presentations were provided to eight different interested parties. Despite discussions with a number of potential investors, the Company did not receive any offers for executable transactions in connection with this process.

As part of the exploration of strategic alternatives, the Company, with the assistance of PWP and its legal advisors, began to develop potential transaction structures, including a potential exchange transaction involving the Existing Notes, that would deleverage the Company’s capital structure, reduce its annual cash interest costs, and provide stability and flexibility in light of evolving industry conditions.

In September 2016, the Supporting Noteholder, through its financial advisor, contacted the Company to advise the Company that it beneficially owned a large stake in the Existing Notes. The Company and its advisors entered into discussions with the Supporting Noteholder in connection with potential strategic transactions and alternatives for the Company. In October 2016, the Company and the Supporting Noteholder entered into a non-disclosure agreement.

In December 2016, a Special Committee of the Board was formed to assist in the review of the Company’s strategic alternatives. The Special Committee hired Goodmans LLP as its legal advisors. The Special Committee met on a number of occasions during the negotiations of the terms of the Note Exchange Transaction.

In February 2017, the Company retained MPA on a fixed fee basis as an independent financial advisor to provide the MPA Opinions.

Discussions with the Supporting Noteholder and its advisors continued through January to March 7, 2017.

Following an extensive review of various options and alternatives available to the Company, and after receiving advice from its professional advisors, the Special Committee and the Board determined that the Note Exchange Transaction was the best available alternative to the Company and its stakeholders in the circumstances and authorized the Company to seek to implement the Note Exchange Transaction and the Arrangement. The Company and the Supporting Noteholder executed the Support Agreement on March 7, 2017. See “Description of the Note Exchange Transaction - Summary of the Support Agreement” for a description of the Support Agreement.

Arrangements with HSBC

The Lender has entered into a consent acknowledgment (the “Consent Acknowledgment”) with the Company pursuant to which, among other things, the Lender has consented to, and permanently waived any default under the Credit Agreement, the lease between the Lender and the Company dated June 23, 2014 and related security documents (collectively, the “Credit Documents”) in connection with the commencement of the CBCA proceedings and the pursuit and implementation of the Arrangement.

In connection with the Consent Acknowledgment, the Company has agreed to grant the Lender a second-lien security interest (subordinate to the security interest to be granted in respect of the New Secured Notes) in substantially all of the Company’s assets and property other than the Company’s present and after-acquired accounts receivable and inventory over which the Lender has an existing first-lien security interest (the “Fixed Collateral”) and the Company and the Lender have agreed to certain amendments to the Credit Agreement, including certain financial covenants.

The Consent Acknowledgment is conditional on the execution of definitive documentation, prior to or concurrently with the completion of the Arrangement, with respect to the Credit Agreement amendments, the security agreement(s) or other documents granting the Lender a security interest in the Fixed Collateral, an intercreditor agreement between the Lender and the New Trustee in respect of the New Secured Notes, and such other matters or documents as may be necessary or desirable to give effect to the Consent Acknowledgment.

Reasons for the Note Exchange Transaction

The Board, after careful consideration of various factors and alternatives and consultations with its financial advisor and its outside legal counsel, and having received the recommendation of the Special Committee and the MPA Opinions, has determined that the Note Exchange Transaction offers substantial benefits to Millar Western and is in the best interests of the Company and its stakeholders.

The following is a summary of the principal reasons for the recommendation of the Board that Noteholders VOTE FOR the Arrangement Resolution and the Note Exchange Transaction:

•

The Note Exchange Transaction is expected to significantly reduce the Company’s indebtedness, deleverage its capital structure and strengthen its financial position, which will create added stability for the Company and enhance the Company’s ability to respond to and capitalize on developments in the forest products industry.

•

The New Secured Notes will be secured by substantially all of the assets and property of the Company, subject to the existing first lien security over the Company’s accounts receivable and inventory granted by the Company to the Lender under the Credit Agreement.

•

The Note Exchange Transaction will reduce the principal amount of the Company's indebtedness by approximately US$97 million, reduce its annual cash interest costs by more than US$7 million and provide an extended maturity date for the New Secured Notes.

•

The proposed Note Exchange Transaction was selected after a review of a variety of other strategic alternatives, with the assistance of the Company’s legal and financial advisors, to address the Company’s highly-leveraged capital structure and position the business for future growth.

•	The Supporting Noteholder, beneficially owning approximately 36% of the Existing Notes, supports the Note Exchange Transaction and signed the Support Agreement.

•

It is a condition to implementation of the Note Exchange Transaction that the Supporting Noteholder, the Company and the Company’s sole shareholder enter into an agreement for an exchange of approximately US$41.7 million principal amount of New Secured Notes (which the Supporting Noteholder receives, including Early Consent Notes, pursuant to the Plan of Arrangement in exchange for its Existing Notes) for newly issued Common Shares of the Company representing 80% of the outstanding Common Shares in the Company, resulting in a further significant deleveraging of the Company’s capital structure.

•

The subsequent Share Exchange Transaction will reduce the principal amount of New Secured Notes by approximately US$41.7 million, further reduce the annual cash interest costs of the Company by approximately an additional US$3.75 million, and enhance the position and credit quality of the remaining New Secured Notes. Upon the completion of the Share Exchange Transaction, the principal amount of New Secured Notes outstanding will be approximately US$71 million.

•	The Note Exchange Transaction provides for fair treatment for all Noteholders.

•	The Company believes that the Arrangement is the best available alternative to the Noteholders compared to other options and alternatives available to the Company to reduce its leverage.

The actual amount debt and cash interest reductions following the Note Exchange Transaction and Share Exchange Transaction will depend on how many Noteholders receive Early Consent Notes.

MPA Opinions – The Fairness Opinion concludes that as of the date thereof, and subject to the assumptions, qualifications and limitations set out therein, the Arrangement, if completed, is fair from a financial point of view to the Company. The CBCA Opinion concludes that as of the date thereof, and subject to the assumptions, qualifications and limitations set out therein, the Noteholders receiving New Secured Notes as consideration under the Arrangement, if completed, would be in a better position, from a financial point of view, than if the Company were liquidiated.

Court Approval of Arrangement – The Arrangement is subject to a determination of the Court that the terms of the Arrangement are fair and reasonable, both procedurally and substantively, to Noteholders.

Alternative Transaction

If the Arrangement is not approved and implemented, the Company currently expects that it will enter into an alternative deleveraging transaction with the Supporting Noteholder involving an exchange of the Existing Notes held by the Supporting Noteholder into new secured notes of the Company (the “Alternative Transaction”) as permitted by the terms of the Existing Indenture.

RECOMMENDATION OF THE BOARD

The Special Committee met on March 7, 2017 to receive a presentation from MPA and the Company’s financial and legal advisors with respect to the terms of the proposed Arrangement and to receive the Fairness Opinions from MPA.

The Board, upon the unanimous recommendation of the Special Committee and after careful consideration of various factors and alternatives, including the foregoing Reasons for the Arrangement and the Fairness Opinion, and after consultations with its financial advisor and outside legal counsel, has determined that the Arrangement is in the best interests of the Company and its stakeholders, and all of the directors present at a meeting of the Board unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting. In making its determination and recommendation, the Board relied upon legal, financial and other advice and information received during the course of its deliberations.

MPA Opinions

The Company retained MPA as an independent financial advisor in connection with the Arrangement. The fees payable by the Company to MPA are not contingent on whether or not the Arrangement is approved and implemented.

MPA has delivered the Fairness Opinion to the Special Committee and the Board, which concludes that, as of the date thereof, and subject to the assumptions, qualifications and limitations set out therein, the Arrangement, if completed, is fair from a financial point of view to the Company.

MPA also provided the Board with the CBCA Opinion in the form described in paragraph 4.04 of Industry Canada’s Policy Statement 15-1 – Policy Concerning Arrangements under Section 192 of the CBCA dated as of May 11, 2010. The CBCA Opinion concludes that as of the date thereof, and subject to the assumptions, qualifications and limitations set out therein, the Noteholders receiving New Secured Notes as consideration under the Arrangement, if completed, would be in a better position, from a financial point of view, than if the Company were liquidated.

The full text of the MPA Opinions which set out, among other things, the assumptions made, information reviewed and matters considered by MPA in rendering the MPA Opinions, as well as the limitations and qualifications to which the opinions are subject, are attached as Appendix F to this Circular. Noteholders are urged to read the MPA Opinions in their entirety. The summaries of the MPA Opinions in this Circular are qualified in their entirety by reference to the full text of such opinions. The MPA Opinions do not constitute a recommendation to any Noteholder as to how such Noteholder should vote with respect to the Arrangement Resolution.

Credentials of MPA

MPA is an independent, partner-owned, Canadian investment banking advisory firm which specializes in providing financial advisory services to corporations and governments. MPA and its professionals have extensive expertise in preparing fairness opinions and in transactions similar to the Arrangement. The MPA Opinions represent the opinions of MPA as of the date thereof and the form and content of the MPA Opinions have been approved by a group of MPA’s directors and officers, each of whom is experienced in mergers and acquisitions, divestitures, valuations and fairness opinions.

SHARE EXCHANGE TRANSACTION

As a condition of the implementation of the Plan of Arrangement, the Supporting Noteholder, the Company and Industries shall, prior to the Effective Date, enter into an agreement (the “Share Exchange Agreement”), pursuant to which, conditional upon the implementation of the Arrangement, the Supporting Noteholder would agree to exchange approximately US$41.7 million principal amount of New Secured Notes that the Supporting Noteholder receives pursuant to the Arrangement (including Early Consent Notes) in respect of approximately US$75.8 million of Existing Notes beneficially owned by the Supporting Noteholder as of the date of this Circular, for newly issued Common Shares of the Company equal in the aggregate to 80% of the outstanding Common Shares of the Company after giving effect to the Share Exchange Transaction. The Supporting Noteholder and Industries also expect to enter into a unanimous shareholders agreement (the “Shareholders Agreement”) providing for certain governance and liquidity rights with respect to their Common Shares. Pursuant to the Shareholders Agreement, in connection with certain liquidity events, in addition to any consideration payable to Industries for the sale of its Common Shares, Industries shall also be entitled to receive a dividend-adjusted payment based on the extent to which the equity value of the Company exceeds certain pro forma thresholds (the “Excess Equity Value”), being (i) 5% of the first $50 million of Excess Equity Value and (ii) 14.5% of any additional Excess Equity Value. In addition, Industries and the Company expect to enter into an amendment (the “Amendment”) to the Corporate Services Agreement between Industries and the Company, dated as of May 13, 1998, pursuant to which the Company receives certain services from, and rents office space owned by, Industries. Such Amendment will provide for, among other things, (i) minimum payments to Industries of $250,000 per month for a term of 54 months in consideration for such services and (ii) continuation of such rental arrangements until such arrangements are terminated by either party upon 12 months written notice.

On March 7, 2017, the Supporting Noteholder entered into a lock-up agreement with Industries pursuant to which Industries agreed to support the Note Exchange Transaction and the Share Exchange Transaction, subject to certain terms and conditions.

In addition to the significant deleveraging achieved through the Arrangement, completion of the Share Exchange Transaction will reduce the Company’s outstanding indebtedness by an additional US$41.69 million and reduce its annual cash interest expenses by approximately an additional US$3.75 million. The Share Exchange Transaction will strengthen the Company’s financial position, enhance the position and credit quality of the New Secured Notes issued to other Noteholders under the Note Exchange Transaction, and add an experienced and well-resourced partner to the ownership group. Collectively, the Note Exchange Transaction and the Share Exchange Transaction will reduce the Company’s outstanding indebtedness by approximately US$140 million and reduce the Company’s cash interest costs by approximately US$11 million annually.

MATTERS PERTAINING TO VOTING AND ELIGIBILITY FOR EARLY CONSENT NOTES

Proxy Solicitation

The solicitation of proxies in respect of the Meeting will be primarily by mail, but proxies may be solicited personally or by telephone by Kingsdale Advisors, as solicitation, information and exchange agent of the Company, and directors, officers and regular employees of the Company. The Company may also cause a soliciting dealer group to be formed, and pay customary fees for such services. The Company will bear all costs of this solicitation. The Company has arranged for Intermediaries to forward the Meeting materials to beneficial owners of the Existing Notes held of record by those Intermediaries and the Company may reimburse the Intermediaries for their reasonable fees and disbursements in that regard.

Submission of Voting Instructions

Intermediaries will seek client voting instructions for or against the Arrangement and will aggregate such instructions and submit them to Kingsdale Advisors, as scrutineer of the Meeting, at each of the Early Consent Deadline and the Voting Instructions Deadline. In addition, Intermediaries who receive voting instructions in favour of the Arrangement prior to the Early Consent Deadline must submit these instructions through DTC’s ATOP system. DTC will aggregate voting instructions received from its participating Intermediaries in favour of approval of the Arrangement Resolution through DTC’s ATOP system (or such other manner of reporting aggregate voting instructions as may be acceptable to the scrutineer), which aggregate instructions shall identify and segregate the Early Consenting Noteholders. For clarity, Intermediaries must aggregate all voting instructions and submit to Kingsdale Advisors by email or mail for the purposes of voting on the Arrangement and separately submit instructions to DTC via ATOP prior to the Early Consent Deadline for the purposes of determining eligibility for Early Consent Notes. Submitting instructions to DTC via ATOP will not constitute a vote for the Arrangement. Intermediaries will receive detailed instructions for reporting voting instructions to Kingsdale Advisors, including the form of reporting, at the same time they will receive the DTC instructions. In addition, the form of reporting and reporting instructions can be received by contacting Kingsdale Advisors at contactus@kingsdaleadvisors.com or Tel: 416-867-2272 or North American Toll Free at 1-866-581-0512. The voting instructions delivered to Kingsdale Advisors will also constitute the appointment of David Anderson, Chief Financial Officer of the Company, or any such other person as he may appoint, as proxyholder to vote your Existing Notes at the Meeting.

Beneficial Noteholders

If you are a non-registered Noteholder (a “Beneficial Noteholder”) and you receive these materials through your broker, custodian, investment dealer, nominee, bank, trust company or other intermediary (“Intermediary”), you should follow the instructions provided by your Intermediary in order to vote your Existing Notes. If instructions from the Intermediary are not included as part of this information package, Noteholders are encouraged to contact their Intermediary as soon as possible. Your Intermediary may have its own deadlines that are before the deadlines disclosed in this Circular. Beneficial Noteholders should note that the only voting instructions that can be recognized and acted upon at the Meeting are those deposited by registered Noteholders (those that appear on the records of the Company as the registered holders of the Existing Notes).

As the Existing Notes are only registered in the name of DTC and held by DTC as custodian for Intermediaries, all Intermediaries are required to seek voting instructions from Beneficial Noteholders in advance of the Meeting and, to the extent applicable, the Early Consent Deadline. Only voting instructions in favour of the Arrangement and entered by Intermediaries into DTC’s ATOP system (as well as delivered separately to Kingsdale Advisors) prior to the Early Consent Deadline will receive Early Consent Notes. Every Intermediary has its own mailing procedures and provides its own return instructions to clients. If you are a Beneficial Noteholder and you receive these materials through your Intermediary, you should follow the instructions provided by your Intermediary in order to vote your Existing Notes. Your Intermediary may have its own deadlines that are before the deadlines disclosed in this Circular.

For Beneficial Noteholders, voting instructions can only be validly submitted by the Beneficial Noteholder’s Intermediary. Beneficial Noteholders must provide their voting instructions to their Intermediary as soon as possible in order to permit the Intermediary sufficient time in advance of the Early Consent Deadline and/or the Voting Instructions Deadline, as the case may be, to submit the information to DTC for the purposes of eligibility for Early Consent Notes and Kingsdale Advisors for the purposes of the vote on the Arrangement.

Please contact Kingsdale Advisors, the Company’s solicitation, information and exchange agent, at telephone: 416-867-2272 or toll-free at 1-866-581-0512 or by email at contactus@kingsdaleadvisors.com with any questions.

It is the sole and exclusive responsibility of Beneficial Noteholders to ensure that their instructions are properly submitted by their Intermediary through the ATOP system operated by DTC and to Kingsdale Advisors on or before the applicable deadlines set forth in this Circular. The Company will bear no responsibility for failure of a Beneficial Noteholder or an Intermediary to deliver the voting instructions to DTC and Kingsdale Advisors prior to the deadlines set out in this Circular.

Deadlines for Eligibility to Receive Early Consent Notes and the Voting Instructions Deadline

To be eligible to receive the Early Consent Notes, DTC, as registered holder of the Existing Notes, must be in receipt of Early Consenting Noteholders’ validly submitted instructions in favour of the Arrangement Resolution delivered by their respective Intermediaries through ATOP, prior to the Early Consent Deadline, to enable DTC to segregate eligible positions and deliver a duly completed and validly submitted instruction aggregation report to the Company promptly thereafter. Intermediaries must also aggregate and deliver voting instructions in favour of the Arrangement Resolution to Kingsdale Advisors prior to the Early Consent Deadline to enable Beneficial Noteholders to be eligible to receive the Early Consent Notes. For clarity, Intermediaries must aggregate all voting instructions and submit to Kingsdale Advisors for the purposes of voting on the Arrangement and separately submit instructions to DTC via ATOP prior to the Early Consent Deadline for the purposes of determining eligibility for Early Consent Notes. Entering instructions to DTC via ATOP will not constitute a vote for the Arrangement.

Voting instructions to vote in favour or against approval of the Arrangement Resolution must be duly submitted by Intermediaries to Kingsdale Advisors, the scrutineer for the Meeting, no later than 5:00 p.m. (Toronto time) on April 10, 2017 (being the Business Day prior to the Meeting) or, if the Meeting is adjourned or postponed, no later than 5:00 p.m. (Toronto time) on the Business Day prior to any adjournments or postponements thereof.

Beneficial Noteholders should note that their Intermediaries may have their own deadlines that are before the deadlines disclosed in this Circular. The time limit for the delivery of voting instructions for the Meeting may be extended or waived by the Company in its sole discretion without notice.

In-Person Noteholders will not be eligible to receive Early Consent Notes. See “Alternate Proxyholder and/or Attendance at the Meeting” below.

ANY NOTEHOLDER WHO DOES NOT PROPERLY SUBMIT ITS VOTING INSTRUCTIONS IN FAVOUR OF THE ARRANGEMENT SUCH THAT SUCH VOTING INSTRUCTIONS ARE RECEIVED BY DTC AND KINGSDALE PRIOR TO THE EARLY CONSENT DEADLINE WILL NOT BE ENTITLED TO RECEIVE THE EARLY CONSENT NOTES.

NOTEHOLDERS WHO VOTE AGAINST THE ARRANGEMENT OR DO NOT VOTE AT ALL WILL NOT BE ENTITLED TO RECEIVE ANY EARLY CONSENT NOTES.

Determination of Validity

All questions as to the validity, form, eligibility, correctness, completeness, accuracy and timely delivery of any voting instructions and any of the procedures described above, will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any voting instructions determined not to be in proper form, incomplete or containing errors and/or inaccuracies.

All questions as to the validity (including time of receipt) of voting instructions shall be determined by the Company in its sole discretion, which determination shall be final and binding. Neither the Company, the Intermediaries nor any other person or entity is under any duty to give notification of incorrect, incomplete or inaccurate voting instructions, or will incur any liability for failure to give any such notification.

Alternate Proxyholder and/or Attendance at the Meeting

Only a registered Noteholder is entitled to cast a vote at the Meeting. Although as a Beneficial Noteholder you may not be recognized directly at the Meeting for the purposes of voting Existing Notes registered in the name of your Intermediary, you, or a person designated by you, may attend at the Meeting as proxyholder for your Intermediary and vote your Existing Notes in that capacity.

Beneficial Noteholders who wish to appoint themselves or a person other than David Anderson, Chief Financial Officer of the Company, or any such other person as he may appoint, to attend the Meeting on their behalf (each, an “In-Person Noteholder”) are required to contact Kingsdale Advisors, the Company’s proxy solicitation, information and exchange agent, at 416-867-2272 or toll-free at 1-866-581-0512 or by email at contactus@kingsdaleadvisors.com, to request the necessary documentation required. By choosing to attend the Meeting in person or appoint a proxyholder to attend in its place, an In-Person Noteholder’s voting instructions will not be executed or tabulated until the Meeting. Accordingly, such In-Person Noteholder’s voting instructions will not have been properly delivered prior to the Early Consent Deadline and such In-Person Noteholder will NOT be eligible to receive the Early Consent Notes. If your intention is to support the Arrangement Resolution and qualify for receipt of Early Consent Notes, please provide your voting instructions to your Intermediary well ahead of the Early Consent Deadline. All documentation provided by Kingsdale Advisors to attend the Meeting in person or appoint a proxyholder must be delivered to Kingsdale Advisors, by email to: corpaction@kingsdaleadvisor.com, or fax to: either (866) 545-5580 or (416) 867-2271, or mail to: Kingsdale Advisors, The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario, M5X 1E2, in each case by no later than 10:00 a.m. (Toronto time) on April 10, 2017 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof. Persons appointed as proxyholders need not be Noteholders. Beneficial Noteholders that intend to vote in favour of the Arrangement are encouraged to submit voting instructions to their respective Intermediaries prior to the Early Consent Deadline, rather than appoint an In-Person Noteholder, in order to be eligible to receive the Early Consent Notes.

Voting by Proxyholder

The voting instructions delivered to Kingsdale Advisors will also constitute the appointment of David Anderson, Chief Financial Officer of the Company, or any such other person as he may appoint, as proxyholder to vote your Existing Notes at the Meeting. The designated proxyholder will vote the Existing Notes represented thereby in accordance with the instructions on such form on any ballot that may be called for. If you specify a choice with respect to any matter to be acted upon, your Existing Notes will be voted accordingly. The appointee form confers discretionary authority on the persons named therein with respect to any amendment to or variation of any matter identified therein and any other matter that properly comes before the Meeting.

Revocation of Votes

In addition to revocation in any other manner permitted by law, a Beneficial Noteholder who has given a voting instruction in respect of its Existing Notes may revoke it as follows:

(a)

if revoking a voting instruction in favour of approval of the Arrangement Resolution that was submitted prior to the Early Consent Deadline, then a revocation of both the voting instruction and the entitlement of such Beneficial Noteholder to receive Early Consent Notes will be deemed to be made by instructing your Intermediary to submit new voting instructions or submitting withdrawal instructions to your Intermediary at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to DTC via ATOP and to Kingsdale Advisors prior to the Early Consent Deadline. For greater certainty, if a Beneficial Noteholder submits voting instructions in favour of approval of the Arrangement Resolution prior to the Early Consent Deadline, it may not subsequently revoke such voting instructions after the Early Consent Deadline has passed;

(b)

if revoking a voting instruction against approval of the Arrangement Resolution that was submitted prior to the Early Consent Deadline, then a revocation of the voting instruction will be deemed to be made by instructing your Intermediary to submit new voting instructions or submitting withdrawal instructions. Where a Beneficial Noteholder’s new voting instructions are in favour of approval of the Arrangement Resolution, such Noteholder will only be entitled to receive Early Consent Notes if such new voting instructions are delivered to the Noteholder’s Intermediary prior to the Early Consent Deadline, which such Intermediary must then deliver to DTC via ATOP and to Kingsdale Advisors prior to the Early Consent Deadline. Where a Noteholder’s new voting instructions are received after the Early Consent Deadline but prior to the Voting Instructions Deadline, the Noteholder will not be entitled to receive Early Consent Notes but its voting instructions in favour of approval of the Arrangement Resolution will be counted in tabulating support for approval of the Arrangement Resolution at the Meeting; or

(c)

if revoking any other voting instruction in respect of the Arrangement Resolution that was submitted after the Early Consent Deadline but prior to the Voting Instructions Deadline, then a revocation of the voting instruction must be made by instructing your Intermediary to submit new voting instructions which the Intermediary must deliver prior to the Voting Instructions Deadline to Kingsdale Advisors.

For greater certainty, the foregoing subparagraphs (a), (b) and (c) shall not apply to In-Person Noteholders, and any In-Person Noteholder who wishes to effect a change or revocation of its vote shall contact Kingsdale Advisors and shall complete separate documentation in accordance with the instructions provided by Kingsdale Advisors for purposes thereof.

DESCRIPTION OF THE NEW SECURED NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions”.

Millar Western will issue the New Secured Notes under an indenture (the “Indenture”) to be entered into among itself and The Bank of New York Mellon, as U.S. trustee (the “Trustee”) and BNY Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the Trustee, the “Trustees”) in a transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Noteholders in the United States”. The terms of the New Secured Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Intercreditor Agreement because they, and not this description, define your rights as holders. Copies of the Indenture and the Intercreditor Agreement are available as set forth below under “- Additional Information”. Certain defined terms used in this description but not defined below under “- Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a New Secured Note (each, a “Holder” and, collectively, the “Holders”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The New Secured Notes will be denominated in U.S. dollars and all payments on the New Secured Notes will be made in U.S. dollars. References in this “Description of New Secured Notes” to “US$” refer to U.S. dollars, and references to “$” refer to Canadian dollars.

Brief Description of the New Secured Notes

The New Secured Notes will be:

•	senior obligations of Millar Western; and

•

secured by: (i) first-priority Liens, subject to Permitted Liens (other than clause (x) of the definition of Permitted Liens), equally and ratably with all obligations of Millar Western under any future Parity Lien Obligations, in substantially all of the assets of Millar Western now owned or hereinafter acquired, other than the Priority Lien Collateral now owned or hereinafter acquired (as described below under “- Security”); and (ii) second-priority Liens, subject to Permitted Liens, equally and ratably with all obligations of Millar Western under any future Parity Lien Obligations, in all of the Priority Lien Collateral, now owned or hereinafter acquired, that secure Obligations under the Credit Agreement and any future Priority Lien Obligations.

The New Secured Notes will rank:

•	pari passu in right of payment with all senior Indebtedness of Millar Western;

•

effectively senior to all of Millar Western’s existing and future unsecured Indebtedness, to the extent of the value of the Collateral (after giving effect to any Priority Lien Obligations and Permitted Liens);

•	senior in right of payment to any future subordinated Indebtedness of Millar Western;

•

effectively junior to existing and future Priority Lien Obligations, including under the Credit Agreement, to the extent of the value of the Priority Lien Collateral that secures such obligations on a first-priority basis; and

•

effectively junior to all obligations of Millar Western secured by Permitted Liens that are not on a parity or junior basis to the Liens securing the New Secured Notes, to the extent of the value of the assets of Millar Western subject to such Permitted Liens.

Principal, Maturity and Interest

The New Secured Notes will initially be issued in a total principal amount of up to US$115.5 million. Millar Western may issue additional New Secured Notes from time to time after the issuance contemplated hereby. Any issuance of additional New Secured Notes will be subject to all of the covenants of the Indenture. The New Secured Notes and any additional New Secured Notes subsequently issued under the Indenture will rank equally and will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Millar Western will issue the New Secured Notes in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. Assuming an Issue Date on or about April 30, 2017, the New Secured Notes will mature on April 30, 2022.

Assuming an Issue Date on or about April 30, 2017, interest on the New Secured Notes will accrue at the rate of 9.0% per annum and will be payable semi-annually in arrears on April 30 and October 30, commencing on October 30, 2017, with payments made to the Holders of record on the immediately preceding April 15 and October 15, as applicable.

Interest on the New Secured Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Secured Notes

Payment of principal, interest and premium, if any, will be made to the Holders through The Depository Trust Company (“DTC”) in accordance with DTC’s applicable procedures.

Registrar and Paying Agent for the New Secured Notes

The Trustee will initially act as paying agent and registrar for the New Secured Notes. Millar Western may change the paying agent or registrar without prior notice to the Holders, and Millar Western or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange New Secured Notes in accordance with the Indenture. The registrar and the Trustees may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of New Secured Notes. Holders will be required to pay all taxes due on transfer. Millar Western is not required to transfer or exchange any New Secured Note selected for redemption. Also, Millar Western is not required to transfer or exchange any New Secured Note for a period of 15 days before a selection of New Secured Notes to be redeemed.

Security

The obligations of Millar Western with respect to the New Secured Notes, all other Parity Lien Obligations and the performance of all other obligations of Millar Western under the Parity Lien Documents will be secured equally and ratably by: (i) second-priority Liens, subject to Permitted Liens, equally and ratably with all obligations of Millar Western under any future Parity Lien Obligations, in all of the Priority Lien Collateral, now owned or hereinafter acquired, that secure Obligations under the Credit Agreement and any future Priority Lien Obligations; and (ii) first-priority Liens, subject to Permitted Liens, equally and ratably with all obligations of Millar Western under any future Parity Lien Obligations, in substantially all of the Parity Lien Collateral, now owned or hereinafter acquired, that do not secure Obligations under the Credit Agreement or any future Priority Lien Obligations. These Parity Liens will be junior in priority to the Liens on the Collateral securing Priority Lien Obligations and subject to all other Permitted Liens. The Priority Liens will be held by a single Priority Lien Representative designated on behalf of all Priority Lien Secured Parties pursuant to the Intercreditor Agreement. The Priority Lien Representative will initially be the administrative agent under the Credit Agreement. The Collateral comprises substantially all assets and property of Millar Western, now owned or hereinafter acquired.

The Trustees shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Liens granted under the Indenture, the Collateral Documents, any other Parity Lien Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral. The actions described in clauses (i) through (iii) shall be the sole responsibility of Millar Western.

Intercreditor Agreement

The Collateral Trustee, who will initially be the Collateral Trustee under the Indenture, and the Priority Lien Representative will enter into an Intercreditor Agreement, which will establish: (i) the subordination of Liens held by the Collateral Trustee on the Priority Lien Collateral as security for the performance of the Notes Obligations and all other Parity Lien Obligations to the Liens held by the Priority Lien Representative on the Priority Lien Collateral as security for the performance of the Priority Lien Obligations, and (ii) the subordination of the Liens held by the Priority Lien Representative on Parity Lien Collateral as security for the performance of the Priority Lien Obligations to the Liens held by the Collateral Trustee on Parity Lien Collateral as security for the performance of the Notes Obligations and all other Parity Lien Obligations. The Intercreditor Agreement may be amended from time to time, without the consent of the Trustees and the Holders, to add other parties holding, or representing holders of, other Parity Lien Obligations and other Priority Lien Obligations. Pursuant to the terms of the Intercreditor Agreement, at any time at which Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Priority Lien Representative will determine the time and method by which the Liens on the Priority Lien Collateral will be enforced and the Collateral Trustee will determine the time and method by which the Liens on the Parity Lien Collateral will be enforced.

The Collateral Trustee will not be permitted to enforce the security interests against the Priority Lien Collateral even if an Event of Default under the Indenture has occurred and the New Secured Notes have been accelerated except (a) in any Insolvency or Liquidation Proceeding, as necessary or appropriate to file a claim, proof of claim, or statement of interest with respect to such notes and (b) as necessary to take any action (not adverse to the Liens securing the Priority Lien Obligations, the priority status thereof, or the rights of the Priority Lien Representative or any of the Priority Lien Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, prove, preserve, perfect or protect (but not enforce) its rights in and perfection and priority of the Parity Liens in the Priority Lien Collateral.

The Priority Lien Representative will not be permitted to enforce the security interests against the Parity Lien Collateral even if an “event of default” under the Credit Agreement or other applicable Priority Lien Document has occurred and the Priority Lien Obligations have been accelerated except (a) in any Insolvency or Liquidation Proceeding, as necessary or appropriate to file a claim, proof of claim, or statement of interest with respect to such Priority Lien Obligations and (b) as necessary to take any action (not adverse to the Liens securing the Notes Obligations or other Parity Lien Obligations, the priority status thereof, or the rights of the Collateral Trustee to exercise rights, powers and/or remedies in respect thereof) in order to create, prove, preserve, perfect or protect (but not enforce) its rights in and perfection and priority of the Priority Lien Representative’s Liens in the Parity Lien Collateral.

The Priority Lien Representative and any holders of Priority Lien Obligations and the Collateral Trustee, the Holders and any other holders of Parity Lien Obligations, respectively, may also (i) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversarial proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of such parties, as applicable, in each case in accordance with the terms of the Intercreditor Agreement, (ii) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the pledgors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of the Intercreditor Agreement or applicable law (including the Bankruptcy Law of any applicable jurisdiction), (iii) vote on any plan of reorganization that is consistent with the terms of the Intercreditor Agreement, file any proof of claim, and make other filings and any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any plan of reorganization that are, in each case, in accordance with the terms of the Intercreditor Agreement and (iv) credit bid on the Priority Lien Collateral (in the case of the Collateral Trustee, the Holders and any other holders of Parity Lien Obligations) or Parity Lien Collateral (in the case of the Priority Lien Representative and any holders of Priority Lien Obligations), in each case in accordance with Section 363(k) of the Bankruptcy Code or any similar provision in any other applicable Bankruptcy Law so long as any such credit bid provides for the immediate payment in full in cash of (A) the Priority Lien Obligations and causes a Discharge of Priority Lien Obligations (in the case of a credit bid by the Collateral Trustee on the Priority Lien Collateral) or (B) the Parity Lien Obligations and causes a Discharge of Parity Lien Obligations (in the case of a credit bid by the Priority Lien Representative on the Parity Lien Collateral) (clauses (i)-(iv) above, the “Permitted Remedies”).

The Intercreditor Agreement shall provide that: (i) unless and until the Discharge of Priority Lien Obligations has occurred, the Collateral Trustee and Holders may not receive any proceeds of the Priority Lien Collateral, and (ii) unless and until the Discharge of Parity Lien Obligations has occurred (or unless and until such requirement is waived by the Holders in accordance with “- Amendment, Supplement and Waiver”), the Priority Lien Representative and any Priority Lien Secured Party may not receive any proceeds of the Parity Lien Collateral.

At any time upon the Discharge of Priority Lien Obligations, the Collateral Trustee in accordance with the provisions of the Indenture and the Collateral Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustees and the Collateral Trustee) of the Priority Lien Collateral received by it under the Collateral Documents for the ratable benefit of the Holders and/or any other holders of Parity Lien Obligations. The proceeds from the sale of the Priority Lien Collateral remaining after the Discharge of Priority Lien Obligations may not be sufficient to satisfy the Notes Obligations and any other Parity Lien Obligations. By its nature, some or all of the Priority Lien Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Priority Lien Collateral may not be able to be sold in a short period of time, if saleable. See “Risk Factors - Risks Relating to Our Indebtedness and the New Secured Notes - The realizable value of our assets Securing the New Secured Notes may not be sufficient to pay the New Secured Notes and our other secured obligations”.

In addition, the Collateral Documents and the Intercreditor Agreement will provide that, prior to the Discharge of Priority Lien Obligations or the Parity Lien Obligations, as applicable: (1) the holders of Priority Lien Obligations, including the Collateral Trustee to the extent permitted under the Intercreditor Agreement and in accordance with applicable law, may direct the Priority Lien Representative or any receiver appointed by the Priority Lien Representative to take actions with respect to the release of Liens on the Priority Lien Collateral and the manner of realization without any consultation with or the consent of the Trustees, the Collateral Trustee or the Holders, provided that the Liens of the Collateral Trustee on any proceeds of such item of Priority Lien Collateral that remain after the Discharge of Priority Lien Obligations will attach to such proceeds (except as otherwise specified herein); (2) the Holders or other holders of Parity Lien Obligations, including the Priority Lien Representative to the extent permitted under the Intercreditor Agreement and in accordance with applicable law, may direct the Collateral Trustee or any receiver appointed by the Collateral Trustee to take actions with respect to the release of Liens on the Parity Lien Collateral and the manner of realization without consultation with or the consent of the Priority Lien Representative or any Priority Lien Secured Party, provided that the Liens of the Priority Lien Representative on any proceeds of such item of Parity Lien Collateral that remain after the Discharge of Parity Lien Obligations will attach to such proceeds (except as otherwise specified herein); (3) the Intercreditor Agreement may be amended, without the consent of the Trustees, the Collateral Trustee or the Holders, to add additional secured creditors holding other Parity Lien Obligations or other Priority Lien Obligations so long as such modifications are not prohibited by the provisions of the Indenture and the Credit Agreement; (4) in the event that the holders of the Priority Lien Obligations enter into any amendment, waiver or consent in respect of or replace any security document securing Priority Lien Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such security document or changing in any manner the rights of the holders of Priority Lien Obligations, Millar Western or any other pledgor thereunder, then such amendment, waiver, consent or replacement shall apply automatically to any comparable provision of each comparable Collateral Document in which a pledgor grants a Lien on the same collateral without the need to seek or obtain the consent of, and without the need for any action by, the Trustees, the Collateral Trustee or the Holders, provided that any such amendment, waiver, consent or replacement does not (i) materially and adversely affect the rights, duties, obligations or immunities of the Collateral Trustee and the Trustees, (ii) materially and adversely affect the rights of the Holders or their interests in the Priority Lien Collateral to a greater extent than the rights of Priority Lien Secured Parties in a like or similar manner (other than by virtue of their relative priorities and rights and obligations under the Intercreditor Agreement), (iii) remove assets subject to the Liens in favor of the Parity Lien Secured Parties or release any such Liens, except to the extent that such release is permitted or required by the Intercreditor Agreement and provided that there is a concurrent release of the corresponding Lien in favor of the Priority Lien Secured Parties or (iv) permit Liens on the Priority Lien Collateral that are not permitted under the terms of the Indenture; and (5) in the event that the Collateral Trustee and the Holders or any other holder of Parity Lien Debt enters into any amendment, waiver or consent in respect of or replace any security document securing such Notes Obligations or Parity Lien Obligations, as applicable, for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such security document or changing in any manner the rights of the Holders of Secured Notes or holders of other Parity Lien Debt, Millar Western or any other pledgor thereunder, then such amendment, waiver, consent or replacement shall apply automatically to any comparable provision of each comparable Priority Lien Document in which a pledgor grants a Lien on the same collateral without the need to seek or obtain the consent of, and without the need for any action by, the Priority Lien Representative, provided that any such amendment, waiver, consent or replacement does not (i) remove assets subject to the Liens in favor of the Priority Lien Secured Parties or release any such Liens, except to the extent that such release is permitted or required by the Intercreditor Agreement and provided that there is a concurrent release of the corresponding Lien in favor of the Collateral Trustee or other Parity Lien Secured Parties or (ii) permit Liens on the Parity Lien Collateral that are not permitted under the terms of the Indenture.

Any provider of additional extensions of credit shall be entitled to rely on the determination of officers of Millar Western that such modifications do not violate the provisions of the Indenture if such determination is set forth in an officer’s certificate delivered by Millar Western to such provider at its request; provided, however, that such determination will not affect whether or not Millar Western and each other pledgor has complied with its undertakings in the Indenture, the Collateral Documents or the Intercreditor Agreement. See “Risk Factors - Risks Relating to Our Indebtedness and the New Secured Notes - There are circumstances other than repayment or discharge of the New Secured Notes under which the priority lien collateral securing the New Secured Notes and the Guarantees will be released automatically, without your consent or the consent of the New Secured Notes trustees”.

The New Secured Notes and any other Parity Lien Obligations and the Credit Agreement and any other Priority Lien Obligations may be refinanced or amended to the extent not prohibited by the terms of the Indenture and any other Parity Lien Documents and the Credit Agreement and any other Priority Lien Documents; provided that (x) Millar Western shall deliver a notice to each Applicable Representative designating such refinancing Indebtedness as new Priority Lien Obligations or new Parity Lien Obligations, as the case may be, and identifying the agent under such Obligations (the “ICA New Agent”) and (y) the ICA New Agent shall deliver an applicable consent and acknowledgment to the Intercreditor Agreement.

Further, the Intercreditor Agreement will provide that until the Discharge of Priority Lien Obligations has occurred, if Millar Western or any Guarantors are subject to an Insolvency or Liquidation Proceeding and the Priority Lien Representative shall desire to permit the use, sale or lease of cash collateral (as defined in Section 363(a) of the Bankruptcy Code or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law) or to permit Millar Western or any other pledgor to obtain DIP Financing up to the DIP Financing Cap that is secured, in whole or in part, by Priority Lien Collateral, the Trustees and the Holders:

(1)

will raise no objection to, will not support any objection to or otherwise contest and shall be deemed to have consented to Millar Western’s use, sale or lease of cash collateral and any such DIP Financing;

(2)

will not request adequate protection or other relief in connection with any such use of cash collateral or any such DIP Financing, except as set forth in the following paragraph or in connection with the Permitted Remedies;

(3)

to the extent the liens on the Priority Lien Collateral (the “Priority Liens”) are subordinated to or are pari passu with the Liens on such Priority Lien Collateral securing any such DIP Financing, will subordinate the Liens on such Priority Lien Collateral securing the New Secured Notes to the Liens securing such DIP Financing (and all Obligations relating thereto, including any “carve-out” or administrative charge from the Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the Trustees or professionals retained by any debtor or creditors’ committee agreed to by the Priority Lien Representative or the other Priority Lien Secured Parties) and all adequate protection Liens granted to the Priority Lien Representative, on the same basis as such Liens are subordinated to the Priority Liens under the Intercreditor Agreement;

(4)

will not contest or support any other Person contesting (x) any request by the Priority Lien Representative or the holders of Priority Lien Obligations for adequate protection or (y) any objection made by the Priority Lien Representative or the holders of Priority Lien Obligations to any motion, relief, action or proceeding based on such Person claiming a lack of adequate protection;

(5)

will raise no objection to, will not support any objection to or otherwise contest any motion for relief from the automatic stay, any other stay, or from any injunction against foreclosure, power of sale or enforcement in respect of Priority Lien Obligations made by the Priority Lien Representative or any holder of Priority Lien Obligations, and, so long as the Discharge of Priority Lien Obligations has not occurred, will not seek any such relief in respect of the Priority Lien Collateral without the consent of the Priority Lien Representative or the requisite holders of Priority Lien Obligations;

(6)

will raise no objection to, will not support any objection to or otherwise contest any lawful exercise by any Priority Lien Secured Party of the right to credit bid Priority Lien Obligations under Section 363(k) of the Bankruptcy Code (or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law) or at any sale in foreclosure, power of sale or otherwise of Priority Lien Collateral;

(7)

will raise no objection to, will not support any objection to or otherwise contest any other request for judicial relief made in any court by any Priority Lien Secured Party relating to the lawful enforcement of any Lien on Priority Lien Collateral;

(8)

except as set forth below, will raise no objection to, will not support any objection to or otherwise contest any order relating to a sale of Priority Lien Collateral for which the Priority Lien Representative has consented that provides, to the extent the sale is to be free and clear of Liens, that the Priority Liens and the Liens securing the New Secured Notes will attach to the proceeds of the sale on the same basis of priority as the Priority Liens rank to the Liens securing the New Secured Notes in accordance with the Intercreditor Agreement, provided that the Trustees and the Holders may assert any objection to such sale that could be asserted by an unsecured creditor in any Insolvency or Liquidation Proceeding to the extent not inconsistent with the provisions of the Intercreditor Agreement; and

(9)

prior to the Discharge of the Priority Lien Obligations, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law) senior to or on a parity with the Priority Liens for costs or expenses of preserving or disposing of any Priority Lien Collateral and waives any claim it may now or hereafter have arising out of the election by any Priority Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code (or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law).

Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the Priority Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code (or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law), then the Collateral Trustee or the Trustees, each on behalf of itself or any Holder may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority administrative claim (as applicable), which Lien or superpriority claim (as applicable) is junior and subordinated to the Priority Liens and claims with respect thereto and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the New Secured Notes are so junior and subordinated to the Priority Liens and claims with respect thereto under the Intercreditor Agreement and (ii) in the event the Collateral Trustee or the Trustees, each on behalf of itself or any Holder receives adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then the Collateral Trustee or the Trustees, each for itself or on behalf of any Holder, agrees that the applicable holders of Priority Lien Obligations shall also be granted a senior Lien on such additional or replacement collateral and/or a superpriority administrative claim (as applicable) as security for the applicable Priority Lien Obligations and any such DIP Financing and/or a superpriority administrative claim (as applicable), and any Lien on such additional or replacement collateral securing the New Secured Notes and/or superpriority administrative claim granted thereto as adequate protection shall be junior and subordinated to the Liens on such collateral securing the Priority Lien Obligations and claims with respect thereto and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Priority Lien Secured Parties as adequate protection, on the same basis as the other Liens securing the New Secured Notes and claims with respect thereto are so junior and subordinated to the Priority Liens and claims with respect thereto under the Intercreditor Agreement. See “Risk Factors - Risks Relating to Our Indebtedness and the New Secured Notes - Certain Bankruptcy and insolvency laws may impair the New Secured Notes trustees’ ability to enforce remedies under the New Secured Notes”. Without limiting the generality of the foregoing, to the extent that the holders of the Priority Lien Obligations are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Trustees and the Holders shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the holders of the Priority Lien Obligations to object.

In addition, the Intercreditor Agreement will provide that until the Discharge of Parity Lien Obligations has occurred, if Millar Western or any Guarantors are subject to an Insolvency or Liquidation Proceeding and the Collateral Trustee shall desire to permit the use, sale or lease of Parity Lien Collateral or to permit Millar Western or any other pledgor to obtain DIP Financing up to the DIP Financing Cap that is secured, in whole or in part, by Parity Lien Collateral, the Priority Lien Representative shall be bound by the same provisions that bind the Collateral Trustee (as set forth in the preceding two paragraphs) with respect to the use, sale or lease of Priority Lien Collateral in an Insolvency or Liquidation Proceeding or incurrence of DIP Financing that is secured, in whole or in part by Priority Lien Collateral in an Insolvency or Liquidation Proceeding.

None of the Collateral Trustee, Trustees or any holder of the New Secured Notes shall oppose or seek to challenge any claim by the Priority Lien Representative or any holder of Priority Lien Obligations for allowance in any Insolvency or Liquidation Proceeding of Priority Lien Obligations consisting of post-petition claims, under Section 506(b) of the Bankruptcy Code (or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law) or otherwise, without regard to the existence of the Parity Liens on the Priority Lien Collateral. Neither the Priority Lien Representative nor any holder of the Priority Lien Obligations shall oppose or seek to challenge any claim by the Trustees or any holder of the New Secured Notes for allowance in any Insolvency or Liquidation Proceeding of Notes Obligations consisting of Post-Petition Claims, under Section 506(b) of the Bankruptcy Code (or any similar or analogous provision in, or similar or analogous order made pursuant to, any applicable Bankruptcy Law) or otherwise without regard to the existence of the Liens held by the Priority Lien Representative on the Parity Lien Collateral.

Subject to the terms of the Collateral Documents, Millar Western will have the right to remain in possession and retain exclusive control of the Collateral securing the New Secured Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom. See “Risk Factors - Risks Relating to Our Indebtedness and the New Secured Notes - The rights of holders of the New Secured Notes to the collateral securing the New Secured Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral”.

Provisions of the Indenture Relating to Relative Rights

Nothing in the Indenture or the Collateral Documents will:

(1)

impair, as among Millar Western and the Holders, the right of Holders to institute suit for the payment of principal of, and premium, if any, and interest, if any, on the New Secured Notes in accordance with their terms or any other obligation of Millar Western or any Guarantor;

(2)	subject to the Intercreditor Agreement, affect the relative rights of Holders as against any other creditors of Millar Western or any Guarantor (other than holders of Priority Liens or Parity Liens);

(3)

restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the caption “- Intercreditor Agreement”);

(4)

restrict or prevent any Holder or the Collateral Trustee from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the enforcement and insolvency provisions described under the caption “- Intercreditor Agreement”; or

(5)

restrict or prevent any Holder or the Collateral Trustee from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the enforcement and insolvency provisions described under the caption “- Intercreditor Agreement”.

Release of Liens Securing the New Secured Notes

The Indenture will provide that Liens on Collateral will be entitled to be released under any one or more of the following circumstances:

•

in connection with a sale or other disposition of Collateral to a Person that is not Millar Western or a Guarantor to the extent not prohibited under the covenant described under “- Offers to Repurchase by Millar Western - Asset Sales” below;

•

if such Collateral is released under the Credit Agreement and all other Priority Lien Debt and Parity Lien Debt (except if such release is pursuant to, or as a result of, a complete payment under such other obligation);

•	in the event that the owner of such Collateral is designated an Unrestricted Subsidiary in compliance with the other terms of the Indenture;

•	in the event of the defeasance or discharge of the Indenture as described under “- Legal Defeasance and Covenant Defeasance” and “- Satisfaction and Discharge” below;

•

in the event that the owner of such Collateral ceases to be a Guarantor in accordance with the Indenture; provided that no continuing Event of Default relating to Millar Western’s failure to make required payments on the New Secured Notes exists;

•	as described under “- Amendment, Supplement and Waiver” below; or

•	otherwise as provided in the Intercreditor Agreement.

Guarantees

Under the circumstances described under “- Certain Covenants - Limitations on Subsidiaries”, the New Secured Notes may in the future be fully and unconditionally guaranteed by Restricted Subsidiaries of Millar Western, as Guarantors. As of the Issue Date after giving effect to the Transactions, Millar Western will have no Subsidiaries and there will be no Guarantors.

The Guarantors will guarantee all of the obligations of Millar Western under the Indenture, including its obligation to pay principal, interest and premium, if any, with respect to the New Secured Notes. The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. We cannot assure you that this limitation will protect the Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Guarantees would suffice, if necessary, to pay the New Secured Notes in full when due. In a 2009 case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety. The United States Court of Appeals for the Eleventh Circuit subsequently affirmed the liability findings of the bankruptcy court without ruling directly on the enforceability of such savings clauses generally. If the decision of the bankruptcy court were followed by other courts, the risk that the Guarantees would be deemed fraudulent conveyances would be significantly increased. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a proportional amount based on the net assets of each Guarantor, determined in accordance with GAAP.

A Guarantor shall be released from all of its obligations under its Guarantee if:

•

all or substantially all of its assets are sold or otherwise disposed of or its Capital Stock is sold or otherwise disposed of in a transaction after which such Guarantor is no longer a Subsidiary of Millar Western, in each case in a transaction in compliance with “- Offers to Repurchase by Millar Western - Asset Sales” below;

•	it merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with “- Merger, Consolidation or Sale of Assets” below;

•	it is designated an Unrestricted Subsidiary in compliance with the other terms of the Indenture; or

•

upon legal defeasance or satisfaction and discharge of the Indenture in compliance with the provisions described under “- Legal Defeasance and Covenant Defeasance” and “- Satisfaction and Discharge” below;

and in each case such Guarantor has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Additional Amounts

All payments made by Millar Western under or with respect to the New Secured Notes, or by any Guarantor pursuant to the Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, the “Taxes”), unless Millar Western or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Millar Western or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the New Secured Notes, Millar Western or such Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder (an “Excluded Holder”):

(1)	with which Millar Western or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(2)

which is subject to such Taxes by reason of the Holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some present or former connection with, Canada or any province or territory thereof, otherwise than by the mere acquisition, holding, enforcement or disposition of the New Secured Notes or the receipt of payments thereunder;

(3)

for or on account of any taxes imposed or deducted or withheld by reason of the failure of the Holder or beneficial owner of the New Secured Notes to complete, execute and deliver to Millar Western any form or document, to the extent applicable to such Holder or beneficial owner, that may be required by law (including any applicable tax treaty) or by reason of administration of such law and which is reasonably requested in writing (made at a time that would enable the Holder or beneficial owner, acting reasonably, to comply with that request, and in all events, at least 30 days before the date on which payment under or with respect to the New Secured Notes is due and payable) to be delivered to Millar Western in order to enable Millar Western to make payments on the New Secured Notes without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 30 days of a written request therefor by Millar Western;

(4)	for or on account of any estate, inheritance, gift, sales, capital, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(5)

for or on account of any tax, duty, assessment or other governmental charge that is payable otherwise than by deduction or withholding from payments under or with respect to the New Secured Notes (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada), or any similar successor provision);

(6)

where the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the New Secured Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later;

(7)

if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the Holder thereof;

(8)

that is a “specified non-resident shareholder” of Millar Western or a non-resident person who does not deal at arm’s length with a specified shareholder of Millar Western, both for the purposes of subsection 18(5) of the Income Tax Act (Canada);

(9)

in respect of amounts imposed as a result of the failure of the Holder or beneficial owner to properly comply with its obligations imposed under the Income Tax Act (Canada) as a result of the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada); or

(10)	any combination of items (1) through (9) above.

Millar Western or such Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

Millar Western or the Guarantor will furnish the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Millar Western or such Guarantor. Millar Western or any Guarantor will, upon written request of a Holder (other than an Excluded Holder), reimburse each such Holder for the amount of (x) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the New Secured Notes, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) but excluding any such Taxes on such Holder’s net income so that the net amount received by such Holder (net of payments made under or with respect to the New Secured Notes) after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the New Secured Notes is due and payable, if Millar Western or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, Millar Western or such Guarantor will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture or in this “Description of New Secured Notes” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, Asset Sale Payment, interest or any other amount payable under or with respect to any Secured Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption

Optional Redemption

On or after the Issue Date, Millar Western may redeem all or a part of the New Secured Notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the New Secured Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on the Redemption Price Change Day of the years indicated below:

Year	Percentage
2017	109.000%

2018	104.500%

2019	102.250%

2020 and thereafter	100.000%

Millar Western may acquire New Secured Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Redemption for Changes in Canadian Withholding Taxes

Millar Western may redeem all, but not less than all, of the New Secured Notes at any time at 100% of the aggregate principal amount of the New Secured Notes, plus accrued and unpaid interest, if any, on the New Secured Notes redeemed to the applicable redemption date, if Millar Western has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the New Secured Notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the Issue Date.

Mandatory Redemption

Millar Western is not required to make mandatory redemption or sinking fund payments with respect to the New Secured Notes.

Selection and Notice

If less than all of the New Secured Notes are to be redeemed at any time, the New Secured Notes will be selected for redemption as follows:

(1)	if the New Secured Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the New Secured Notes are listed; or

(2)	if the New Secured Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate;

it being understood that as long as the New Secured Notes are held through DTC, the method of selection shall be determined by DTC in accordance with applicable DTC procedures.

No New Secured Notes of US$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail, or sent electronically if the New Secured Notes are held through DTC, at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date, or sent electronically if the New Secured Notes are held through DTC, if the notice is issued in connection with a defeasance of the New Secured Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any New Secured Note is to be redeemed in part only, the notice of redemption that relates to that New Secured Note will state the portion of the principal amount of that New Secured Note that is to be redeemed. A new New Secured Note in principal amount equal to the unredeemed portion of the original New Secured Note will be issued in the name of the Holder upon cancellation of the original Secured Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Secured Notes or portions of them called for redemption.

Offers to Repurchase by Millar Western

Change of Control

If a Change of Control occurs, unless Millar Western has previously or concurrently exercised its right to redeem all of the New Secured Notes in compliance with the provisions described under “- Redemption” above, Millar Western will make an offer to repurchase all outstanding New Secured Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Millar Western will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Secured Notes repurchased plus accrued and unpaid interest, if any, on the New Secured Notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, Millar Western will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Secured Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is sent, pursuant to the procedures required by the Indenture and described in the notice. Millar Western will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Secured Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Millar Western will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Millar Western will, to the extent lawful:

(1)	accept for payment all New Secured Notes or portions of New Secured Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Secured Notes or portions of New Secured Notes properly tendered; and

(3)

deliver or cause to be delivered to the Trustee the New Secured Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Secured Notes or portions of New Secured Notes being purchased by Millar Western.

The paying agent will promptly provide to each Holder properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Secured Note equal in principal amount to any unpurchased portion of the New Secured Notes surrendered, if any; provided that each new New Secured Note will be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof.

Millar Western will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Millar Western to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that Millar Western repurchase or redeem the New Secured Notes in the event of a takeover, recapitalization or similar transaction.

Millar Western will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer or similar offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Millar Western and purchases all New Secured Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Millar Western and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require Millar Western to repurchase its New Secured Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Millar Western and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions of the Indenture relating to Millar Western’s obligations to make a Change of Control Offer may be waived, modified or terminated prior to the occurrence of the triggering Change of Control with the written consent of the Holders of a majority in principal amount of the New Secured Notes then outstanding.

Asset Sales

Millar Western will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale in any single transaction or series of related transactions unless:

(1)

Millar Western (or the Restricted Subsidiary, as the case may be) receives consideration (including release of liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of; and

(2)

at least 75% of the consideration received in the Asset Sale by Millar Western or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Replacement Assets, in each case received at the time of such sale or other disposition. For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on Millar Western’s or such Restricted Subsidiary’s most recent balance sheet, of Millar Western or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Secured Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Millar Western or such Restricted Subsidiary from further liability; and

(b)

any securities, notes or other obligations received by Millar Western or any such Restricted Subsidiary from such transferee that are within 180 days converted by Millar Western or such Restricted Subsidiary into cash, to the extent of the cash or Cash Equivalents received in that conversion.

With respect to any Asset Sale, the determination of compliance with clauses (1) and (2) above may be made, at Millar Western’s option, on either the date such Asset Sale is consummated or the date the agreement with respect to such Asset Sale is entered into.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Millar Western or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1)	to repay Priority Lien Obligations and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay, redeem or repurchase any Indebtedness of a Restricted Subsidiary;

(3)

to reduce Parity Lien Obligations of Millar Western or a Restricted Subsidiary; provided that Millar Western shall equally and ratably reduce obligations under the New Secured Notes in compliance with the provisions described under “- Optional Redemption” above, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their New Secured Notes at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of New Secured Notes that would otherwise be prepaid; or

(4)

to purchase Replacement Assets or make a capital expenditure; a binding commitment to make a purchase or capital expenditure referred to in this clause (4) shall be treated as a permitted application of Net Proceeds from the date of such commitment; provided, that (i) such purchase or capital expenditure is consummated within 180 days of the end of the 365-day period referred to at the beginning of this sentence and (ii) if such purchase or capital expenditure is not consummated within the period set forth in subclause (i) or such binding commitment is terminated, the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any Net Proceeds, Millar Western or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$20.0 million, Millar Western will make an offer (an “Asset Sale Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the New Secured Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of New Secured Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided, that in the case of Net Proceeds of Collateral that constitute Excess Proceeds, any such pari passu Indebtedness shall mean Parity Lien Debt. In the Asset Sale Offer, Millar Western will offer a payment (an “Asset Sale Payment”) in cash equal to or above 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Millar Western or such Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of New Secured Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the New Secured Notes and Millar Western will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Millar Western may elect to make an Asset Sale Offer prior to the completion of the 365-day period specified above and/or prior to the Excess Proceeds exceeding US$20.0 million, in which case, Millar Western’s obligations with respect to such Net Proceeds under this covenant shall be deemed satisfied after completion of such Asset Sale Offer.

Millar Western will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Millar Western will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The Credit Agreement contains, and future agreements may contain, restrictions on certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the New Secured Notes. The exercise by the Holders of their right to require Millar Western to repurchase the New Secured Notes upon a Change of Control or an Asset Sale could cause a default under the Credit Agreement or these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Millar Western. In the event a Change of Control or Asset Sale occurs at a time when Millar Western is prohibited from purchasing New Secured Notes, Millar Western could seek the consent of its senior lenders to the purchase of New Secured Notes or could attempt to refinance the borrowings that contain such prohibition. If Millar Western does not obtain consent or repay those borrowings, Millar Western will remain prohibited from purchasing New Secured Notes. In that case, Millar Western’s failure to purchase tendered New Secured Notes would constitute an Event of Default under the Indenture that could, in turn, constitute a default under the other Indebtedness. Finally, Millar Western’s ability to pay cash to the Holders upon a repurchase may be limited by Millar Western’s then-existing financial resources. See “Risk Factors - Risks Relating to Our Indebtedness and the New Secured Notes - We may be unable to purchase the New Secured Notes in the event of a change of control.”

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Additional Indebtedness

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including, without limitation, any Acquired Indebtedness); provided that Millar Western or any Restricted Subsidiary may incur Indebtedness (including any Acquired Indebtedness) if Millar Western’s Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.

Notwithstanding the foregoing, the following items of Indebtedness may be incurred (collectively, “Permitted Indebtedness”):

(1)	Indebtedness of Millar Western or any Restricted Subsidiary arising under or in connection with Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $80.0 million;

(2)	Indebtedness under the New Secured Notes and any Guarantees to be issued on the Issue Date;

(3)	Indebtedness (other than pursuant to clause (1) and (2) of this definition) which is outstanding on the Issue Date after giving effect to the Transactions;

(4)

Indebtedness of Millar Western owed to and held by any Restricted Subsidiary that is unsecured and subordinated in right of payment to the payment and performance of Millar Western’s obligations under the Indenture and the New Secured Notes and Indebtedness of any Restricted Subsidiary owed to and held by Millar Western or another Restricted Subsidiary; provided that:

(a)

any sale or other disposition of any Indebtedness (other than the granting of a Lien permitted under the Indenture, but excluding the forfeiture of such Indebtedness) of Millar Western or any Restricted Subsidiary referred to in this clause (4) to a Person (other than Millar Western or a Restricted Subsidiary);

(b)

any sale or other disposition of Capital Stock (other than the granting of a Lien permitted under the Indenture, but excluding the forfeiture of such Capital Stock) of any Restricted Subsidiary that holds Indebtedness of Millar Western or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary; and

(c)	the Designation of a Restricted Subsidiary that holds Indebtedness of Millar Western or any other Restricted Subsidiary as an Unrestricted Subsidiary;

shall be deemed to be an incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(5)

Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire, construct or improve Property (including shares of Capital Stock of a Person holding such Property) in the ordinary course of business in an aggregate principal amount outstanding not to exceed, together with all other Indebtedness outstanding under this clause (5), including Refinancing Indebtedness in respect thereof, at the time of any such incurrence and after giving pro forma effect thereto, 7.5% of the consolidated tangible assets of Millar Western and its Restricted Subsidiaries as of the end of the most recent fiscal quarter after giving pro forma effect thereto for which consolidated financial statements are available ending on or prior to the date of determination;

(6)	Indebtedness under Interest Rate Agreements not incurred for speculative purposes as determined in good faith by Millar Western;

(7)	Indebtedness under Currency Agreements or Commodity Agreements not incurred for speculative purposes as determined in good faith by Millar Western;

(8)

Indebtedness of Millar Western or any Restricted Subsidiary in respect of reimbursement obligations relating to undrawn standby letters of credit issued for the account of Millar Western or such Restricted Subsidiary, as the case may be, in the ordinary course of business;

(9)

Indebtedness of Millar Western or any Restricted Subsidiary in respect of bid, performance, surety and appeal bonds, statutory obligations or other obligations of a like nature provided in the ordinary course of business;

(10)	additional Indebtedness of Millar Western or a Restricted Subsidiary not to exceed US$20.0 million in aggregate principal amount at any one time outstanding;

(11)	Refinancing Indebtedness;

(12)	the guarantee by Millar Western or any of the Guarantors of Indebtedness of Millar Western or a Guarantor that was permitted to be incurred by another provision of this covenant;

(13)

the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided, in each such case, that the amount thereof is included in the Consolidated Fixed Charges of Millar Western as accrued;

(14)

Indebtedness of Millar Western or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, Capital Stock;

(15)

Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by Millar Western or any Restricted Subsidiary, or merged or consolidated with or into Millar Western or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person or assets is/are acquired by Millar Western or a Restricted Subsidiary, or merged or consolidated with Millar Western or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness, either (i) Millar Western would have been able to incur US$1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; or (ii) Millar Western’s Consolidated Fixed Charge Coverage Ratio would be greater than or equal to such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(16)	the incurrence of Indebtedness by Millar Western to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the New Secured Notes;

(17)

the incurrence of Indebtedness by Millar Western or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 30 days of incurrence; and

(18)	Bank Product Obligations not incurred for speculative purposes as determined in good faith by Millar Western.

For purposes of determining compliance with this “Limitation on Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness (or portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Millar Western will be permitted to classify or reclassify such item of Indebtedness (or portion thereof) in any manner that complies with this covenant.

For purposes of determining any particular amount of Indebtedness, (x) guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness.

For purposes of determining compliance with any Canadian dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the Canadian dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this covenant and for the avoidance of doubt, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies which occur subsequent to the date that such Indebtedness was incurred as permitted by this covenant.

Limitation on Restricted Payments

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or any other distribution or payment on Capital Stock of Millar Western or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of Millar Western or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of Millar Western, and (y) in the case of Restricted Subsidiaries of Millar Western, dividends or distributions payable to Millar Western or to a Restricted Subsidiary);

(b)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of Millar Western (other than Capital Stock owned by Millar Western or a Restricted Subsidiary) or any Capital Stock of any direct or indirect parent of Millar Western;

(c)

make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Millar Western or any Guarantor which is subordinated in right of payment to the New Secured Notes or such Guarantor’s Guarantee, as the case may be (other than any subordinated Indebtedness held by Millar Western or any Restricted Subsidiary or any such Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity in each case due within one year of the date of acquisition); or

(d)	make any Investment other than a Permitted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2)

immediately after giving pro forma effect to such Restricted Payment, Millar Western could incur US$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the “ Limitation on Additional Indebtedness” covenant above; and

(3)	immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum (without duplication) of:

(a)

50% of Millar Western’s cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) for the period beginning on the first day of Millar Western’s fiscal quarter commencing prior to the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (treating such period as a single accounting period);

(b)

100% of the aggregate net cash proceeds and the Fair Market Value of property received by Millar Western as a contribution to its common equity capital or from the issuance or sale after the Issue Date and consummation of the Share Exchange Transaction (other than to a Restricted Subsidiary) of (A) Capital Stock (other than Disqualified Capital Stock) of Millar Western or (B) any Indebtedness or other securities of Millar Western that have been converted, exercised or exchanged into Capital Stock (other than Disqualified Capital Stock) of Millar Western;

(c)

without duplication of any amounts included in clause (3)(a) above, so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of “Restricted Subsidiary”, Millar Western’s proportionate interest in an amount equal to the Fair Market Value of Millar Western’s interest in such Subsidiary; and

(d)

with respect to Investments made by Millar Western and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from the payment to Millar Western or any Restricted Subsidiary of dividends, loans or advances or from the receipt of net cash proceeds from the sale of any such Investment or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee).

In determining the amount of any Restricted Payment, cash distributed or invested shall be valued at the face amount thereof and Property other than cash shall be valued at its Fair Market Value.

The provisions of this covenant shall not prevent:

(1)

the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the New Secured Notes or any Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would comply with the provisions of the Indenture;

(2)

the making of any Restricted Payment made in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of shares of Capital Stock of Millar Western (other than Disqualified Capital Stock); provided that any such net cash proceeds are excluded from clause (3)(b) of the immediately preceding paragraph for the purposes of this calculation (and were not included therein at any time);

(3)

the redemption, repayment or retirement of Indebtedness of Millar Western or any Guarantor subordinated to the New Secured Notes or such Guarantor’s Guarantee, as the case may be, in exchange for, by conversion into, or out of the net cash proceeds of, a substantially concurrent sale or incurrence of Indebtedness of Millar Western or such Guarantor, as the case may be (other than any Indebtedness owed to a Restricted Subsidiary), that is contractually subordinated in right of payment to the New Secured Notes or such Guarantor’s Guarantee, as the case may be, to at least the same extent as the Indebtedness being redeemed, repaid or retired;

(4)

the retirement of any shares of Disqualified Capital Stock of Millar Western or a Restricted Subsidiary by conversion into, or by exchange for, other shares of Disqualified Capital Stock of Millar Western or such Restricted Subsidiary, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of other shares of Disqualified Capital Stock of Millar Western or such Restricted Subsidiary;

(5)

(x) the purchase, redemption or other acquisition for value of shares of Capital Stock of Millar Western held by employees, officers or directors (or their estates or beneficiaries under their estates) of Millar Western, provided that the aggregate cash consideration paid pursuant to this clause (5)(x) does not exceed US$2.0 million per year subsequent to the Issue Date; and (y) the purchase, redemption, acquisition or other retirement for nominal value of any rights issued in accordance with the Indenture and granted pursuant to any shareholders’ rights plan approved by the Board of Directors of Millar Western;

(6)	the payment of any dividend by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants;

(8)	the payment of cash in lieu of fractional Capital Stock of Millar Western;

(9)

payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, amalgamation, consolidation or transfer of assets that complies with the provisions described under “- Merger, Consolidation or Sale of Assets” below;

(10)

so long as no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such action, payments of (A) dividends on, and (B) the repurchase, redemption, retirement or acquisition at the scheduled maturity, scheduled repayment or scheduled sinking fund date of, Disqualified Capital Stock or Preferred Stock of a Restricted Subsidiary the incurrence of which was permitted by the Indenture;

(11)

so long as no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such action, payment of up to 6% of the net proceeds received by Millar Western in connection with the initial public offering of its Capital Stock;

(12)	payments or distributions of Capital Stock or assets of an Unrestricted Subsidiary;

(13)

(a) the reimbursement of expenses incurred by the Sponsor or other payments required to be made by Millar Western in connection with the Transactions or (b) reimbursement of expenses incurred or payment for services rendered by the Sponsor in an aggregate amount not to exceed US$500,000 in any one fiscal year; and

(14)

so long as no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such action, payment of other Restricted Payments from time to time in an aggregate amount not to exceed US$20.0 million.

In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) (but only if the declaration thereof has not been counted in a prior period) and (5) of this paragraph shall be included in such calculation and clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (13) and (14) of this paragraph shall not be included in such calculation.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment (or payment or other transaction that, except for being a transaction expressly excluded from clauses (A), (B) and (C) of the first paragraph of this covenant, or a Permitted Investment, would constitute a Restricted Payment) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (14) of the third paragraph of this covenant, or is permitted pursuant to the first paragraph of this covenant or is a Permitted Investment, Millar Western will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later reclassify such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this covenant.

For the avoidance of doubt, an increase or decrease in the stated capital of Millar Western shall not constitute a Restricted Payment.

Limitation on Liens

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind securing Indebtedness upon or with respect to any property or assets of Millar Western or any of its Restricted Subsidiaries (other than a Permitted Lien), unless the New Secured Notes are equally and ratably secured with (or on a senior basis to) the obligations so secured until such obligations are no longer secured by such Lien; provided, that if the obligations so secured are Priority Lien Obligations, the New Secured Notes shall be secured by Priority Liens; provided, further that if the obligations so secured are subordinated in right of payment by their terms to the New Secured Notes or Guarantees, the Lien securing such obligation will also be subordinated in priority by its terms to the Lien securing the New Secured Notes or the Guarantee to at least the same extent.

In addition, if Millar Western or any Restricted Subsidiary, directly or indirectly, creates, incurs or assumes any Lien securing the Credit Agreement or any other Priority Lien Obligations or Parity Lien Obligations (in each case, a “Predecessor Lien”), Millar Western or such Guarantor will, within 30 days of the creation, incurrence or assumption of the Predecessor Lien, grant at least a Parity Lien, subject to Permitted Liens, upon such property or asset as security for the New Secured Notes and the Guarantees pursuant to the Indenture for so long as such Predecessor Lien remains outstanding such that, (i) with respect to any Predecessor Lien on Priority Lien Collateral, the Holders have at least a second-priority Lien on such Priority Lien Collateral and (ii) with respect to any Predecessor Lien on Parity Lien Collateral, the Holders have a first-priority Lien on such Parity Lien Collateral.

For purposes of determining compliance with this covenant, (1) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (2) in the event that a Lien securing an item of Indebtedness or Disqualified Capital Stock (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, Millar Western may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” (or any portion thereof) and in such event such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses (or any portion thereof) or pursuant to the first paragraph of this covenant.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

Limitation on Transactions with Affiliates

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless:

(1)	such Affiliate Transaction is between or among Millar Western and its Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(2)

the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Millar Western or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties.

In any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of US$10.0 million which is not permitted under clause (1) of the immediately preceding sentence, Millar Western must obtain a resolution of the disinterested members of the Board of Directors of Millar Western certifying that they have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with clause (2) of the immediately preceding sentence. In addition, in any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of US$20.0 million which is not permitted under clause (1) of the second preceding sentence, Millar Western must obtain a written opinion from an Independent Financial Advisor that such transaction or transactions are fair to Millar Western or such Restricted Subsidiary, as the case may be, from a financial point of view or comply with clause (2) above; provided that the provisions of this sentence shall not apply to the sale of inventory in the ordinary course of business.

The foregoing provisions will not apply to:

(1)	any Permitted Investment or Restricted Payment made in compliance with the provisions described under “- Limitation on Restricted Payments” above;

(2)

reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of Millar Western or any Restricted Subsidiary as determined in good faith by Millar Western’s Board of Directors or senior management;

(3)

transactions pursuant to agreements or arrangements in effect on the Issue Date or executed in connection with the Transactions, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to Millar Western and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(4)	sales of Capital Stock of Millar Western (other than Disqualified Capital Stock) to Affiliates of Millar Western;

(5)	the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof;

(6)	customary shareholders and registration rights agreements among Millar Western and its shareholders;

(7)

agreements providing for the provision of administrative, treasury, accounting, management or other similar corporate services or engineering or similar services by Millar Western or any Restricted Subsidiary to an Affiliate; provided that any such agreement shall (i) have terms that are not materially less favorable taken as a whole to Millar Western or such Restricted Subsidiary than agreements of such Person with an Affiliate providing for similar services as in effect on the Issue Date or (ii) comply with the requirements of the first paragraph of this covenant;

(8)	transactions with a Person that is an Affiliate of Millar Western solely because Millar Western owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(9)

transactions under agreements or arrangements with customers or suppliers on terms at least as favorable which could be obtained by Millar Western or a Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s length basis between unaffiliated parties; and

(10)	an increase or decrease in the stated capital of Millar Western..

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions to Millar Western or any Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits;

(2)	repay any Indebtedness or any other obligation owed to Millar Western or any Restricted Subsidiary;

(3)	make loans or advances or capital contributions to Millar Western or any of its Restricted Subsidiaries; or

(4)	transfer any of its properties or assets to Millar Western or any of its Restricted Subsidiaries;

Except for such encumbrances or restrictions existing under or by reason of:

(1)	encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date;

(2)

the Indenture, the New Secured Notes and any Guarantees, or any other instrument governing debt securities of Millar Western incurred in compliance with the covenant entitled “—Limitation on Additional Indebtedness” that are not materially more restrictive, taken as a whole, than those contained in the Indenture, the New Secured Notes and the Guarantees;

(3)	applicable law, regulations or orders;

(4)

any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Millar Western or its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person (including any Subsidiary of the Person), the property or assets of the Person (including any Subsidiary of the Person) or the properties or assets, in each case, so acquired;

(5)	customary non-assignment provisions in leases or other agreements entered in the ordinary course of business;

(6)	encumbrances or restrictions under Credit Facilities;

(7)

Refinancing Indebtedness; provided that such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(8)

customary restrictions in security agreements or mortgages securing Indebtedness of Millar Western or a Restricted Subsidiary only to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages;

(9)

customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the Capital Stock or assets to be sold or disposed of;

(10)	provisions in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)

provisions in any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date under the provisions of the covenant described under “—Limitation on Additional Indebtedness” if (i) the encumbrances and restrictions are not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by Millar Western) and (ii) either (x) Millar Western determines that such encumbrance or restriction will not adversely affect Millar Western’s ability to make principal and interest payments on the New Secured Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(12)	Liens permitted to be incurred under the provisions of the covenant described under “—Limitation on Liens”;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(14)

any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to above; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Millar Western, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements being so amended, restated, modified, renewed, supplemented, refunded, replaced or refinanced.

Limitations on Subsidiaries

If Millar Western or any of its Restricted Subsidiaries transfers or causes to be transferred any Property to, or organizes, acquires, invests in or otherwise holds an Investment in, any Restricted Subsidiary that is not a Guarantor having total consolidated assets with a book value in excess of US$500,000, then such transferee or acquired or other Restricted Subsidiary shall (A) execute and deliver to the Trustees a supplemental indenture in form reasonably satisfactory to the Trustees pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Millar Western’s obligations under the New Secured Notes and the Indenture on the terms set forth in the Indenture and (B) deliver to the Trustees an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture. As of the Issue Date after giving effect to the Transactions, Millar Western will have no Subsidiaries.

Payments for Consent

Millar Western will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any cash consideration to any holder of any New Secured Notes for any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Secured Notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Secured Notes in connection with an exchange offer, Millar Western and any of its Subsidiaries may exclude (i) Holders or beneficial owners of the New Secured Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the New Secured Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require Millar Western or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by Millar Western in its sole discretion.

Merger, Consolidation or Sale of Assets

Millar Western will not consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

(1)

(x) Millar Western shall be the continuing Person, or (y) the Person (if other than Millar Western) formed by such consolidation or amalgamation or into which Millar Western is merged or to which the properties and assets of Millar Western are sold, assigned, transferred, leased, conveyed or otherwise disposed of (in any case, the “Successor Company”) shall be an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia or the laws of Canada or any province or territory thereof and the Successor Company shall expressly assume, by a supplemental indenture, executed and delivered to the Trustees, in form satisfactory to the Trustees, all of the obligations of Millar Western under the Indenture and the New Secured Notes and the obligations thereunder shall remain in full force and effect; provided, that if the Successor Company is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of Millar Western under the Indenture and the New Secured Notes pursuant to a supplemental indenture executed and delivered to the Trustees in form satisfactory to the Trustees;

(2)

immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)

immediately after giving effect to such transaction, on a pro forma basis, (i) Millar Western or such Successor Company could incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) under “—Certain Covenants—Limitation on Additional Indebtedness” above or (ii) the Consolidated Fixed Charge Coverage Ratio for Millar Western or the Successor Company, as the case may be, would be greater than or equal to such Consolidated Fixed Charge Coverage Ratio for Millar Western prior to such transaction; provided that a Person that is a Guarantor may merge into Millar Western without complying with this clause (3);

provided, that clauses (2) and (3) do not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of Millar Western with, into or to a Restricted Subsidiary or the consolidation, merger, sale, conveyance transfer or other disposition of a Restricted Subsidiary with, into or to Millar Western or (ii) if, in the good faith determination of the board of directors of Millar Western, the sole purpose of the transaction is to change the jurisdiction of incorporation of Millar Western.

Upon the consummation of any transaction effected in accordance with these provisions, if Millar Western is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, Millar Western under the Indenture and the New Secured Notes with the same effect as if such successor Person had been named as the issuer in the Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, Millar Western will be released from its obligations under the Indenture and the New Secured Notes.

Subject to certain limitations governing releases of Guarantors described in the third paragraph under “Guarantees,” no Guarantor will, and Millar Western will not permit any Guarantor to, consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless either:

(1)

(x) (i) such Guarantor shall be the continuing Person, or (ii) the Person (if other than such Guarantor) formed by such consolidation or amalgamation or into which such Guarantor is merged or to which the properties and assets of such Guarantor are sold, assigned, transferred, leased, conveyed or otherwise disposed of is another Guarantor or shall expressly assume, by a supplemental indenture, executed and delivered to the Trustees, in form satisfactory to the Trustees, all of the obligations of such Guarantor under the Guarantee of such Guarantor and the Indenture; and

(y) immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; or

(2)	the transaction does not violate the terms of the covenant described under “- Offers to Repurchase by Millar Western - Asset Sales”

In connection with any consolidation, merger or transfer of assets contemplated by this provision, Millar Western shall deliver, or cause to be delivered, to the Trustees in form and substance reasonably satisfactory to the Trustees, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Millar Western, the Capital Stock of which constitutes all or substantially all of the properties and assets of Millar Western, shall be deemed to be the transfer of all or substantially all of the properties and assets of Millar Western.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	default in payment of any principal of, or premium, if any, on the New Secured Notes when due (whether at maturity, upon redemption or otherwise);

(2)	default in the payment of any interest on any New Secured Note when due, which default continues for 30 days or more;

(3)

default by Millar Western or any Restricted Subsidiary in the observance or performance of any other covenant in the New Secured Notes, the Indenture, the Intercreditor Agreement or the Collateral Documents for 60 days after written notice from the Trustee, the Canadian Trustee or the Holders of not less than 25% in aggregate principal amount of the New Secured Notes then outstanding (except in the case of a default with respect to (x) the provisions described under “- Offers to Repurchase by Millar Western - Change of Control”, “- Offers to Repurchase by Millar Western - Asset Sales”, or “Merger, Consolidation or Sale of Assets”, which shall constitute an Event of Default with such notice requirement but without such passage of time requirement and (y) the provisions described under “- Reports to Holders” as described below in clause (4) of this paragraph);

(4)

default by Millar Western in the observance or performance of the covenants described under “- Reports to Holders” for 90 days after written notice from the Trustee, the Canadian Trustee or the Holders of not less than 25% in aggregate principal amount of the New Secured Notes then outstanding;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Millar Western or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Millar Western or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)

results in the acceleration of such Indebtedness prior to its expressed maturity, which acceleration is not rescinded, annulled, waived or otherwise cured within 30 days of receipt by Millar Western or such Restricted Subsidiary of notice of any such acceleration, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is at such time a Payment Default or the maturity of which has been so accelerated, aggregates US$20.0 million or more and such Indebtedness has not been paid in full within 30 days of receipt of such notice;

(6)

any final judgment or judgments which can no longer be appealed for the payment of money in excess of US$20.0 million (in excess of amounts covered by insurance) shall be rendered against Millar Western or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(7)	certain events involving bankruptcy, insolvency or reorganization of Millar Western or any Material Subsidiary thereof;

(8)

any of the Guarantees of a Material Subsidiary ceases to be in full force and effect or any of the Guarantees of a Material Subsidiary is declared to be null and void and unenforceable or any of the Guarantees of a Material Subsidiary is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); and

(9)

unless such Liens have been released in accordance with the terms of the Collateral Documents, Liens in favor of the Collateral Trustee with respect to Collateral having a Fair Market Value in excess of US$20.0 million are declared null and void or Millar Western or any Guarantor denies or disaffirms its obligations under the Collateral Documents (in each case, other than in accordance with the terms of the Indenture or the terms of the Collateral Documents); provided that no Event of Default shall arise under this clause (9) with respect thereto unless such failure continues for 30 days after notice from the Trustee, the Canadian Trustee or the Holders of not less than 25% of the aggregate principal amount of the New Secured Notes then outstanding.

Millar Western shall deliver to the Trustees, as soon as practicable and in any event within 10 business days after Millar Western’s knowledge thereof, written notice in the form of an officers’ certificate of any Default under the Indenture, its status and what action Millar Western proposes to take with respect thereto.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Millar Western or any Material Subsidiary, all outstanding New Secured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, the Canadian Trustee or the Holders of at least 25% in principal amount of the then outstanding New Secured Notes may declare all the New Secured Notes to be due and payable immediately.

Holders may not enforce the Indenture or the New Secured Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Secured Notes may direct each of the Trustees in its exercise of any trust or power. The Trustees may withhold from Holders notice of any continuing Default or Event of Default if they determine that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the New Secured Notes then outstanding by notice to the Trustees may on behalf of the Holders of all of the New Secured Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Secured Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Millar Western with the intention of avoiding payment of the premium that Millar Western would have had to pay if Millar Western then had elected to redeem the New Secured Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Secured Notes.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, then if such Initial Default is cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

Subject to certain limited exceptions, pursuant to the terms of the Intercreditor Agreement, so long as the Credit Agreement is secured, the administrative agent thereunder will determine the time and method by which the security interests in the Priority Lien Collateral will be enforced. See “- Intercreditor Agreement” above.

Legal Defeasance and Covenant Defeasance

Millar Western may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Secured Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1)

the rights of Holders of outstanding New Secured Notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)

Millar Western’s obligations with respect to the New Secured Notes concerning issuing temporary New Secured Notes, registration of New Secured Notes, mutilated, destroyed, lost or stolen New Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustees, and Millar Western’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, Millar Western may, at its option and at any time, elect to have the obligations of Millar Western and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the New Secured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “- Events of Default” will no longer constitute an Event of Default with respect to the New Secured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Millar Western must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding New Secured Notes on the stated maturity or on the applicable redemption date, as the case may be, and Millar Western must specify whether the New Secured Notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, Millar Western must deliver to the Trustees an opinion of counsel reasonably acceptable to the Trustees confirming that (A) Millar Western has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding New Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Millar Western must deliver to the Trustees an opinion of counsel reasonably acceptable to the Trustees confirming that the Holders of the outstanding New Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

in the case of Legal Defeasance or Covenant Defeasance, Millar Western must deliver to the Trustees an opinion of counsel in Canada to the effect that Holders of the outstanding New Secured Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the Trustees);

(5)

no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Millar Western or any of its Subsidiaries is a party or by which Millar Western or any of its Subsidiaries is bound;

(7)

Millar Western must deliver to the Trustees an officers’ certificate stating that the deposit was not made by Millar Western with the intent of preferring the Holders over the other creditors of Millar Western with the intent of defeating, hindering, delaying or defrauding creditors of Millar Western or others; and

(8)

(Millar Western must deliver to the Trustees an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all New Secured Notes issued thereunder, when:

(1)	either:

(a)

all New Secured Notes that have been authenticated, except lost, stolen or destroyed New Secured Notes that have been replaced or paid and New Secured Notes for whose payment money has been deposited in trust and thereafter repaid to Millar Western, have been delivered to the Trustee for cancellation; or

(b)

all New Secured Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and Millar Western or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the New Secured Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)

no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Millar Western or any Guarantor is a party or by which Millar Western or any Guarantor is bound;

(3)	Millar Western or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)

Millar Western has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the New Secured Notes at maturity or the redemption date, as the case may be.

In addition, Millar Western must deliver an officers’ certificate and an opinion of counsel to the Trustees stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the New Secured Notes, the Intercreditor Agreement or the Collateral Documents may be amended or supplemented with the consent of the Holders of a majority in principal amount of the New Secured Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Secured Notes), and any existing default or compliance with any provision of the Indenture, the New Secured Notes, the Intercreditor Agreement or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Secured Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Secured Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Secured Notes held by a non-consenting Holder):

(1)	reduce the principal amount of New Secured Notes whose Holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any Secured Note, change the date on which any New Secured Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor (other than, at any time prior to the occurrence of a triggering Change of Control or a requirement to make an Asset Sale Offer, as applicable, the provisions relating to the covenants described above under “- Offers to Repurchase by Millar Western - Change of Control” and “- Offers to Repurchase by Millar Western - Asset Sales);

(3)	reduce the rate of or change the time for payment of interest on any Secured Note, including Additional Amounts;

(4)

waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the New Secured Notes (except a rescission of acceleration of the New Secured Notes by the Holders of a majority in aggregate principal amount of the New Secured Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any New Secured Note payable in money other than that stated in the New Secured Notes;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the New Secured Notes;

(7)	release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder, Millar Western, the Guarantors and the Trustees may amend or supplement the Indenture, the New Secured Notes, the Intercreditor Agreement or the Collateral Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated New Secured Notes in addition to or in place of certificated New Secured Notes;

(3)	to provide for the assumption of Millar Western’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of Millar Western’s assets;

(4)

to make any change that would provide any additional rights or benefits to the Holders or that in the good faith opinion of the Board of Directors of Millar Western (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustees) does not adversely affect the rights under the Indenture of any such Holder;

(5)	to add a Guarantor, or to release any Guarantor from its obligations under its Guarantee and the Indenture in accordance with the terms of the Indenture;

(6)	to conform the text of the Indenture, the Guarantees, the New Secured Notes or the Intercreditor Agreement to any provision of this “Description of New Secured Notes”;

(7)	to issue additional New Secured Notes in compliance with the covenant described under the caption “— Limitation on Additional Indebtedness”;

(8)	to enter into additional or supplemental Collateral Documents;

(9)	to provide for the release or addition of Collateral in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement;

(10)	to add any Parity Lien Debt to any Collateral Document, to the extent permitted by the Indenture;

(11)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(12)	to comply with the rules of any applicable securities depository.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the New Secured Notes or otherwise modifying the Intercreditor Agreement in any manner adverse in any material respect to the holders of the New Secured Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the New Secured Notes then outstanding.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Reports to Holders

As long as any New Secured Notes are outstanding, Millar Western will furnish to the Trustees and publish on a public or private website that is accessible to Holders and beneficial holders of the New Secured Notes, within the time periods specified in the Commission’s rules and regulations, all quarterly financial statements and annual financial statements that Millar Western would be required to include in a report filed with the Commission (A) on Forms 10-Q or 10-K (if Millar Western were required to file on such Forms) or (B) on Forms 6-K, 20-F or 40-F (if Millar Western were required to file on such Forms), including, in each case, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report on the annual financial statements by Millar Western’s independent auditors. Delivery of such reports, information and documents to the Trustees is for informational purposes only and the Trustees’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Miller Western’s compliance with any of its covenants under the Indenture (as to which the Trustees are entitled to rely exclusively on officer’s certificates).

Notwithstanding the immediately preceding paragraph, Millar Western shall be deemed to satisfy the reporting requirements of such paragraph to the extent it becomes a “Reporting Issuer” within the meaning of applicable Canadian securities laws and complies with the reporting requirements thereunder by filing periodic reports on the System for Electronic Document Analysis and Retrieval (SEDAR) of the Canadian Securities Administrators (or any successor filing system).

In addition, Millar Western has agreed that, for so long as any New Secured Notes remain outstanding and Millar Western is neither subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Concerning the Trustee

If the Trustee or the Canadian Trustee becomes a creditor of Millar Western or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then outstanding New Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustees, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustees will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any rights or powers under the Indenture at the request of any Holder, unless such Holder has offered to the Trustees security and indemnity satisfactory to them against any loss, liability or expense.

Additional Information

Anyone who receives this information circular may obtain a copy of the Indenture and Intercreditor Agreement without charge by writing to Millar Western Forest Products Ltd. 16640-111 Avenue, Edmonton, Alberta, Canada T5M 2S5, Attention: Chief Financial Officer.

Governing Law

The Indenture, the New Secured Notes and any Guarantees shall be governed by and construed in accordance with the laws of the State of New York, and the Collateral Documents and the Intercreditor Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Book-Entry, Delivery and Form

The New Secured Notes initially will be represented by one or more New Secured Notes in registered, global form without interest coupons (collectively, the “Global Notes”) and will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Secured Notes in certificated form except in the limited circumstances described below. See “- Exchange of Book-Entry Notes for Certificated Notes”.

Exchanges of Book-Entry Notes for Certificated Notes

A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies Millar Western that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) there shall have occurred and be continuing an Event of Default with respect to the New Secured Notes or (iii) a request for certificates has been made upon 60 days’ prior written notice given to the Trustee in accordance with DTC’s customary procedures and a copy of such notice has been received by Millar Western from the Trustee. In all cases, certificated New Secured Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant Global Note.

Exchanges of Certificated Notes for Book-Entry Notes

Other New Secured Notes, which will be issued in certificated form, may be exchanged for beneficial interests in any Global Note as described in the Indenture. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect an increase in the principal amount of the relevant Global Note.

Global Notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. Millar Western takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC (“participants”) or persons who hold interests through participants. Ownership or beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the New Secured Notes represented by such Global Note for all purposes under the Indenture and the New Secured Notes. Except in the limited circumstances described above under “- Exchanges of Book-Entry Notes for Certificated Notes”, owners of beneficial interests in a Global Note will not be entitled to have portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of New Secured Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any New Secured Notes represented thereby) under the Indenture or the New Secured Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive New Secured Notes in definitive form, such New Secured Notes will be issued only in registered form in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The laws of some states of the United States require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither Millar Western, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Beneficial interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Millar Western expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any New Secured Notes held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such New Secured Notes as shown on the records of DTC or its nominee. Millar Western also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised Millar Western that it will take any action permitted to be taken by a Holder (including the presentation of New Secured Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Secured Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the New Secured Notes, DTC reserves the right to exchange the Global Notes for New Secured Notes in certificated form, and to distribute such notes to its participants.

DTC has advised Millar Western as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Millar Western, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Same Day Settlement and Payment

Millar Western will make payments in respect of the New Secured Notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Millar Western will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The New Secured Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Millar Western expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Consent to Jurisdiction and Service

The Indenture provides that Millar Western and any Guarantors appoint CT Corporation System as their respective agent for service of process in any suit, action or proceeding with respect to the Indenture or the New Secured Notes and for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in The City of New York and will submit to the jurisdiction of such courts.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture, the Collateral Documents and the Intercreditor Agreement. Reference is made to the Indenture, the Collateral Documents and the Intercreditor Agreement for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with Millar Western or a Restricted Subsidiary or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Affiliate” means, with respect to any specific Person, any other Person (including, without limitation, such Person’s issue, siblings and spouse) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

“Applicable Representative” means each Priority Lien Representative and each Parity Lien Representative.

“Asset Acquisition” means (A) an Investment by Millar Western or any Restricted Subsidiary in any other Person pursuant to which such Person becomes a Restricted Subsidiary, or shall be merged with or into Millar Western or any Restricted Subsidiary or (B) the acquisition by Millar Western or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease (other than operating leases entered into in the ordinary course of business) or other disposition (including pursuant to any Sale and Lease-Back Transaction), other than to Millar Western or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of:

(1)

any Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants— Limitation on Additional Indebtedness” and other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Millar Western or a Restricted Subsidiary); or

(2)

any other property or assets (including any interest therein, but excluding the Capital Stock of, or other Investment in, Unrestricted Subsidiaries) of Millar Western or of any Restricted Subsidiary thereof outside of the ordinary course of business;

provided that Asset Sales shall not include:

(1)	a transaction or series of related transactions for which Millar Western or its Restricted Subsidiaries receive aggregate consideration of less than US$5.0 million;

(2)

the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Millar Western as permitted under “- Merger, Consolidation or Sale of Assets” or “- Offers to Repurchase by Millar Western - Change of Control”;

(3)

sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Millar Western or any Restricted Subsidiary, as the case may be;

(4)	the sale of inventory in the ordinary course of business;

(5)	any Permitted Investment or Restricted Payment made in compliance with the “- Certain Covenants - Limitation on Restricted Payments” covenant;

(6)	the sale or other disposition of cash or Cash Equivalents, or the sale of accounts receivable in connection with the compromise, settlement or collection thereof;

(7)

the sale or grant of licenses or sublicenses to use patents, trade secrets, know-how and other intellectual property to the extent not materially interfering with the business of Millar Western and the Restricted Subsidiaries taken as a whole;

(8)	the lease, assignment or sublease of real property in the ordinary course of business;

(9)	the disposition of assets received in settlement of obligations owing to Millar Western or any Restricted Subsidiary, which obligations were incurred in the ordinary course of business;

(10)	the granting of a Lien permitted under the Indenture or the foreclosure of assets of Millar Western or any of its Restricted Subsidiaries to the extent not constituting a Default;

(11)	the disposition of Capital Stock of a Restricted Subsidiary to a Person from whom Millar Western or a Restricted Subsidiary acquires assets as consideration for such assets;

(12)	the unwinding of any Interest Rate Agreement, Currency Agreement, Commodity Agreement or other hedging agreement;

(13)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(14)

any financing transaction with respect to property built or acquired by Millar Western or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture; and

(15)	the sale of Capital Stock of an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such arrangement and (ii) the present value (discounted according to GAAP at the cost of indebtedness implied in the Sale and Lease-Back Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back transaction (including any period for which such lease has been extended).

“Bank Products” means any one or more of the following types of services or facilities (1) commercial credit cards, merchant cards, debit cards, stored value cards, purchase cards of the processing of related sales or receipts, including cardless e-payables and comparable services and (2) cash management or related services, including (a) the automated clearinghouse transfer of funds, treasury, depository, overdraft, electronic funds transfer, cash pooling and other cash management arrangements and (b) controlled disbursement services.

“Bank Product Obligations” means all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or existing on the Issue Date or thereafter incurred) of Millar Western or any of its Restricted Subsidiaries, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code, Canadian Bankruptcy Laws and any similar federal, state, provincial or non-U.S./non-Canadian law in respect of bankruptcy, insolvency, liquidation, dissolution, wind-up, arrangement, restructuring, reorganization, receivership arrangement (including under any relevant incorporating statute) or judicial management law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such Person and any duly authorized committee thereof.

“Canadian Bankruptcy Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of Canada or any province or territory thereof from time to time in effect and affecting the rights of creditors generally, and including without limitation the statutory arrangement provisions of any corporations statute.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and regardless of whether voting) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligations” means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP in effect on the Issue Date, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP in effect on the Issue Date.

“Cash Equivalents” means:

(1)

marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition thereof;

(2)

marketable direct obligations issued by any state of the United States of America or any province of Canada or any political subdivision of any such state or province, as the case may be, or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); provided that, in the event that any such obligation is not rated by S&P or Moody’s, such obligation shall have the highest rating from Dominion Bond Rating Service Limited (“DBRS”);

(3)

commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least R-1 (low) from DBRS, at least A-2 from S&P or at least P-2 from Moody’s;

(4)

certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or Canada or any state or province, as the case may be, thereof or the District of Columbia or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than US$250,000,000;

(5)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

A “Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Millar Western and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of Millar Western;

(3)

any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (“Group”), other than any Permitted Holders, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Common Stock of Millar Western; or

(4)

there shall be consummated any amalgamation, consolidation or merger of Millar Western in which Millar Western is not the continuing or surviving corporation or pursuant to which the Common Stock of Millar Western would be converted into cash, securities or other property, other than an amalgamation, consolidation or merger of Millar Western in which the holders of the Common Stock of Millar Western outstanding immediately prior to the amalgamation, consolidation or merger hold, directly or indirectly, a majority of the Common Stock of the surviving corporation immediately after such amalgamation, consolidation or merger.

“Collateral” means (i) substantially all assets and property of Millar Western, whether owned by Millar Western on the Issue Date or acquired by Millar Western thereafter; and (ii) substantially all assets and property of any Restricted Subsidiary, whether acquired by such Restricted Subsidiary before or after it becomes a Restricted Subsidiary.

“Collateral Documents” means the security agreements, mortgages, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Trustee for the ratable benefit of the Parity Lien Secured Parties or notice of such pledge, assignment or grant is given.

“Collateral Trustee” means the Trustee, in its capacity as collateral trustee under the Indenture and the Intercreditor Agreement, together with its successors in such capacity.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices and not for speculative purposes.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of EBITDA of such Person for the four most recent consecutive fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination to Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis to:

(1)

the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period;

(2)

any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period; and

(3)

any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Millar Western or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA attributable to the assets which are the subject of the Asset Sale or Asset Acquisition during the Four Quarter Period) occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of such Four Quarter Period.

With respect to any Asset Sale or Asset Acquisition, the determination of compliance with clause (3) above may be made, at Millar Western’s option, on either the date such Asset Sale or Asset Acquisition, as applicable, is consummated or the date the agreement with respect to such Asset Sale or Asset Acquisition, as applicable, is entered into.

“Consolidated Fixed Charges” means, with respect to any Person, for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense; plus

(2)

the product of (x) the amount of all dividend payments (to any Person other than Millar Western or a Restricted Subsidiary) on any series of Disqualified Capital Stock of such Person or Preferred Stock of a Restricted Subsidiary of such Person (other than dividends paid in Capital Stock or Preferred Stock of a Restricted Subsidiary of such Person (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state, provincial and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the sum, without duplication, of:

(1)

the aggregate amount of interest charges (excluding fees and expenses incurred in connection with the Offering), whether expensed or capitalized, incurred or accrued by such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments); plus

(2)	to the extent not included in clause (1) above, an amount equal to the sum of:

(a)	imputed interest included in Capitalized Lease Obligations;

(b)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(c)	the net costs associated with Interest Rate Agreements, Currency Agreements, Commodity Agreements and other hedging obligations, excluding non-cash mark to market adjustments;

(d)	the interest portion of any deferred payment obligations;

(e)	amortization of discount or premium on Indebtedness, if any;

(f)	all capitalized interest and all accrued interest;

(g)	all other non-cash interest expense;

(h)	all interest paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person; and

(i)	the amount of all payments charged to shareholder’s equity on any “compound financial instrument” (as described under GAAP) paid, accrued or scheduled to be paid or accrued during such period; minus

(3)	interest income of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

For purposes of calculating Consolidated Interest Expense on a pro forma basis:

(1)

interest on Indebtedness bearing a floating rate of interest shall be calculated using the interest rate in effect at the time of determination, taking into account on a pro forma basis any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term at the date of determination of at least 12 months; and

(2)

if Indebtedness was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be calculated based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the Net Income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, shall be excluded, except to the extent of the amount of cash dividends or distributions actually received by the referent Person or a Restricted Subsidiary of the referent Person;

(2)

the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the New Secured Notes or the Indenture) shall be excluded to the extent of such restriction or limitation;

(3)

(a) in calculating Consolidated Net Income for the purposes of clause 3(a) under “- Certain Covenants - Limitation on Restricted Payments,” the Net Income of any Person acquired for any period prior to the date of such acquisition shall be excluded and (b) any net after-tax gain or loss resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded;

(4)	after-tax items classified as extraordinary or unusual, non-recurring gains or losses and any foreign exchange gains and losses shall be excluded;

(5)

income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period regardless of whether such operations were classified as discontinued) shall be excluded;

(6)	the cumulative effect of a change in accounting principles after the Issue Date shall be excluded;

(7)

any restoration to income or any contingency reserve of an extraordinary, non-recurring or unusual nature shall be excluded, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time subsequent to the Issue Date;

(8)	any non-cash charges related to asset impairment or write-down of goodwill under GAAP will be excluded;

(9)	unrealized non-cash gains and losses with respect to Interest Rate Agreements, Currency Agreements, Commodity Agreements and other hedging obligations will be excluded; and

(10)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded.

“Corporate Services Agreement” means the corporate services agreement, dated as of May 13, 1998, between the Millar Western and Millar Western Industries, Ltd., as in effect on the Issue Date.

“Credit Agreement” means the agreement dated as of April 16, 2012, between Millar Western, as borrower, and HSBC Bank Canada, as lender, as amended and as may be further amended and/or supplemented from time to time.

“Credit Facilities” means, (i) one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable instruments), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Millar Western or any Restricted Subsidiary against fluctuations in currency values.

“Designation” shall have the meaning set forth in the definition of “Unrestricted Subsidiary”.

“DIP Financing” means, if in any Insolvency or Liquidation Proceeding, obtaining financing from any Person under Section 363 or Section 364 of the Bankruptcy Code or any similar or analogous provision in, or order made pursuant to, Bankruptcy Law, in an aggregate principal amount not to exceed the DIP Financing Cap.

“DIP Financing Cap” means 115% of the aggregate amount of Priority Lien Debt permitted to be outstanding from time to time.

“Discharge of Parity Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Parity Lien Debt;

(2)

with respect to each Series of Parity Lien Debt, either (x) payment in full in cash of the principal of, and interest and premium, if any, on, all Parity Lien Debt of such Series or (y) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable Parity Lien Debt Documents for such Series of Parity Lien Debt; and

(3)

payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash, including without limitation, the cash collateralization of Parity Lien Obligations pursuant to Interest Rate Agreements, Currency Agreements or Commodity Agreements and other hedging obligations in respect of such Parity Lien Debt on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under such agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time);

provided, however, that if, at any time after the Discharge of Parity Lien Obligations has occurred, Millar Western thereafter enters into any Parity Lien Document evidencing Parity Lien Debt the incurrence of which is not prohibited by any applicable Secured Debt Document, then such Discharge of Parity Lien Obligations will automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the Indenture, the other Collateral Documents and the other Priority Lien Documents with respect to such new Parity Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Parity Lien Obligations), and, from and after the date on which Millar Western designates such Funded Debt as “Parity Lien Debt” in an officer’s certificate in the form required under the Intercreditor Agreement delivered to the Priority Lien Representatives and the Collateral Trustee, the Obligations under such Parity Lien Document will automatically and without any further action be treated as Parity Lien Obligations for all purposes of the Intercreditor Agreement, the Indenture, the other Collateral Documents and the other Priority Lien Documents, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement and any Priority Lien Obligations will be deemed to have been at all times Priority Lien Obligations and at no time Parity Lien Obligations.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)

with respect to each Series of Priority Lien Debt, either (x) payment in full in cash of the principal of, and interest and premium, if any, on, all Priority Lien Debt of such Series (other than any undrawn letters of credit) or (y) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable Priority Lien Debt Documents for such Series of Priority Lien Debt;

(3)

with respect to any undrawn letters of credit constituting Priority Lien Debt, either (x) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt or (y) the issuer of each such letter of credit has notified the Collateral Trustee in writing that alternative arrangements satisfactory to such issuer and to the holders of the related Series of Priority Lien Debt that has reimbursement obligations with respect thereto have been made; and

(4)

payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash, including without limitation, the cash collateralization of Priority Lien Obligations pursuant to Interest Rate Agreements, Currency Agreements or Commodity Agreements and other hedging obligations in respect of such Priority Lien Debt on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under such agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time);

provided, however, that if, at any time after the Discharge of Priority Lien Obligations has occurred, Millar Western thereafter enters into any Priority Lien Document evidencing Priority Lien Debt the incurrence of which is not prohibited by any applicable Secured Debt Document, then such Discharge of Priority Lien Obligations will automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the Indenture, the other Collateral Documents and the other Parity Lien Documents with respect to such new Priority Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which Millar Western designates such Funded Debt as “Priority Lien Debt” in an officer’s certificate in the form required under the Intercreditor Agreement delivered to the Priority Lien Representatives and the Collateral Trustee, the Obligations under such Priority Lien Document will automatically and without any further action be treated as Priority Lien Obligations for all purposes of the Intercreditor Agreement, the Indenture, the other Collateral Documents and the other Parity Lien Documents, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement and any Parity Lien Obligations will be deemed to have been at all times Parity Lien Obligations and at no time Priority Lien Obligations.

“Disqualified Capital Stock” means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each case, in accordance with a change of control provision, which provision has substantially the same effect as the provisions of the Indenture described under “—Offers to Repurchase by Millar Western—Change of Control”), in whole or in part, or is exchangeable into Indebtedness, in each case prior to the final maturity date of the New Secured Notes.

“EBITDA” means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to:

(1)	the sum, without duplication; of:

(a)	Consolidated Net Income for such period; plus

(b)

the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income (minus any provision for taxes utilized in computing net loss under clause (a) hereof to the extent such provision reduced net loss); plus

(c)	Consolidated Fixed Charges for such period; plus

(d)	depreciation for such period on a consolidated basis, to the extent reducing Consolidated Net Income; plus

(e)	amortization for such period on a consolidated basis, to the extent reducing Consolidated Net Income; plus

(f)	debt extinguishment costs and expenses (including, without limitation, any costs or expenses in connection with the transactions contemplated in this information circular); plus

(g)

transaction costs, fees and expenses in connection with any acquisition or disposition of assets or issuance or repayment of Indebtedness or Capital Stock (regardless of whether successful) by Millar Western or any Restricted Subsidiary, including the costs, fees and expenses in connection with the Transactions; plus

(h)	any other non-cash items reducing Consolidated Net Income for such period; minus

(2)	all non-cash items increasing Consolidated Net Income for such period; minus

(3)

all cash payments during such period relating to non-cash charges that were added back in determining EBITDA in any prior period, determined on a consolidated basis with respect to Millar Western and its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’slength, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Millar Western acting reasonably and in good faith and, in the case of determination involving assets or property in excess of US$2.0 million shall be evidenced by a resolution of the Board of Directors of Millar Western delivered to the Trustees.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), regardless of whether contingent:

(1)	in respect of borrowed money or advances; or

(2)	evidenced by loan agreements, bonds, notes, debentures or similar instruments;

provided that Funded Debt shall not include Indebtedness in respect of any (a) letters of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Funded Debt until three business days after such amount is drawn), (b) Interest Rate Agreements, Currency Agreements, Commodity Agreements and other hedging obligations or (c) Bank Product Obligations.

“GAAP” means generally accepted accounting principles consistently applied as in effect in Canada or the United States from time to time, including International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Guarantee” means a guarantee of the New Secured Notes by a Guarantor issued pursuant to the terms of the Indenture.

“Guarantors” means each Restricted Subsidiary that hereafter becomes a Guarantor pursuant to the Indenture.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence”, “incurred”, “incurrable”, and “incurring” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet (excluding notes) of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(1)	any Capitalized Lease Obligations of such Person;

(2)

obligations secured by a Lien to which any property or assets owned or held by such Person are subject, regardless of whether the obligation or obligations secured thereby shall have been assumed, provided that, for the purposes of determining the amount of Indebtedness described in this clause, if recourse with respect to such Indebtedness is limited to such property or assets, the amount of such Indebtedness shall be deemed to be the lesser of (A) the Fair Market Value of such property or assets and (B) the amount of such Indebtedness;

(3)	guarantees of items of other Persons which would be included within this definition for such other Persons (regardless of whether such items would appear upon the balance sheet of the guarantor);

(4)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(5)

all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for the purposes hereof, “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such price shall be the Fair Market Value of such Disqualified Capital Stock);

(6)

all Preferred Stock issued by a Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for the purposes hereof, “maximum fixed repurchase price” of any Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture and if such price is based upon, or measured by, the fair market value of such Preferred Stock, such price shall be the Fair Market Value of such Preferred Stock);

(7)

obligations of any such Person under any Currency Agreement or any Interest Rate Agreement applicable to any of the foregoing or Commodity Agreement (if and to the extent such Currency Agreement, Interest Rate Agreement or Commodity Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP); and

(8)	Attributable Indebtedness of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)	the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness at such time as determined in conformity with GAAP; and

(2)	Indebtedness shall not include any liability for federal, provincial, state, local or other taxes.

Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be Indebtedness of Millar Western or any of its Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Independent Financial Advisor” means an investment banking firm of national reputation in the United States or Canada (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Millar Western or any of its Affiliates and (ii) which, in the judgment of the Board of Directors of Millar Western, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to Millar Western or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization, bankruptcy, restructuring, power of sale, compromise or foreclosure case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Millar Western or any Guarantor or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of Millar Western or any Guarantor whether voluntary or involuntary and regardless of whether involving insolvency or bankruptcy (except to the extent permitted by the applicable Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Millar Western or any Guarantor, or (e) the appointment of a Receiver with respect to any pledgor.

“Intercreditor Agreement” means the intercreditor agreement by and between the Collateral Trustee and the Priority Lien Representative under the Credit Agreement and acknowledged by Millar Western and any Guarantors substantially in the form attached to the Indenture or any other substantially similar intercreditor agreement entered into by and between the Collateral Trustee and one or more Priority Lien Representatives in connection with any future Priority Lien Debt and acknowledged by Millar Western and any Guarantors, in each case, as amended, restated, extended, modified, supplemented, restructured, renewed or replaced in any manner from time to time; provided that Millar Western has delivered an officer’s certificate to the Collateral Trustee in the form required under the Indenture certifying that such intercreditor agreement (as amended, restated, extended, modified, supplemented, restructured, renewed or replaced) is not materially adverse to the rights, remedies and benefits available to, or conferred upon, the Collateral Trustee or the Parity Lien Secured Parties under the intercreditor agreement as in effect on the Issue Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

“Investments” means, with respect to any Person, directly or indirectly, any advance (or other extension of credit), account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of cash or other Property to others, payments for Property or services for the account or use of others or otherwise), any guarantee of any obligations or Indebtedness of any other Person, the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, or other evidence of beneficial ownership of, or interest in, any Person or the making of any investment in any Person. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (ii) the repurchase by a Person of securities of its own issue. For the purposes of the “Limitation on Restricted Payments” covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Millar Western or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving the transfer of any property or assets other than cash, such property or assets shall be valued at its or their Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors of the Person making such transfer.

For purposes of “- Certain Covenants - Limitation on Restricted Payments”:

(1)

“Investment” will include the portion (proportionate to Millar Western’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of Millar Western at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2)

any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Millar Western.

“Issue Date” means the date the New Secured Notes are first issued by Millar Western and authenticated by the Trustee under the Indenture.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Lien Sharing and Priority Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the Indenture or other Parity Lien Document governing such Series of Parity Lien Debt, for the enforceable benefit of the Collateral Trustee, all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Liens:

(1)

that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Millar Western or any Guarantor to secure any Parity Lien Obligations in respect of such Series of Parity Lien Debt, regardless of whether upon property otherwise constituting Collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee for the benefit of all Parity Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Series of Parity Lien Debt if the Parity Lien Documents in respect thereof prohibit the applicable Parity Lien Representative from accepting the benefit of a Lien on any particular asset or property or such Parity Lien Representative otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(2)

that the holders of Parity Lien Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions of the Intercreditor Agreement relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(3)	consenting to and directing the Collateral Trustee to perform its obligations under the other Collateral Documents and the Intercreditor Agreement.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Millar Western on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Millar Western or any direct or indirect parent of Millar Western, as applicable, was approved by a vote of a majority of the directors of Millar Western then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Millar Western or any direct or indirect parent of Millar Western, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of Millar Western or any direct or indirect parent of Millar Western, as applicable.

“Material Subsidiary” means, at any date of determination:

(1)	any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries:

(a)	for the most recent fiscal year of Millar Western, accounted for more than 10.0% of the consolidated revenues of Millar Western and the Restricted Subsidiaries; or

(b)

as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of Millar Western and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of Millar Western and the Restricted Subsidiaries for such year prepared in conformity with GAAP; and

(2)

any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Material Restricted Subsidiaries and as to which any event described in clause (7) of “Events of Default” above has occurred, would constitute a Material Restricted Subsidiary under clause (1) of this definition.

“Millar Family” means:

(1)	James B. Millar and H. MacKenzie Millar;

(2)	the spouses, children and other lineal descendants of either of the persons referred to in clause (1) above;

(3)	the undistributed estate of any of the persons referred to in clauses (1) and (2) above;

(4)	any trust so long as one or more of the persons referred to in clause (2) above retains all of the beneficial interest thereunder; and

(5)	any Person a majority of the voting power of the outstanding Capital Stock of which is owned by any of the persons referred to in clauses (1), (2), (3) or (4) above.

“Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Asset Sale:

(1)	cash received by Millar Western or any Restricted Subsidiary from such Asset Sale, after:

(a)	provision for all income or other taxes measured by or resulting from such Asset Sale;

(b)	payment of all brokerage commissions, underwriting and other fees and expenses, including without limitation, legal, accounting and appraisal fees, related to such Asset Sale;

(c)	provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale;

(d)

deduction of appropriate amounts to be provided by Millar Western or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Millar Western or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; provided, however, that at such time as such amounts are no longer reserved or such reserve is no longer necessary, any remaining amounts shall become Net Proceeds to be allocated in accordance with “- Offers to Repurchase by Millar Western - Asset Sales”; and

(e)	deduction of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale; and

(2)

promissory notes and other non-cash consideration received by Millar Western or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

“Notes Documents” means, collectively, the Indenture, the New Secured Notes, the Guarantees and the Collateral Documents.

“Notes Obligations” means all Obligations of Millar Western and any Guarantors arising under the Notes Documents.

“Obligations” means any principal, interest (including any interest accruing subsequent to any Insolvency or Liquidation Proceeding, regardless of whether such interest is an allowed claim in such proceeding), other monetary obligations, penalties, fees, indemnifications, reimbursements (including, if applicable, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parity Lien” means a Lien granted, or purported to be granted, by a Collateral Document to the Collateral Trustee, on behalf of the Parity Lien Secured Parties, at any time, upon any property of Millar Western or any Guarantor to secure Parity Lien Obligations.

“Parity Lien Collateral” means any Collateral that is not Priority Lien Collateral.

“Parity Lien Debt” means:

(1)	the New Secured Notes issued on the Issue Date; and

(2)

any other Funded Debt (including additional New Secured Notes of Millar Western) that is secured by a Parity Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document;

provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

(a)

on or before the date on which such Funded Debt is incurred by Millar Western or by a Restricted Subsidiary, such Funded Debt is designated by Millar Western, in an officer’s certificate in the form required under the Indenture delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of the Indenture, the Intercreditor Agreement, and the Collateral Documents; provided that no Funded Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	the Parity Lien Representative for such Funded Debt executes and delivers a Lien Sharing and Priority Confirmation in the form required under the Indenture; and

(c)

all other requirements set forth in the Indenture as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Funded Debt in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Millar Western delivers to the Collateral Trustee an officer’s certificate in the form required under the Collateral Documents stating that such requirements and other provisions have been satisfied and that such Funded Debt is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Indenture, the New Secured Notes and the Collateral Documents and any other indenture, credit agreement or other agreement pursuant to which any other Series of Parity Lien Debt is incurred and the related Collateral Documents (other than any Collateral Documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof including, without limitation, interest and premium, if any (including interest accruing after the filing of a petition in bankruptcy, regardless of whether an allowable claim in such proceeding), and all Guarantees of any of the foregoing.

“Parity Lien Representative” means:

(1)	in the case of the New Secured Notes, the Trustee; and

(2)

in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (A) is appointed as a Parity Lien Representative (for purposes related to the administration of the Collateral Documents) pursuant to the Indenture or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (B) has become a party to the Intercreditor Agreement by executing a Lien Sharing and Priority Confirmation in the form required under the Intercreditor Agreement.

“Parity Lien Secured Parties” means the holders of Parity Lien Obligations, each Parity Lien Representative and the Collateral Trustee.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) the Management Group, (iii) the Millar Family and (iv) any Person that has no material assets other than the Capital Stock of Millar Western and other Permitted Holders and, directly or indirectly, holds or acquires 100% of the total voting power of the Capital Stock of Millar Western, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Capital Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Capital Stock of Millar Western (a “Permitted Holder Group”), so long as no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii), (iii) and (iv) above) beneficially owns more than 50% on a fully diluted basis of the total voting power of the Capital Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means Investments made on or after the Issue Date consisting of:

(1)	Investments by Millar Western, or by a Restricted Subsidiary thereof, in Millar Western or a Restricted Subsidiary;

(2)

Investments by Millar Western, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Millar Western or a Restricted Subsidiary thereof, and in each case Investments held by such Person provided that they are not acquired in contemplation thereof;

(3)	Investments in Cash Equivalents;

(4)	loans and advances made to employees not to exceed $5.0 million in the aggregate at any one time outstanding;

(5)

an Investment that is made by Millar Western or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures or other securities that are issued by a third party to Millar Western or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is permitted under “—Offers to Repurchase by Millar Western—Asset Sales” or of an asset sale not constituting an Asset Sale;

(6)

other Investments in an amount not to exceed, together with the amount of all other Investments outstanding under this clause (6), at the time of such Investment and after giving pro forma effect thereto, 7.5% of the consolidated tangible assets of Millar Western and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which consolidated financial statements are available ending on or prior to the date of determination (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (6);

(7)

any Investments by Millar Western or a Restricted Subsidiary received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Millar Western or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by, or other transfer of title to, Millar Western or any of its Restricted Subsidiaries with respect to any secured investment in default; or (b) litigation, arbitration or other disputes;

(8)	Currency Agreements, Interest Rate Agreements and Commodity Agreements;

(9)	guarantees of Indebtedness issued in compliance with the “Certain Covenants—Limitation on Incurrence of Indebtedness” covenant; and

(10)	Investments existing on the Issue Date.

“Permitted Liens” means:

(1)

Liens on Property or assets of, or any Capital Stock of, any corporation existing at the time such Property, assets or Capital Stock are acquired by Millar Western or any of its Restricted Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided (x) that such liens are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by Millar Western or its Restricted Subsidiaries and (y) that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, Capital Stock or Indebtedness of such corporation;

(2)

Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, Capital Stock or Indebtedness securing the Indebtedness so refunded, refinanced or extended;

(3)	Liens in favor of Millar Western or any Restricted Subsidiary;

(4)

Liens to secure Purchase Money Indebtedness or Capitalized Lease Obligations that is otherwise permitted to be incurred under the Indenture; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property and (b) such Lien does not extend to or cover any Property other than such Property, any improvements on such Property and any Property attached, appurtenant or connected thereto;

(5)

statutory liens or landlords’, carriers’, warehousemen’s, unemployment insurance, surety or appeal bonds, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens imposed by law arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(6)	Liens existing on the Issue Date;

(7)	Liens securing the New Secured Notes issued on the Issue Date, any Guarantees thereof and Parity Lien Obligations permitted to be incurred under the Indenture;

(8)

easements, reservation of rights of way, restrictions (including, but not limited to, zoning and building restrictions) and other similar easements, licenses, restrictions on the use of Properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of Millar Western and its Restricted Subsidiaries;

(9)

Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens on Collateral securing (a) Priority Lien Debt and (b) any related Priority Lien Obligations, in each case permitted to be incurred under the Indenture;

(11)	Liens securing obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements, in each case permitted to be incurred under the Indenture;

(12)

Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(13)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14)	other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed US$1.0 million in the aggregate at any one time outstanding;

(15)	Liens arising pursuant to Sale and Lease-Back transactions entered into in compliance with the Indenture;

(16)

Liens securing Indebtedness permitted to be incurred under clause (10) of the second paragraph of the “—Limitation on Additional Indebtedness” covenant; provided that any Liens incurred pursuant to this clause (16) must be pari passu with, or junior in priority to, the Parity Liens with respect to Parity Lien Obligations;

(17)	Liens on the assets of a Restricted Subsidiary that is not a Guarantor;

(18)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods;

(19)	Liens securing Bank Product Obligations; and

(20)

any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (19); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any other Property of Millar Western or its Subsidiaries other than such item of Property originally covered by such Lien or by improvement thereon or additions or accessions thereto.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“PPSA” means the Personal Property Security Act of each province of Canada (other than Quebec) and the Civil Code of Quebec, and to the extent applicable based on the location of the personal property or the debtor and the application of applicable conflicts rules, any other applicable federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens or hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Priority Lien” means a Lien granted, or purported to be granted, by a Priority Lien Document to a Priority Lien Representative, on behalf of the Priority Lien Secured Parties, at any time, upon any Priority Lien Collateral to secure the performance of any Priority Lien Obligations.

“Priority Lien Collateral” means present and after-acquired inventory and accounts receivable of Millar Western.

“Priority Lien Debt” means any Indebtedness incurred under the Credit Agreement or other Priority Lien Documents prior to, on or after the Issue Date pursuant to clause (1) of the second paragraph of the covenant described above under the caption “- Certain Covenants - Limitation on Additional Indebtedness” that was permitted to be incurred as Priority Lien Debt under each applicable Secured Debt Document (or as to which the lenders under the applicable Credit Facilities obtained an officer’s certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents).

“Priority Lien Documents” means the Credit Agreement or other Credit Facilities pursuant to which any Priority Lien Debt is incurred and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Millar Western or any Guarantor creating (or purporting to create) a Lien upon Priority Lien Collateral in favor of a Priority Lien Representative, for the benefit of the Priority Lien Secured Parties, and, in each case, as amended, restated, supplemented, extended, increased, restructured, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, including without limitation any post-petition interest, regardless of whether allowable, together with all Interest Rate Agreements, Currency Agreements, Commodity Agreements and other hedging obligations and Bank Product Obligations in respect of such Priority Lien Debt and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to any Priority Lien Representative in its capacity as such, whether pursuant to the terms of the Intercreditor Agreement or one or more of the Priority Lien Documents, will in each case be deemed to constitute Priority Lien Obligations, which will be entitled to the priority provided above under “—Intercreditor Agreement”.

“Priority Lien Representative” means HSBC Bank Canada, in its capacity as administrative agent and collateral agent under the Credit Agreement, together with its successors in such capacity, subject to the provisions of the Intercreditor Agreement relating to the appointment of a different Priority Lien Representative in the event another series of Priority Lien Debt is created, or, upon the Discharge of the Priority Lien Obligations with respect to the Credit Agreement, the trustee, agent or other representative of the Priority Lien Debt then outstanding who is appointed as the representative of the Priority Lien Debt for purposes related to the administration of the Priority Lien Collateral pursuant to the Priority Debt Documents and who has delivered to the Collateral Trustee a joinder to the Intercreditor Agreement in the form required under the Intercreditor Agreement.

“Priority Lien Secured Parties” means the holders of Priority Lien Obligations and the Priority Lien Representatives.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person regardless of whether included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means any Indebtedness incurred by a Person to finance the cost (including the cost of construction, installation or improvement) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) the lesser of (A) the Fair Market Value of such property or (B) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

“Redemption Price Change Day” means, (i) with respect to any redemption of New Secured Notes on a redemption date occurring during the twelve-month period beginning on the Issue Date, the Issue Date and (ii) with respect to any redemption of New Secured Notes on any other redemption date, the latest anniversary of the Issue Date occurring prior to such redemption date.

“Refinancing Indebtedness” means Indebtedness that replaces, refunds, renews, refinances or extends any Indebtedness of Millar Western or a Restricted Subsidiary permitted to be incurred by Millar Western or its Restricted Subsidiaries pursuant to the covenant described under “- Certain Covenants - Limitation on Additional Indebtedness” (other than pursuant to clauses (1), (4), (6), (7), (8), (9), (10), (12), (14), (16), (17) and (18) of the definition of Permitted Indebtedness), but only to the extent that:

(1)	the Refinancing Indebtedness is subordinated to the New Secured Notes to at least the same extent as the Indebtedness being replaced, refunded, renewed, refinanced or extended, if at all;

(2)

the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being replaced, refunded, renewed, refinanced or extended, or (b) after the maturity date of the New Secured Notes;

(3)

the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the New Secured Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being replaced, refunded, renewed, refinanced or extended that is scheduled to mature on or prior to the maturity date of the New Secured Notes;

(4)

such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being replaced, refunded, renewed, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and reasonable premiums and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

(5)

such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being replaced, refunded, renewed, refinanced or extended, except that Millar Western or a Guarantor may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary.

“Replacement Assets” means (i) properties or assets (other than cash or Cash Equivalents or any Capital Stock or other security) that will be used or useful in the business of Millar Western or its Restricted Subsidiaries as conducted on the Issue Date, or in businesses similar to or ancillary to the business of Millar Western or its Restricted Subsidiaries as conducted on the Issue Date or that replaces assets subject to an Asset Sale or (ii) Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

“Restricted Subsidiary” means a Subsidiary of Millar Western other than an Unrestricted Subsidiary. The Board of Directors of Millar Western may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Indebtedness of such Subsidiary as having been incurred at the time of such action), (i) such Indebtedness is permitted under the covenant described under the caption “- Certain Covenants - Limitation on Additional Indebtedness” above and (ii) no Default or Event of Default shall have occurred and be continuing.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Millar Western or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Millar Western or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series of Parity Lien Debt” means, severally, the New Secured Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means Funded Debt under the Credit Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a Priority Lien Document will be part of the same Series of Priority Lien Debt as all other Priority Lien Debt incurred pursuant to such Priority Lien Document.

“Share Exchange Transaction” means the transaction between the Sponsor and Millar Western expected to be executed after the date hereof whereby, among other things, the Sponsor will exchange all of its Secured Notes issued under this Indenture into 80% of the common shares of Millar Western.

“Sponsor” means Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP together with their Affiliate(s).

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Transactions” means the transactions contemplated by that certain Support Agreement by and between the Sponsor and Millar Western, dated as of March 8, 2017, including: (i) those transactions effectuated by Millar Western and/or its successors in interest pursuant to the Plan of Arrangement; (ii) the Share Exchange Transaction; (iii) that certain Shareholders Agreement, expected to be executed after the date hereof, by and among the Sponsor, Millar Western Industries, Ltd. and Millar Western; and (iv) that certain amendment to the Corporate Services Agreement, dated as of the date hereof, by and between Millar Western Industries, Ltd. and Millar Western.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of Millar Western which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Millar Western.

The Board of Directors of Millar Western may designate (a “Designation”) any Subsidiary of Millar Western (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other acquisition transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)

such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Millar Western or any other Subsidiary of Millar Western which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of Millar Western in such Subsidiary complies with “- Certain Covenants - Limitation on Restricted Payments”.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares or similar requirements of law) of which are owned, directly or indirectly, by Millar Western or another Wholly-Owned Restricted Subsidiary.

INFORMATION CONCERNING THE COMPANY

History of the Company

The Company was incorporated as Millar Western Forest Products Ltd. under the Business Corporations Act (Alberta) on September 8, 1997. The Company was continued under the CBCA on February 28, 2017. The Company has no subsidiaries other than the Subsidiary.

On May 13, 1998, the Company acquired all of the forest products operations of its parent company, Millar Western Industries Ltd. (Industries) and its subsidiaries. The predecessor of Industries was first incorporated in 1919 and began lumber operations in the Whitecourt area in 1922.

The Company’s head office is located at 16640 - 111 Avenue NW, Edmonton, Alberta, T5M 2S5, and its registered office is located at 333 Bay Street, Suite 3400, Toronto, Ontario, M5H 2S7. The Company’s telephone and facsimile numbers are (780) 486-8200 and (780) 486-8282, respectively.

The Company’s agent for service of process in the United States is CT Company System, 111 8th Avenue, New York, New York 10011, (212) 894-8700.

Business Overview

Millar Western is an integrated forest products company active in Alberta, Canada, that produces and markets softwood lumber and hardwood and softwood bleached chemi-thermo-mechanical pulp, or BCTMP. Millar Western owns and operates three production facilities in Alberta, including a sawmill and a BCTMP mill at an integrated complex in Whitecourt and a sawmill in Fox Creek. The Company previously owned and operated a sawmill at Boyle, Alberta; that facility was sold to a third party effective December 22, 2015, and the Company continued to operate it until February 19, 2016, when the processing of existing log and lumber inventories was completed. Millar Western recently substantially completed construction of a bioenergy project (the BEP) at the Whitecourt BCTMP mill that, once fully operational in the second quarter of 2017, will convert organic matter in pulp-mill waste into renewable energy for consumption by the Company’s pulp operations.

Millar Western’s sawmills produce kiln-dried dimension lumber from spruce, pine and fir, or SPF, timber for the residential and commercial construction industries. The Company also produces higher-margin grades, such as machine-stress-rated, or MSR, lumber for load-bearing applications, as well as specialty products, such as decking. Under the Company’s current operating strategy, its sawmills have a combined annual capacity of 450 million foot board measure (mmfbm), with the Whitecourt and Fox Creek facilities having individual annual capacities of 330 mmfbm and 120 mmfbm, respectively. The Company’s Boyle sawmill, sold in December 2015, had operated at a rate of 80 mmfbm per year. Millar Western’s lumber is sold principally in Canada and the United States; China is also a regular destination for the Company’s products, and a small volume of certain higher-margin grades is shipped to Japan.

Millar Western’s Whitecourt pulp mill produces hardwood, softwood and blended grades of pulp and has an annual production capacity of 320,000 air dried metric tonnes (admt). The Company’s BCTMP is sold internationally for use in the production of a diverse range of paper products, including coated and uncoated printing and writing papers, paperboard, specialty papers, tissue and toweling.

Principal Shareholder

Industries holds, directly and of record, 15,000,002 Common Shares, representing 100% of the outstanding Common Shares. Industries is a company with operations in chemicals and other businesses. Industries is owned 100% by Hualkeith Investments Ltd., or Hualkeith, a corporation indirectly owned 100% by James B. Millar, H. MacKenzie Millar and other members of the Millar family. James B. Millar and H. MacKenzie Millar together control 55.6% of the outstanding equity of Hualkeith. The registered office of Industries is located at 2900 Manulife Place, 10180 -101 Street, Edmonton, Alberta, T5J 3V5, and its executive offices are located at 16640 -111 Avenue NW, Edmonton, Alberta, T5M 2S5.

By virtue of its ownership of all of the issued and outstanding Common Shares prior to the Effective Date, Industries acting alone can elect the entire board of directors of the Company and can approve any transaction requiring shareholder approval.

Conditional on completion of the Arrangement and satisfaction or waiver of the other conditions set forth in the Share Exchange Agreement, the Supporting Noteholder will exchange approximately US$41.7 million principal amount of New Secured Notes for Common Shares representing in the aggregate 80% of the outstanding Common Shares of the Company after giving effect to the Share Exchange Transaction pursuant to the Share Exchange Agreement, as described in more detail under the heading “Share Exchange Transaction”.

RISK FACTORS

Risk Factors Relating to the Company

Certain risk factors relating to the business of the Company are contained in the 2016 Annual Report, which is incorporated by reference in this Circular and which has been publicly filed on EDGAR at www.sec.gov. Noteholders should review and carefully consider the risk factors set forth in the 2016 Annual Report and consider all other information contained therein and herein and in the Company’s other public filings before determining whether to vote in favour of the Arrangement Resolution and the Note Exchange Transaction.

Risks Relating to the Arrangement

The consummation of the Arrangement may not occur for a number of reasons, including as a result of a termination of the Support Agreement

The Company will not complete the Arrangement unless and until all conditions precedent to the Arrangement, some of which are not under the Company’s control, are satisfied or waived. See “Description of the Note Exchange Transaction – Conditions to the Note Exchange Transaction”. Even if the Arrangement is completed, it may not be completed on the schedule or in the manner described in this Circular. Accordingly, Noteholders participating in the Arrangement may receive different treatment under the Arrangement from that contemplated herein and/or may have to wait longer than expected to receive their New Secured Notes. If the Arrangement is not completed on the timeline anticipated or on the terms described in this Circular, the Company may incur additional expenses.

Although the Supporting Noteholder has agreed to vote in favor of the Arrangement, there can be no assurance that other creditors, securityholders or third parties will not seek to challenge, oppose or delay the Arrangement, or the ability to implement the Arrangement under the CBCA, nor can there be any assurance that such parties would not be successful in such challenge, opposition or delay.

The Support Agreement may be terminated by the Company or the Supporting Noteholder in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Support Agreement will not be terminated by either the Company or the Supporting Noteholder before the completion of the Arrangement, which may result in the Arrangement Resolutions not being approved and the Arrangement not proceeding.

The Arrangement may not improve the Company’s financial condition to the extent anticipated

The Arrangement is intended to enhance the Company’s capital structure and liquidity and provide it with continued financial flexibility. However, the foregoing is contingent on many assumptions that may prove to be incorrect, including without limitation:

•	the ability of the Company to succeed in continuing to implement its business plan;

•	that general economic conditions will not deteriorate beyond currently anticipated levels;

•	that the Company’s sales and relationships with suppliers, customers and contractors will not be materially adversely affected while the Arrangement is underway or as a result of such Arrangement; and

•	the Company’s ability to manage costs.

Should any of those assumptions not materialize, the Arrangement may not have the effect of providing the Company with the financial flexibility expected or required to implement its business plan.

After the Arrangement and the completion of the Share Exchange Transaction, each of the Supporting Noteholder and Industries will own a significant number of the Common Shares and their interests may conflict with the interests of holders of the New Secured Notes

Following the completion of the Arrangement and after giving effect to the Share Exchange Transaction, the Supporting Noteholder and Industries will hold 80% and 20%, respectively, of the Common Shares. See “Share Exchange Transaction”. The interests of the Supporting Noteholder and Industries in the Company’s business, operations and financial condition from time to time may not be aligned with, or may conflict with, the interests of the holders of the New Secured Notes.

Noteholders may have difficulty enforcing civil liabilities against the Company in the United States

The enforcement by Noteholders of civil liabilities under U.S. securities laws may be affected adversely by the fact that Millar Western is incorporated outside the United States, that some of its officers and directors and the experts named herein are residents of a country other than the United States and that some or all of the assets of Millar Western and the aforementioned persons are located outside the United States. It may not be possible, therefore, for you to effect service of process within the United States upon the Company or such persons. There is also uncertainty as to the enforceability (1) in an original action in Canadian courts of liabilities predicated solely upon United States federal securities laws and (2) of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws in Canadian courts. Therefore, you may not be able to secure judgment against the Company or such persons in a Canadian court or, if successful in securing a judgment against the Company or such persons in a U.S. court, you may not be able to enforce such judgment in Canada.

Risks Relating to the Non-Implementation of the Arrangement

The Company currently expects to pursue the Alternative Transaction if the Arrangement is not completed

In the event that the Company does not complete the Arrangement, the Company currently expects that it will enter into an alternative deleveraging transaction with the Supporting Noteholder involving an exchange of the Existing Notes held by the Supporting Noteholder into new secured notes of the Company described under the heading “Background to and Reasons for the Note Exchange Transaction – Alternative Transaction”. Any such new secured notes issued to the Supporting Noteholder would be effectively senior to the Existing Notes to the extent of the value of the collateral securing such new secured notes. As a result, any such Alternative Transaction could have a material and adverse impact on the value of the Existing Notes.

The non-implementation of the Arrangement could create liquidity risks and force the Company to pursue other alternatives that could have a negative effect on the Company

If the Arrangement is not implemented and business operations of the Company continue at their current levels, the Company may not be able to generate sufficient cash flows to repay or refinance its outstanding indebtedness when it matures without raising additional capital. In the current market conditions and the Company’s financial condition, the Company can give no assurance that additional capital will be available on favorable terms, or at all. If the Company defaults under the terms of certain of its indebtedness, the Noteholders could declare all outstanding principal and interest to be due and payable, the Lender could terminate its commitments under the Credit Agreement to loan money and foreclose against the assets securing such borrowings and the Company could be forced into bankruptcy or liquidation. Further, in the event that the Arrangement is not implemented, the Company may be required to pursue other alternatives that could have a more negative effect on the Company and its stakeholders, including non-consensual proceedings under creditor protection legislation.

The Company has also agreed in the Support Agreement that it will not, without the consent of the Supporting Noteholder, incur liens to secure indebtedness (except indebtedness incurred under the Credit Facility or certain other liens permitted pursuant to the Existing Indenture) or increase the total availability of $50 million under the Credit Facility for a period of two years from the date of the Support Agreement, provided that the Supporting Noteholder and its Permitted Affiliate Transferees, in the aggregate, continue to own at least US$50 million principal amount of Existing Notes. The Support Agreement permits the Company, if required for working capital purposes, to incur up to US$15 million of additional secured indebtedness (as permitted pursuant to the Existing Indenture) from and after one year after the date of the Support Agreement.

Risks Relating to Our Indebtedness and the New Secured Notes

We have significant indebtedness, which could weaken our financial condition and limit our ability to fulfill our obligations related to the New Secured Notes

We currently have and after the consummation of the Arrangement will continue to have a significant amount of indebtedness and significant debt service obligations. This leverage could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the New Secured Notes and other indebtedness;

•	increase our vulnerability to adverse economic and industry conditions;

•

require us to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•	place us at a disadvantage compared to our competitors that have a lower degree of leverage; and

•	limit our flexibility in planning for, or reacting to, changes in our business and in the forest products industry.

We may not generate cash flow sufficient to service all of our obligations, including our obligations related to the New Secured Notes

Our ability to make payments on and to refinance our indebtedness, including the New Secured Notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. Our cash flow is subject to general economic, industry, financial, competitive, operating, regulatory and other factors that are beyond our control. Please refer to the risks and uncertainties described under “Risk Factors” in Item 3 of the 2016 Annual Report, which is incorporated into this Circular by reference. Our business may not generate cash flow in an amount sufficient to enable us to repay our indebtedness, including the New Secured Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Secured Notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the New Indenture and the terms governing the Credit Facility; and

•	other factors, including the condition of the financial markets or the forest products industry.

If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the New Secured Notes.

We may be able to incur additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness

Although the terms governing the Credit Facility and the New Indenture contain restrictions on the incurrence of additional indebtedness, additional secured or unsecured indebtedness incurred in compliance with these restrictions (or, in the case of the Credit Facility, with the consent of the lenders and other secured parties thereunder) could be substantial. As at December 31, 2016, we would have been permitted to borrow up to $38.1 million, consisting of $50.0 million under the under the Credit Facility less $11.9 million in letters of credit. In addition, the New Indenture does not prevent us from incurring obligations, such as trade payables and operating leases, that do not constitute indebtedness. If we incur additional indebtedness or other obligations, the related risks that we face could be magnified.

The New Secured Notes will be effectively subordinated to our existing and future Priority Lien Debt (as defined in “Description of the New Notes”) to the extent of the value of the Priority Lien Collateral (as defined in “Description of the New Notes”), and holders of the New Secured Notes may receive less from the Priority Lien Collateral than holders of our Priority Lien Debt

The New Secured Notes are Parity Lien Obligations (as defined in “Description of the New Notes”), ranking effectively junior in right of payment to all our existing and future Priority Lien Obligations (as defined in “Description of the New Notes”), including obligations under the Credit Facility, to the extent of the value of the Priority Lien Collateral. In addition, the New Indenture permits the incurrence of additional debt, some of which may be Priority Lien Debt secured by Priority Lien Collateral.

Pursuant to the terms of the Intercreditor Agreement, in the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any Priority Lien Debt will be entitled to all of the proceeds of the Priority Lien Collateral until the Discharge of Priority Lien Obligations (as defined in “Description of the New Notes”) has occurred. As a result, the New Secured Notes may not receive any proceeds from the Priority Lien Collateral in the event that we are declared bankrupt, become insolvent or are liquidated or reorganized.

The agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility

The New Indenture and the terms governing the Credit Facility contain covenants that, among other things, limit our ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions;

•	repurchase stock;

•	make certain investments;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	issue or sell stock of subsidiaries;

•	create dividend or other payment restrictions affecting restricted subsidiaries; and

•	merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

In addition, the Credit Facility requires us to comply with covenants that include the requirement to maintain specified financial ratios which from time to time either affect the availability, or price, of additional financing thereunder and in the event that we do not comply with these covenants, our access to capital could be restricted. Events beyond our control may contribute to our failure to comply with such covenants. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness and foreclose on our collateral, in which case, we may not be able to repay all of our indebtedness, and the New Secured Notes may not be repaid fully, if at all. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or terms that are acceptable to us.

The realizable value of our assets securing the New Secured Notes may not be sufficient to pay the New Secured Notes and our other secured obligations

If we default on the New Secured Notes, we cannot assure you that the New Secured Notes trustees would receive sufficient funds from the sale of the collateral to repay you. If the proceeds of any sale of the collateral are not sufficient to repay all amounts due on the New Secured Notes, then your claims against our remaining assets to repay any amounts still outstanding under the New Secured Notes would be unsecured.

The collateral has not been appraised in connection with the Arrangement. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The value of the assets pledged as collateral for the New Secured Notes could be impaired in the future as a result of changing economic conditions, commodity prices, competition or other future trends. Likewise, we cannot assure you that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. In addition, the collateral securing the New Secured Notes is subject to other liens, including Priority Liens (as defined in “Description of the New Notes”), permitted under the terms of the New Indenture and the Intercreditor Agreement, whether arising on or after the date the New Secured Notes are issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral securing the New Secured Notes.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose on the collateral will also be limited by the need to meet certain requirements, such as obtaining third party consents, paying court fees and making additional filings. If we are unable to obtain these consents, pay such fees or make these filings, the security interests may be invalid and the applicable holders and lenders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents, fee payments or filings can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents, fees and filings, be limited.

We may be unable to purchase the New Secured Notes in the event of a change of control

Upon the occurrence of a change of control, which is defined in the New Indenture and includes, among other things, the sale or transfer of all or substantially all of our assets, the adoption of a plan relating to our liquidation or dissolution, or a person other than certain permitted holders (including the beneficial owners of Industries and the Sponsor (as defined in “Description of the New Notes”)) obtaining control of 50% or more of our common shares, we will be required to make an offer to purchase notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Any such change of control would constitute a default under the Credit Facility. In addition, the terms of the Credit Facility prevent us from purchasing the New Secured Notes. We may not have sufficient funds to repay the Credit Facility and make the required offer to purchase at the time of such event. Any future debt that we incur may also contain restrictions on the purchase of the New Secured Notes.

Certain bankruptcy and insolvency laws may impair the New Secured Notes trustees’ ability to enforce remedies under the New Secured Notes

The rights of the New Secured Notes trustees to enforce remedies may be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) (the “BIA”) and the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) contain provisions enabling an “insolvent person” to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majority of creditors and approved by the court, may be binding on persons, such as holders of the New Secured Notes, who may not otherwise be willing to accept it. Moreover, this provision of the legislation permits, in certain circumstances, an insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

The powers of the court under the BIA and particularly under the CCAA have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if we were to seek protection under such Canadian bankruptcy legislation following commencement of or during such a proceeding, payments under the New Secured Notes may be discontinued, the New Secured Notes trustees may be unable to exercise its rights under the New Indenture and holders of the New Secured Notes may not be compensated for any delays in payments, if any, of principal and interest.

Under the CCAA, secured creditors may be stayed or prevented from repossessing their security from a debtor company in a proceeding under the CCAA without approval from the court supervising the proceedings, and may be prevented from disposing of security repossessed from such debtor without court approval. In CCAA proceedings, the debtor may continue to retain collateral, including cash collateral, even though the debtor is in default under applicable debt instruments.

We are formed under the laws of Canada and our principal place of business and all of our assets are currently located in Canada. Therefore, Canada would be the more likely jurisdiction than the U.S. for the commencement of any bankruptcy or insolvency proceedings. Chapter 15 of the U.S. Bankruptcy Code and Part IV of the CCAA provide for the recognition of foreign insolvency proceedings. Courts in either jurisdiction have the authority to recognize a foreign insolvency proceeding as either a foreign main proceeding or a foreign non-main proceeding, on the proof of certain threshold requirements. In order for a Canadian court to recognize a U.S. insolvency proceeding as a foreign main proceeding, it would have to be satisfied, among other things, that the U.S. is the jurisdiction of the debtor's centre of main interests. In Canada, in the absence of proof to the contrary, a debtor company's registered office is deemed to be the centre of its main interest. Because our registered office is located in Canada, it is uncertain whether we would be an eligible debtor under the U.S. Bankruptcy Code and, if we were to seek protection under U.S. bankruptcy Laws, it is uncertain whether such proceedings would be recognized by Canadian courts, particularly as a foreign main proceeding. Likewise, if we were to seek protection in the Canadian courts under Canadian bankruptcy and insolvency laws, it is uncertain whether an appropriate foreign representative would seek to commence an ancillary proceeding under Chapter 15 of the U.S. Bankruptcy Code and, if so, whether such foreign proceedings would be recognized by U.S. Bankruptcy courts as a foreign main or a foreign non-main proceeding.

The value of the collateral securing the New Secured Notes may not be sufficient for a court in a bankruptcy or insolvency proceeding to grant post-filing interest on the New Secured Notes. Should our obligations under the New Secured Notes, together with our obligations under any other Priority Lien Obligations or Parity Lien Obligations, equal or exceed the fair market value of the collateral securing the New Secured Notes, the holders of the New Secured Notes may be deemed to have an unsecured claim for the difference between the fair market value of the collateral, on the one hand, and the aggregate amount of the obligations under any other secured debt and the New Secured Notes, on the other hand

In the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding against us, holders of the New Secured Notes will be entitled to post-filing interest under the BIA or CCAA only if the value of their security interest in the collateral, taken in order of priority with other obligations secured by the collateral, is greater than the amount of their pre-BIA or CCAA claim. Holders of the New Secured Notes may be deemed to have an unsecured claim if our obligations under the New Secured Notes, together with our obligations under any other Priority Lien Obligations or Parity Lien Obligations, exceed the fair market value of the collateral securing the New Secured Notes. Holders of the New Secured Notes that have a security interest in the collateral with a value less than their pre-BIA or CCAA claim will not be entitled to post-filing interest under the BIA or CCAA. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the New Secured Notes on the date of the bankruptcy filing (or on the date of confirmation of a plan under the CCAA) was less than the then-current principal amount of the New Secured Notes. Upon a finding by a court that the New Secured Notes are under-collateralized, the claims in the bankruptcy or insolvency proceeding with respect to the New Secured Notes would be bifurcated between a secured claim equal to the value of the interest in the collateral and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of the New Secured Notes to receive post-filing interest, fees or expenses. In addition, if any payments of post-filing interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the court as a reduction of the principal amount of the secured claim with respect to notes. No appraisal of the fair market value of the collateral securing the New Secured Notes has been prepared in connection with the Arrangement and, therefore, the value of the collateral agent’s interests in the collateral may not equal or exceed the principal amount of the New Secured Notes and other secured claims. We cannot assure you that there will be sufficient collateral to satisfy our obligations under the New Secured Notes.

Holders of notes will not be permitted to object to or oppose any DIP Financing proposed by holders of Priority Lien Obligations that is to be secured by Priority Lien Collateral in a bankruptcy proceeding involving the Company or any of its Subsidiaries unless the proposed size of such facility exceeds an amount to be agreed to

The Intercreditor Agreement provides that if the Company or any of its subsidiaries becomes subject to any bankruptcy or insolvency proceeding and, as debtor(s)-in-possession, moves for approval of financing secured by Priority Lien Collateral (“DIP Financing”) to be provided under Section 50.6(1) of the BIA or Section 11.2 of the CCAA, neither the Parity Debt Representative (as defined in the Intercreditor Agreement) nor any holder of Parity Lien Debt (as defined in the Intercreditor Agreement) is permitted to raise any objection or oppose such DIP Financing or to the liens on the Priority Lien Collateral securing the same, or to any use of cash collateral that constitutes collateral so long as certain conditions are met, including that the maximum principal amount of indebtedness permitted under such DIP Financing does not exceed the DIP Financing Cap (as defined in “Description of the New Notes”).

There is currently no active trading market for the New Secured Notes. If an active trading market does not develop for the New Secured Notes, you may not be able to resell them

No active trading market currently exists for the New Secured Notes and an active trading market may not develop in the future. The New Secured Notes will not be listed on any securities exchange. If an active trading market does not develop, it could have an adverse effect on the market price of, and your ability to sell, the New Secured Notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Secured Notes. The market for the New Secured Notes, if any, may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects. These factors could adversely affect you as a holder of New Secured Notes.

The rights of holders of the New Secured Notes to the Priority Lien Collateral and Parity Lien Collateral will be governed, and in the case of Priority Lien Collateral materially limited, by the Intercreditor Agreement

Pursuant to the terms of the Intercreditor Agreement, the lenders and other secured parties to the Credit Facility, the obligations to whom are secured by Priority Liens on the Priority Lien Collateral, will control substantially all matters related to the Priority Lien Collateral. Under the Intercreditor Agreement, at any time that any Priority Lien Obligations remain outstanding, any actions that may be taken in respect of the Priority Lien Collateral (including the ability to commence enforcement proceedings against the Priority Lien Collateral and to control the conduct of such proceedings, and to approve amendments to, releases of the Priority Lien Collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the lenders and other secured parties under the Credit Facility. Under such circumstances, the New Secured Notes trustees and the collateral agent on behalf of the holders of the New Secured Notes will not have the ability to control or direct such actions, even if the rights of the holders of the New Secured Notes are adversely affected. Any release of all Priority Liens upon any collateral approved by the holders of Priority Liens will also release the Parity Liens securing the New Secured Notes on substantially the same collateral, and holders of Notes will have no control over such release. See “Description of the New Secured Notes - Intercreditor Agreement.”

Furthermore, because the holders of the Priority Lien Obligations will control the disposition of the collateral securing such Priority Lien Obligations and the New Secured Notes, if there were an event of default under the New Secured Notes, the holders of the Priority Lien Obligations could decide not to proceed against the collateral, regardless of whether or not there is a default under such Priority Lien Obligations. In such event, the only remedy available to the holders of the New Secured Notes would be to sue for payment on the New Secured Notes. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the New Secured Notes.

Unless and until the discharge of the Priority Lien Obligations, including the Credit Facility, has occurred, the sole right of the holders of the New Secured Notes with respect to the Priority Lien Collateral is to hold a lien on the Priority Lien Collateral, subject to the exceptions described in “Description of the New Secured Notes - Intercreditor Agreement.”

The Intercreditor Agreement shall provide that the New Secured Notes trustees and the collateral agent on behalf of the holders of the New Secured Notes will have similar rights and privileges with respect to actions that may be taken in respect of the Parity Lien Collateral as those that are held by the lenders and other secured parties under the Credit Facility with respect to the Priority Lien Collateral.

The collateral securing the New Secured Notes is subject to casualty risks and potential environmental liabilities

We maintain insurance for our properties against loss or damage to a similar extent as other companies operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, or insured for values less than the then current fair market value. As a result, insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to satisfy all of our secured obligations, including the New Secured Notes.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of investigating or remediating contamination or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may be unable to or may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the New Secured Notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Secured Notes

The security documents relating to the collateral will allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral, with certain limited exceptions. To the extent we sell or take actions that reduce the value of the collateral, it will reduce the pool of assets securing the New Secured Notes.

There are circumstances other than repayment or discharge of the New Secured Notes under which the collateral securing the New Secured Notes will be released automatically, without your consent or the consent of the New Secured Notes trustees

Under various circumstances, collateral securing the New Secured Notes will be released automatically, including:

•	a sale, transfer or other disposal or liquidation of such collateral in a transaction not prohibited under the New Indenture;

•	upon release of such collateral under the Credit Facility and all other Priority Lien Debt and Parity Lien Debt (except if such release is pursuant to, or as a result of, a complete payment under such other obligations);

•	with respect to collateral held by any guarantor, upon the release of such guarantor from its guarantee in accordance with the New Indenture; and

•	as otherwise described in “Description of the New Secured Notes - Intercreditor Agreement.”

The rights of holders of the New Secured Notes to the collateral securing the New Secured Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the New Secured Notes may not be perfected with respect to the claims of the New Secured Notes if the collateral agent does not take or is not able to take the actions necessary to perfect any of these liens on or prior to the consummation of the Arrangement. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect such interest in such property and rights are taken. The Company will have limited obligations to perfect the security interest of the holders of the New Secured Notes in specified collateral. There can be no assurance that the New Secured Notes trustees or the collateral agent will monitor, or that the Company will inform the New Secured Notes trustees or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the New Secured Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Secured Notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If the collateral agent is unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the New Secured Notes will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on or other enforcement in respect of such assets. Accordingly, the collateral agent may not have the ability to foreclose or otherwise enforce upon those assets and the value of the collateral may significantly decrease.

Security over certain collateral, including real property, may not be fully-perfected. No title insurance or surveys will be obtained

In accordance with customary financing practices, the security interests on the collateral securing the New Secured Notes consist of a floating charge over all real and personal property and a security interest over all personal property. No fixed charge mortgages have been or will be obtained over any real property. We will not obtain title searches, title insurance policies, appraisals or surveys of the mortgaged real property collateral in connection with the Arrangement and, as a result, the holders of the mortgages will not have the benefit of any title insurance to insure against losses resulting from, among other things, (i) the entity represented by us to be the owner thereof not holding fee title, a valid leasehold interest or other possessory interest in the properties, (ii) such interest being encumbered by unpermitted liens and (iii) the invalidity and lack of expected priority of the mortgage granted to the New Secured Notes agent for the benefit of the holders of the New Secured Notes. As a result, the liens on our mortgaged real property collateral may be subject to encumbrances that are not permitted liens. In addition, if a title defect results in a loss, we will not receive any insurance proceeds to satisfy our secured obligations, including the New Secured Notes.

SECURITIES LAW MATTERS

Canadian Securities Law Matters

The issuance of the New Secured Notes will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of recession or damages, will not be available in respect of the New Secured Notes to be issued under the Plan of Arrangement.

The New Secured Notes will be transferable only pursuant to exemptions from the prospectus requirements and subject to normal securities law considerations applicable to issuers that are not reporting issuers under applicable Canadian securities laws. Noteholders are advised to seek legal advice prior to any resale of the New Secured Notes.

U.S. Securities Law Matters

The following discussion is a general overview of certain requirements of U.S. federal securities laws applicable to Noteholders in the United States. All Noteholders in the United States are urged to consult with their own legal counsel regarding the effect of the Note Exchange Transaction on any securities of Millar Western they will hold or own after the Note Exchange Transaction.

Status Under U.S. Securities Laws

Millar Western is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act and is not subject to the reporting requirements of the U.S. Exchange Act.

Exemption from the Registration Requirements of the U.S. Securities Act

Offers and sales of the New Secured Notes to be issued to Noteholders pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be issued in reliance upon the Section 3(a)(10) Exemption and applicable exemptions from registration or qualification under any applicable securities laws of any state of the United States in which Noteholders reside. The Section 3(a)(10) Exemption exempts from registration a security that is issued in exchange for outstanding securities, claims or property interests, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the procedural and substantive fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, and receive timely and adequate notice thereof, by a court or by a governmental authority expressly authorized by law to grant such approval. The Court will be advised at the hearing of the application for the Final Order that if the terms and conditions of the Arrangement, and the procedural and substantive fairness thereof, are approved by the Court, the Final Order will be relied upon to constitute the basis for the Section 3(a)(10) Exemption with respect to the New Secured Notes to be issued to the Noteholders pursuant to the Arrangement. To the extent state blue-sky laws are applicable to any offers or sales of the New Secured Notes made in any state or territory of the United States, Millar Western will rely on available exemptions under such laws.

CERTAIN INCOME TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations arising in connection with the Note Exchange Transaction and the other transactions set forth in the Plan of Arrangement generally applicable to Noteholders (“Holders”) who, at all relevant times, for the purposes of the Tax Act: (i) deal at arm’s length with and are not affiliated with the Company, (ii) hold their Existing Notes and will hold their New Secured Notes and their interest in the Promissory Note as capital property, and (iii) beneficially own any such Existing Notes, and will beneficially own any such New Secured Notes and interest in the Promissory Note, including entitlements to any payments thereunder. The Existing Notes, New Secured Notes and an interest in the Promissory Note will generally be considered to be capital property of a Holder unless either the Holder holds (or will hold) such Existing Notes, New Secured Notes or their interest in the Promissory Note in the course of carrying on a business or the Holder has acquired such Existing Notes, New Secured Notes or interest in the Promissory Note in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Holders whose Existing Notes, New Secured Notes or interest in the Promissory Note might not otherwise qualify as capital property may, in certain circumstances, be entitled to have such Existing Notes, New Secured Notes, interest in the Promissory Note and every other “Canadian security”, as defined in the Tax Act, owned by such holder in the taxation year of the election and any subsequent taxation year, deemed to be capital property by making an irrevocable election pursuant to Subsection 39(4) of the Tax Act.

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Tax Act) for purposes of the “mark-to-market rules”; (ii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act; (iii) that has made a functional currency reporting election under the Tax Act; or (iv) that has entered into or will enter into, in respect of the Existing Notes, New Secured Notes or their interest in the Promissory Note a “derivative forward agreement” for purposes of the Tax Act. Such Holders should consult their own tax advisors having regard to their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the current regulations thereto (the “Regulations”) and an understanding of the current published administrative practices and policies of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

This summary is not intended to be, nor should it be construed as, legal or tax advice to any particular Holder. Holders are urged to consult with their own tax advisors concerning the tax consequences to them of the transactions described in this Circular.

For purposes of the Tax Act, all amounts relevant in computing the income, taxable income and taxes payable by a Holder, including the cost and adjusted cost base of Existing Notes, New Secured Notes and an interest in the Promissory Note, must be converted in Canadian dollars using the appropriate exchange rate on the relevant date, determined in accordance with the detailed rules in the Tax Act in that regard.

Holders Resident in Canada

The following discussion applies to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be a resident of Canada (a “Canadian Holder”).

Payment of Accrued Interest on Existing Notes

A Canadian Holder will be required to include in income the accrued interest on the Existing Notes that is paid on the Effective Date pursuant to the Plan of Arrangement for its taxation year in which the Effective Date occurs, to the extent such amount was not otherwise included in such Canadian Holder’s income for that or a preceding year.

Exchange of Existing Notes

The exchange by a Canadian Holder of Existing Notes for New Secured Notes and an interest in the Promissory Note will result in a disposition of the Existing Notes and the realization of a capital gain or capital loss (subject to the discussion below) to the Canadian Holder if and to the extent that the proceeds of disposition (net of any reasonable costs of disposition) for the Existing Notes, being the aggregate fair market value of the New Secured Notes and the interest in the Promissory Note received by the Canadian Holder on the exchange, exceeds (or is exceeded by) the adjusted cost base to the Canadian Holder of the Existing Notes so exchanged. The income tax treatment of any such capital gain (or capital loss) is described below under “Taxation of Capital Gains and Capital Losses”. The cost to a Canadian Holder of the New Secured Notes and an interest in the Promissory Note so received will be equal to the fair market value of such New Secured Notes or interest in the Promissory Note, respectively.

If and to the extent that the aggregate fair market value of the New Secured Notes and the Canadian Holder’s interest in the Promissory Note received by such Canadian Holder on the exchange is less than the adjusted cost base to the Canadian Holder of their Exchanged Notes, the loss otherwise realized will be denied for the purposes of the Tax Act and will instead be added in computing the Canadian Holder’s adjusted cost base in its New Secured Notes and its interest in the Promissory Note. Such addition to the Canadian Holder’s adjusted cost base in its New Secured Notes and its interest in the Promissory Note will be apportioned among the New Secured Notes and the interest in the Promissory Note based on their relative principal amounts.

Forgiveness, Settlement and Cancellation of the Promissory Note

The forgiveness, settlement and cancellation of the Promissory Note for no consideration pursuant to the Plan of Arrangement will be considered to be a disposition by each Canadian Holder of their interest in the Promissory Note for nil proceeds of disposition. Such disposition will generally result in a capital loss to the Canadian Holder equal to such Canadian Holder’s adjusted cost base of their interest in the Promissory Note. The income tax treatment of any such capital loss is described below under “Taxation of Capital Gains and Capital Losses”.

Interest on New Secured Notes

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will be required to include in its income for a taxation year any interest on the New Secured Notes that accrues to it or is deemed to accrue to it to the end of the year (or until the disposition of the New Secured Notes in the year) or that became receivable or was received by it before the end of the year (except to the extent that such interest was otherwise included in computing income for the year or a preceding year).

Any other Canadian Holder (including an individual) will be required to include in income for a taxation year any interest on the New Secured Notes received or receivable in the year (depending on the method regularly followed by the Canadian Holder in computing income) except to the extent such amount was otherwise included in its income for the year or a preceding year. Such other Canadian Holders will also be required to include in computing income any interest that accrues on the New Secured Notes up to any anniversary date (as defined in the Tax Act) of the New Secured Notes in the year to the extent such amount was not otherwise included in such Canadian Holders’ income for that or a preceding year.

Any premium paid by the Company to a Canadian Holder because of the redemption or purchase for cancellation by it of a New Secured Note before maturity generally will be deemed to be interest received at that time by the Canadian Holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of the redemption or purchase for cancellation of, the interest that would have been paid or payable by the Company on the note for a taxation year ending after the redemption or purchase for cancellation.

Disposition of New Secured Notes

On a disposition or deemed disposition of New Secured Notes (including on redemption, repurchase for cancellation or repayment on maturity), a Canadian Holder will generally be required to include in computing income for the taxation year in which the disposition occurs the amount of any interest accrued or deemed to accrue to the date of such disposition or deemed disposition, except to the extent that such interest has already been included in computing the Canadian Holder’s income for the year or a preceding year.

Where the Canadian Holder has disposed of the New Secured Notes for consideration equal to their fair market value, the Canadian Holder may be entitled to a deduction to the extent that the aggregate amount of interest included in computing the Canadian Holder’s income for the year of disposition or a previous year exceeds amounts received or receivable in respect of such interest. Canadian Holders are advised to consult with their own tax advisors in these circumstances.

In general terms, a disposition or deemed disposition of New Secured Notes will result in a capital gain (or capital loss) equal to the amount, if any, by which the aggregate proceeds of disposition, net of any amount included in the Canadian Holder’s income as interest and net of any reasonable costs of disposition, exceed (or are less than) the Canadian Holder’s adjusted cost base of the New Secured Notes immediately before the disposition. The income tax treatment of any such capital gain (or capital loss) is described below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

In general, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year will be included in the Canadian Holder’s income in the year and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian Holder in a taxation year is required to be deducted from taxable capital gains realized by the Canadian Holder in the year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back three years or forward indefinitely, subject to the rules in the Tax Act.

Additional Refundable Tax

A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income including amounts in respect of interest and taxable capital gains.

Alternative Minimum Tax

A Canadian Holder that is an individual (other than certain trusts) may be subject to alternative minimum tax under the Tax Act in respect of net capital gains realized by them.

Eligibility for Investment

As of the date hereof, the New Secured Notes and an interest in the Promissory Note will not be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, registered disability savings plan, registered education savings plan and tax-free savings account (collectively, “Registered Plans”).

If a trust governed by a Registered Plan acquires a New Secured Note or an interest in the Promissory Note that is not a qualified investment under the Tax Act, holders or annuitants of the Registered Plan, and/or the trust governed by the Registered Plan, may be subject to substantial penalty taxes, the trust governed by the Registered Plan may become taxable on its income earned in respect of the New Secured Note or interest in the Promissory Note, and, in the case of a registered education savings plan, it may have its status revoked, depending on the particular circumstances. Canadian Holders that hold their Existing Notes in a Registered Plan should consider removing such notes from the Registered Plan prior to the Effective Date, and are urged to consult their own tax advisors having regard to their particular circumstances.

Holders Not Resident in Canada

The following discussion applies to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times: (i) is not and is not deemed to be a resident of Canada; (ii) does not use or hold any Existing Notes, and will not use or hold any New Secured Notes or any interest in the Promissory Note in carrying on a business in Canada; (iii) deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to which the Holder disposes of Existing Notes, New Secured Notes or an interest in the Promissory Note; and (iv) is not an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business (a “Non-Resident Holder”).

The following discussion is not applicable to a Non-Resident Holder that is a “specified shareholder” (as defined in subsection 18(5) the Tax Act) of the Company or that does not deal at arm’s length for purposes of the Tax Act with a “specified shareholder” of the Company. Generally, for this purpose, a “specified shareholder” of a corporation is a shareholder that owns or is deemed to own, either alone or together with persons with which the shareholder does not deal at arm’s length for purposes of the Tax Act, shares of the capital stock of the corporation that either: (i) give such holders 25% or more of the votes that could be cast at an annual meeting of the shareholders; or (ii) have a fair market value of 25% or more of the fair market value of all of the issued and outstanding shares of the corporation’s capital stock. Such Non-Resident Holders should consult their own tax advisors.

Payment of Accrued Interest on Existing Notes

A Non-Resident Holder should not be subject to Canadian withholding tax in respect of the payment of accrued interest on the Existing Notes pursuant to the Plan of Arrangement.

Exchange of Existing Notes

A Non-Resident Holder of Existing Notes will be considered to have disposed of its Existing Notes upon the exchange of such Existing Notes for New Secured Notes and an interest in the Promissory Note on the Effective Date. A Non-Resident Holder should not be subject to tax under the Tax Act in respect of such disposition.

Disposition of an Interest in the Promissory Note

The forgiveness, settlement and cancellation of the Promissory Note for no consideration pursuant to the Plan of Arrangement will not give rise to any tax consequences under the Tax Act to a Non-Resident Holder.

Interest on New Secured Notes

A Non-Resident Holder should not be subject to Canadian withholding tax in respect of amounts paid or credited, or deemed to have been paid or credited, by the Company as, on account or in lieu of, or in satisfaction of, interest on the New Secured Notes.

Disposition of New Secured Notes

On a disposition or deemed disposition of New Secured Notes (including on redemption or repurchase for cancellation or repayment on maturity), a Non-Resident Holder should not be subject to tax under the Tax Act.

Certain United States Federal Income Tax Consideration

Noteholders should be aware that participating in the Note Exchange Transaction may have tax consequences in the United States. Such consequences for Noteholders that are residents in, or citizens of, the United States are not described herein. Each Noteholder is urged to consult its own advisor to determine the tax consequences applicable to it.

EXPERTS

Certain Canadian legal matters relating to matters described in this Circular are to be passed upon by Goodmans LLP on behalf of the Company. Certain U.S. legal matters relating to matters described in this Circular are to be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP on behalf of the Company.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company, or any person who has held such a position since the beginning of the last completed fiscal year end of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be considered at the Meeting.

OTHER BUSINESS

The Board is not aware of any matters intended to come before the Meeting other than those items of business set forth in the attached Notice of Meeting of Noteholders accompanying this Circular. If any other matters properly come before the Meeting, it is the intention of the persons named in the Proxy to vote in respect of those matters in accordance with their judgment.

ADDITIONAL INFORMATION

Financial information for the Company’s most recently completed fiscal year is provided in the Company’s 2016 Annual Report. Copies of the Company’s 2016 Annual Report and this Circular are available upon written request from the Chief Financial Officer of Millar Western at 16640 – 111 Avenue NW, Edmonton, Alberta T5M 2S5, Telephone: (403) 486-8200 and are also available electronically on EDGAR at www.sec.gov.

APPROVAL OF BOARD OF DIRECTORS

The contents and sending of this Circular and its distribution to Noteholders have been approved by the Board of Directors.

DATED at Edmonton, Alberta, this 8th day of March, 2017.

MILLAR WESTERN FOREST PRODUCTS LTD.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “J. Craig Armstrong”
J. Craig Armstrong
President and Chief Executive Officer

CONSENT OF MPA MORRISON PARK ADVISORS INC.

We hereby consent to the inclusion of our firm’s name and to the references to (i) our firm’s opinion dated March 7, 2017 in the form described in paragraph 4.04 of Industry Canada’s Policy Statement 15-1 – Policy Concerning Arrangements under Section 192 of the Canada Business Corporations Act (the “CBCA Opinion”); and (ii) our firm’s opinion dated March 7, 2017 with respect to the fairness, from a financial point of view, of the Arrangement to the Company (the “Fairness Opinion”), in the management information circular of Millar Western Forest Products Ltd. (the “Company”) dated March 8, 2017 (the “Circular”) and to the inclusion of the CBCA Opinion and Fairness Opinion in their entirety and summaries thereof in the Circular and to the filings thereof, as necessary, by the Company with the CBCA Director and with the securities regulatory authorities in each province and territory of Canada. In providing our consent herein, we do not intend that any person other than the Board of Directors of the Company shall rely upon such opinion.

Toronto, Ontario	(signed) “MPA Morrison Park Advisors Inc.”
March 8, 2017

APPENDIX A

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

the arrangement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) of Millar Western Forest Products Ltd. (the “Company”) and 10117781 Canada Corp. (the “Subsidiary”)as more particularly described and set forth in the Plan of Arrangement (the “Plan”) set forth in Appendix B to the management information circular of the Company dated March 8, 2017 (the “Circular”), as such Plan may be, or may have been, amended, modified and/or supplemented pursuant to its terms, is hereby authorized, approved and adopted;

2.

the arrangement agreement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement Agreement”) dated March 7, 2017 between the Company and the Subsidiary and the support agreement (as the same may be, or may have been, amended, modified or supplemented, the “Support Agreement”) dated March 7, 2017 between the Company and the Supporting Noteholder (as defined in the Circular), each as described in the Circular, are hereby authorized and approved and the actions of the Board of Directors in approving the Arrangement Agreement, the Support Agreement and the Arrangement and the actions of the Board of Directors in executing and delivering the Arrangement Agreement and the Support Agreement and causing the performance by the Company of its obligations thereunder, are hereby authorized, ratified and approved;

3.

the Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice to approve the Arrangement on the terms set forth in the Plan (as they may be amended, modified and/or supplemented and as described in the Circular);

4.

notwithstanding the passing of this resolution, the Board of Directors of the Company, without further notice to, or approval of, the Noteholders of the Company, are hereby authorized and empowered to (A) amend the Plan, Arrangement Agreement, to the extent permitted by the Plan, Arrangement Agreement and Support Agreement and (B) subject to the terms of the Plan, Arrangement Agreement and Support Agreement, determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA;

5.

any director or officer of the Company be and is hereby authorized and directed, for and on behalf of the Company to execute and deliver for filing with the Director under the CBCA articles of arrangement or such other documents as are necessary or desirable to give effect to the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents;

6.

any director or officer of the Company be and is hereby authorized and directed, for and on behalf of the Company (whether under corporate seal or otherwise), to execute and deliver, or cause to be executed, under the seal of the Company or otherwise, and delivered articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed by, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing; and

7.

the proper officers and authorized signatories of The Bank of New York Mellon be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

A-1

APPENDIX B

PLAN OF ARRANGEMENT

Court File No. CV17-11720-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF MILLAR WESTERN FOREST PRODUCTS LTD. AND 10117781 CANADA CORP.

MILLAR WESTERN FOREST PRODUCTS LTD. AND 10117781 CANADA CORP.

PLAN OF ARRANGEMENT

•, 2017

PLAN OF ARRANGEMENT

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“Accrued Interest” means all accrued and unpaid interest on the Existing Notes up to (but excluding) the Effective Date, but excluding, for certainty, any special or default interest thereon;

“Amalco” has the meaning given to it in Section 3.2(c);

“Amalgamation” means the amalgamation of the Company and the Subsidiary pursuant to section 3.2(c) of this Plan;

“Applicants” means, collectively, the Company and the Subsidiary;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 7.5 of this Plan or made at the direction of the Court in the Interim Order or the Final Order;

“Arrangement Agreement” means the arrangement agreement dated March 7, 2017, among the Applicants, as amended or restated from time to time;

“Arrangement Resolution” means the resolution of the Noteholders relating to the Arrangement to be considered at the Meeting, substantially in the form attached as Appendix “A” to the Information Circular;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement that are to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“beneficial ownership” and any phrase that is a variant thereof has the meaning ascribed thereto in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and for the purposes of this Plan, any Person that exercises sole control and direction and has sole voting and investment discretion over Existing Notes shall be deemed to be beneficially own such Existing Notes;

“Business Day” means any day, other than a Saturday, or a Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and New York, New York;

“Canadian Dollars” means the lawful currency of Canada;

“Canadian Exchange Rate” means, on any particular date, the rate at which one US Dollar may be exchanged into one Canadian Dollar, determined by reference to the Bank of Canada rate as of the close of business on such date;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA in connection with this Plan;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicants in accordance with section 262 of the CBCA;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the Applicants, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty) or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the Applicants through any affiliate, subsidiary, associated or related person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Company” means Millar Western Forest Products Ltd.;

“Company Released Parties” means, collectively, the Applicants, and each of their respective current and former directors, officers, employees, shareholders, auditors, financial advisors, legal counsel and agents;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Credit Agreement” means the agreement established by way of the facility letter dated as of April 16, 2012, between the Company, as borrower, and the Lender, as lender, as supplemented by three supplemental facilities letters from the Lender to the Company respectively dated as of August 27, 2012, June 19, 2014 and December 8, 2015, and as it may be amended, supplemented and/or restated from time to time;

“Distribution Record Date” means a date to be determined by the Company in consultation with the Existing Trustee for purposes of distributions of Accrued Interest and New Secured Notes under this Plan;

“DTC” means the Depository Trust & Clearing Corporation and its successors and assigns;

“Early Consent Deadline” means 5:00 p.m. (Eastern Time) on March 31, 2017, or such later date as may be determined by the Company;

“Early Consent Notes” means, with respect to an Early Consenting Noteholder, New Secured Notes with a principal amount equal to 5% of the principal amount of Existing Notes held by such Early Consenting Noteholder as at the Voting Record Date and voted in favour of the Arrangement Resolution on or before the Early Consent Deadline, and provided such vote has not been withdrawn;

“Early Consenting Noteholder” means a Noteholder that has voted in favour of the Arrangement Resolution pursuant to the Interim Order on or prior to the Early Consent Deadline, has not subsequently withdrawn or changed its vote, and has provided evidence to the Company of its vote in favour of the Arrangement Resolution and of its holdings of Existing Notes as of the Voting Record Date, which evidence shall be in a form acceptable to the Company, acting reasonably;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval database of the U.S. Securities and Exchange Commission located on the U.S. Securities and Exchange Commission’s website at www.sec.gov;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means a time on the Effective Date as the Applicants and the Supporting Noteholder may agree, in writing, each acting reasonably;

“Existing Indenture” means the indenture dated as of April 7, 2011, between the Company and The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, pursuant to which the Existing Notes were issued, as amended or supplemented from time to time;

“Existing Notes” means the US$210 million aggregate principal amount of 8.5% Senior Notes due 2021 issued by the Company pursuant to the Existing Indenture;

“Existing Trustee” means, collectively, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, under the Existing Indenture;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants and the Supporting Noteholder, each acting reasonably;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Industries” means Millar Western Industries Ltd.;

“Information Circular” means the management information circular of the Company dated March 8, 2017, including all schedules, appendices and exhibits thereto, prepared in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Intercreditor Agreement” means the intercreditor agreement to be entered into by and between the Company, the Lender and the New Trustee as of the Effective Date on the terms substantially as discussed in the Information Circular, with such amendments, and in form and substance, acceptable to the Company, the Lender and the Supporting Noteholder, each acting reasonably;

“Interim Order” means the interim order of the Court in respect of the Applicants pursuant to the CBCA, in form and substance acceptable to the Company and the Supporting Noteholder, which, among other things, calls and sets the date for the Meeting, as such order may be amended from time to time in a manner acceptable to the Company and the Supporting Noteholder, each acting reasonably;

“Law” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity;

“Lender” means HSBC Bank Canada, in its capacity as lender under the Credit Agreement;

“Meeting” means the meeting of the Noteholders as of the Voting Record Date to be called and held pursuant to the Interim Order for the purpose of considering and voting on the Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponement(s) of such meeting;

“New Indenture” means the indenture to be entered into between the Company and the New Trustee on the Effective Date on terms substantially as described in the Information Circular and substantially in the form of the draft indenture filed by the Company on EDGAR concurrently with the filing by the Company of the Information Circular on EDGAR, with such amendments as acceptable to the Company and the Supporting Noteholder, each acting reasonably, which New Indenture shall govern the New Secured Notes to be issued pursuant to such New Indenture and this Plan;

“New Secured Notes” means the US Dollar 9.00% senior secured notes due 2022 to be issued by the Company pursuant to the New Indenture on the Effective Date pursuant to and in accordance with this Plan in the aggregate principal amount equal to (i) the principal amount of Existing Notes multiplied by the Note Exchange Ratio, plus (ii) the aggregate principal amount of the Early Consent Notes to be issued by the Company to the Early Consenting Noteholders pursuant to this Plan;

“New Trustee” means, collectively, The Bank of New York Mellon as U.S. trustee and BNY Trust Company of Canada as Canadian trustee under the New Indenture;

“Note Exchange Ratio” means 50%;

“Noteholder Claim” means any Claim of a Noteholder for amounts payable to it under the Existing Notes and the Existing Indenture, including any and all principal and accrued interest, any special and/or default interest, make-whole or premium, if any, and any other amounts owing under the Existing Notes and the Existing Indenture, if any;

“Noteholder Support Agreements” means, collectively, the Support Agreement and any other support agreements entered into by any Noteholders and the Company, from time to time, in connection with the Arrangement, each as may be amended, modified, varied and/or supplemented pursuant to their terms from time to time;

“Noteholders” means, collectively, the holders of the Existing Notes;

“Noteholders Released Parties” means, collectively, the Existing Trustee under the Existing Indenture, the Noteholders (including the Supporting Noteholder), and each of their respective directors, officers, employees, financial advisors, legal counsel and agents;

“Order” means any order of the Court in the CBCA Proceedings;

“Outside Date” means May 15, 2017, or such other date as the Applicants and the Supporting Noteholder may agree, each acting reasonably;

“Payor” shall have the meaning given to such term in Section 4.7;

“Person” is to be broadly interpreted and includes any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, Governmental Entity or any agency, officer or instrumentality thereof or any other entity, wherever situate or domiciled, and whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, modifications or supplements hereto made in accordance with the terms hereof or made at the direction of the Court in the Interim Order or Final Order or otherwise with the consent of the Applicants and the Supporting Noteholder, each acting reasonably;

“Pro-Rata Share” means, in respect of a Noteholder, such Noteholder’s respective interest in the Promissory Note as determined pursuant to the following formula: (A multiplied by B) divided by C, where “A” is (i) the US Dollar principal amount of Existing Notes held by such Noteholder on the Distribution Record Date, less (ii) the US Dollar principal amount of New Secured Notes (including, for certainty, any Early Consent Notes) to be issued to such Noteholder pursuant to the Plan; “B” is the Canadian Exchange Rate; and “C” is the aggregate Canadian Dollar principal amount of the Promissory Note;

“Promissory Note” means the Canadian Dollar promissory note to be issued by the Company on the Effective Date pursuant to and in accordance with this Plan having an annual interest rate of 0.1% and an aggregate Canadian Dollar principal amount equal to A multiplied by B, where “A” is (i) the aggregate US Dollar principal amount of the Existing Notes as of the Effective Date, less (ii) the aggregate US Dollar principal amount of the New Secured Notes (including, for certainty, any Early Consent Notes), and “B” is the Canadian Exchange Rate on the Business Day immediately prior to the Effective Date;

“Released Parties” means, collectively, the Company Released Parties and the Noteholders Released Parties;

“Share Exchange Agreement” means the agreement to be entered into by the Company, Industries and the Supporting Noteholder, in form and substance acceptable to the Company, Industries and the Supporting Noteholder, each acting reasonably, which agreement shall provide for, among other things, the exchange by the Supporting Noteholder of approximately $41.69 million (including Early Consent Notes) of New Secured Notes (to be received by the Supporting Noteholder pursuant to the Plan in exchange for approximately $75.8 million of its Existing Notes) for newly issued common shares of Amalco representing 80% of the outstanding shares of Amalco, as soon as practicable following the implementation of the Plan on the Effective Date, and associated terms and conditions;

“Share Exchange Transaction Documents” means, collectively, the Share Exchange Agreement together with the related documents to be entered into by the Company, Industries and/or the Supporting Noteholder, as applicable, in connection with the transactions contemplated by the Share Exchange Agreement, in form and substance acceptable to the applicable parties, each acting reasonably;

“Subsidiary” means 10117781 Canada Corp., a corporation incorporated pursuant to the CBCA and a wholly owned subsidiary of the Company;

“Support Agreement” means the support agreement dated as of March 7, 2017 entered into by the Company and the Supporting Noteholder, as it may be amended, modified, varied and/or supplemented pursuant to its terms from time to time;

“Supporting Noteholder” means, collectively, Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP together with their affiliates that beneficially own any Existing Notes;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as each may be amended from time to time;

“US Dollars” or “$” means the lawful currency of the United States of America; and

“Voting Record Date” means March 8, 2017.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)

Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an Order or an existing document or exhibit filed or to be filed means such instrument, agreement, Order, document or exhibit as it may have been or may be amended, modified, or supplemented in accordance with its terms;

(b)

The division of this Plan into articles and sections is for convenience of reference only and does not affect the construction or interpretation of this Plan, nor are the descriptive headings of articles and sections intended as complete or accurate descriptions of the content thereof;

(c)

The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)

The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)

Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation;

(g)

References to a specific Recital, Article or Section shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific Recital, Article or Section of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular Recital, Article, Section or other portion of this Plan and include any documents supplemental hereto; and

(h)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, US Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2
TREATMENT OF AFFECTED PARTIES

2.1	Treatment of Noteholders

(a)	On the Effective Date, and in accordance with the steps and in the sequence set forth in Section 3.2:

(i)	all Accrued Interest shall be paid to the Noteholders as of the Distribution Record Date in cash;

(ii)

each Early Consenting Noteholder shall, and shall be deemed to, irrevocably and finally dispose of its Existing Notes and Noteholder Claim to the Company in exchange for: (A) New Secured Notes issued pursuant to the New Indenture having a principal amount equal to the principal amount of Existing Notes held by such Noteholder as of the Distribution Record Date multiplied by the Note Exchange Ratio, plus (B) the Early Consent Notes in respect of such Early Consent Noteholder, plus (C) its Pro-Rata Share of the Promissory Note; which New Secured Notes, Early Consent Notes and Pro-Rata Share of the Promissory Note shall, and shall be deemed to, be received in full and final settlement of its Existing Notes and its Noteholder Claim;

(iii)

each Noteholder that is not an Early Consenting Noteholder shall, and shall be deemed to, irrevocably and finally dispose of its Existing Notes and Noteholder Claim to the Company in exchange for: (A) New Secured Notes issued pursuant to the New Indenture having a principal amount equal to the principal amount of Existing Notes held by such Noteholder as of the Distribution Record Date multiplied by the Note Exchange Ratio, plus (B) its Pro-Rata Share of the Promissory Note; which New Secured Notes and Pro-Rata Share of the Promissory Note shall, and shall be deemed to, be received in full and final settlement of its Existing Notes and its Noteholder Claim;

(iv)

the obligations of the Company with respect to the Existing Notes and the Existing Indenture shall, and shall be deemed to, have been irrevocably and finally extinguished, each Noteholder shall have no further right, title or interest in or to the Existing Notes or its Noteholder Claim, and the Existing Notes and the Existing Indenture shall be cancelled; and

(v)	the obligations of the Company with respect of the Promissory Note shall, and shall be deemed to, have been irrevocably and finally forgiven, settled, extinguished and cancelled for no consideration.

(b)

On the Effective Date, the reasonable and documented outstanding fees and expenses of the Existing Trustee under the Existing Indenture shall be paid to the Existing Trustee, subject to the Company being satisfied, in its sole discretion, as to the amount of such fees and expenses.

ARTICLE 3
IMPLEMENTATION OF ARRANGEMENT

3.1	Corporate Authorizations

Unless specified otherwise, the adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants will occur and be effective as of the Effective Date (or such other date as the Applicants and the Supporting Noteholder may agree, each acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Applicants. All necessary approvals to take actions shall be deemed to have been obtained from the directors or the shareholders of the Applicants, as applicable.

3.2	Steps of the Arrangement

Commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order in five minute increments (unless otherwise indicated) and at the times set out in this Section 3.2 (or in such other manner or order or at such other time or times as the Applicants and the Supporting Noteholder may agree, each acting reasonably), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

(a)	All Accrued Interest in respect of the Existing Notes shall be paid to the Noteholders by the Company in cash.

(b)	The following shall occur concurrently (unless otherwise indicated):

(i)

the Company and the New Trustee shall enter into the New Indenture together with all related documentation in form and substance acceptable to the Applicants and the Supporting Noteholder, each acting reasonably, including security documents relating to the New Secured Notes and New Indenture on terms substantially as described in the Information Circular and in form and substance acceptable to the Applicants and the Supporting Noteholder, each acting reasonably;

(ii)

the Company shall issue (A) the New Secured Notes (including the Early Consent Notes to the Early Consenting Noteholders) pursuant to the New Indenture, which New Secured Notes shall be distributed in the manner described in Section 2.1(a)(ii), 2.1(a)(iii) and 4.2(b) hereof, and (B) the Promissory Note, which Promissory Note shall be issued in the name of DTC (or its nominee) on behalf of the Noteholders based on their respective Pro-Rata Shares, in consideration for the full and final repayment, satisfaction and settlement of the Existing Notes and Noteholder Claims, and upon the issuance of the New Secured Notes and the Promissory Note, the Existing Notes and the Noteholder Claims shall be deemed to be transferred to the Company and irrevocably and finally extinguished and the Noteholders shall have no further right, title or interest in and to the Existing Notes or Noteholder Claims; and

(iii)

the Existing Notes and the Existing Indenture shall be cancelled, provided that the Existing Indenture shall remain in effect solely to allow the Existing Trustee to make the distributions set forth in this Plan.

(c)	The Company and the Subsidiary shall be amalgamated and continued as one corporation (“Amalco”) under the CBCA in accordance with the following:

(i)	Name. The name of Amalco shall be “Millar Western Forest Products Ltd.”;

(ii)	Registered Office. The registered office of Amalco shall be the same as the registered office of the Company immediately prior to the Amalgamation;

(iii)	Restrictions on Business. There shall be no restrictions on the business that Amalco may carry on;

(iv)	Articles. The articles of the Company, as in effect immediately prior to the Amalgamation, shall be deemed to be the articles of Amalco;

(v)

Directors. Amalco shall have a minimum of 1 director and a maximum of 7 directors, until changed in accordance with the CBCA. Until changed by shareholders of Amalco, or by the directors of Amalco in accordance with the CBCA, the directors of the Company, as in effect immediately prior to the Amalgamation, shall be deemed to be the directors of Amalco;

(vi)

Shares. All shares of the Subsidiary shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by Amalco in connection with the Amalgamation and all shares of the Company prior to the Amalgamation shall be unaffected and shall continue as shares of Amalco;

(vii)	Stated Capital. The stated capital account of the shares of Amalco will be equal to the stated capital account in respect of the common shares of the Company immediately prior to the Amalgamation;

(viii)	By-laws. The by-laws of the Company, as in effect immediately prior to the Amalgamation, shall be deemed to be the by-laws of Amalco;

(ix)	Effect of Amalgamation. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

(A)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(B)	the property of each amalgamating corporation continues to be the property of Amalco;

(C)	Amalco continues to be liable for the obligations of each amalgamating corporation;

(D)	an existing cause of action, claim or liability to prosecution is unaffected;

(E)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against Amalco;

(F)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against Amalco; and

(G)	the Articles of Arrangement are deemed to be the articles of incorporation of Amalco and the Certificate of Arrangement is deemed to be the certificate of incorporation of Amalco.

(d)	The Promissory Note shall be fully and finally forgiven, settled, extinguished and cancelled for no consideration.

(e)	The releases referred to in Section 5.1 shall become effective.

3.3	Other Steps.

The Applicants may undertake, at their sole discretion, any other corporate steps or transactions necessary to implement this Plan in a manner and on a date and time determined by the Applicants in their sole discretion.

ARTICLE 4
ISSUANCES, DISTRIBUTIONS AND PAYMENTS

4.1	Delivery of Interest Payments to Noteholders

(a)

The payment by the Company on the Effective Date of Accrued Interest in accordance with Section 3.2(a) shall be effected through the delivery by the Company of such amounts to the Existing Trustee for distribution to Noteholders as of the Distribution Record Date, and the Existing Trustee shall in turn make delivery of the Accrued Interest to Noteholders as of the Distribution Record Date in accordance with applicable procedures under the Existing Indenture and customary practices.

(b)	The Applicants shall have no liability or obligation in respect of any distributions or deliveries of payments referenced in Section 4.1(a) from the Existing Trustee to the Noteholders.

4.2	Delivery of the New Secured Notes

(a)

The Existing Notes are held by the Existing Trustee as agent of DTC (as sole registered holder of the Existing Notes). The Existing Trustee shall cancel the certificates representing the Existing Notes in exchange for the New Secured Notes and the Promissory Note as contemplated in this Plan.

(b)

The delivery of the New Secured Notes (including, for certainty, the Early Consent Notes) issued pursuant to the Plan shall be made by way of one or more global notes issued to DTC (or its nominee) in respect of the New Secured Notes and delivered directly to the New Trustee as agent for DTC (or its nominee) which, in turn, will distribute beneficial interest in the New Secured Notes to the Noteholders based on their holdings of Existing Notes as of the Distribution Record Date (or, in respect of the Early Consent Notes, to Noteholders that are Early Consenting Noteholders based on their holdings of Existing Notes as of the Voting Record Date) pursuant to the standing instructions and customary practices of DTC.

(c)	The Applicants shall have no liability or obligation in respect of deliveries of the New Secured Notes from DTC, or its nominee, to Noteholders.

4.3	Modifications to Distribution Mechanics

The Applicants shall be entitled to make such additions and modifications to the process for making distributions pursuant to the Plan as the Applicants deem necessary or desirable in order to achieve the proper distribution and allocation of consideration to be distributed pursuant to the Plan, including where any Noteholder is or becomes a registered holder of Existing Notes, and such additions or modifications shall not require an amendment to the Plan or any further Order of the Court.

4.4	Application of Plan Distributions

All amounts paid or payable hereunder on account of the Noteholder Claims shall be applied as follows: (i) first, in respect of any accrued but unpaid interest on such obligations to which such Noteholder Claims relate, and (ii) second, in respect of the principal amount of such obligations.

4.5	Calculations

All amounts of consideration to be received under this Plan shall be calculated to the nearest cent ($.01) or to the nearest tenth of one percent (0.10%), as applicable. All calculations and determinations made by the Company, the Existing Trustee or the New Trustee, as applicable, for the purposes of this Plan shall be conclusive, final and binding upon all Persons affected by this Plan.

4.6	Fractional Interests

The New Secured Notes issued pursuant to this Plan shall be issued in minimum increments of $1,000 in US Dollars and the amount of New Secured Notes that each Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of $1,000 in US Dollars without compensation therefor.

4.7	Withholding Rights

The Applicants and/or any other Person making a payment contemplated herein (the “Payor”) shall be entitled to deduct and withhold from any consideration payable to any Person such amounts as it is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax Laws, in each case, as amended. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5
RELEASES

5.1	Release of Released Parties

On the Effective Date, each of the Released Parties shall be released and discharged from all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and claims of any kind or nature whatsoever (other than liabilities or claims attributable to any of Released Party’s gross negligence, fraud or wilful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction) arising on or prior to the Effective Date in connection with the Existing Notes, the Existing Indenture, any documents or agreements related to the Existing Indenture, the CBCA Proceedings, this Plan, the transactions contemplated hereunder and any proceedings commenced with respect to or in connection with this Plan, the Share Exchange Transaction Documents and the transactions contemplated thereunder, and any other actions or matters related directly or indirectly to the foregoing, provided that nothing in this paragraph shall release or discharge any of the Released Parties from or in respect of its obligations under this Plan, the Noteholder Support Agreements, the New Secured Notes, the New Indenture, the Share Exchange Transaction Documents or under any Order, or any document ancillary to the foregoing.

ARTICLE 6
CONDITIONS PRECEDENT AND IMPLEMENTATION

6.1	Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 6.2) of the following conditions:

(a)	this Plan shall have been approved by the requisite majority of Noteholders in conformity with the Interim Order and the CBCA as and to the extent required by the Court;

(b)

this Plan shall have been approved pursuant to the Final Order on terms consistent with the Support Agreement and shall be in form and substance satisfactory to the Company and the Supporting Noteholder, each acting reasonably;

(c)

the Final Order shall have become a final order, the implementation, operation or effect of which shall not (i) have been stayed, varied in a manner not acceptable to the Company or the Supporting Noteholder, each acting reasonably, or vacated, or (ii) be subject to pending appeal or leave to appeal, and the appeal periods relating thereto shall have expired;

(d)

if determined necessary by the Applicants, acting reasonably, after consultation with the Supporting Noteholder, the Final Order shall have been recognized in recognition proceedings pursuant to applicable Law in the United States;

(e)	no Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal or otherwise prohibited;

(f)

the Share Exchange Transaction Documents shall have been entered into by each of the parties thereto prior to or as of the Effective Date, as applicable, and such Share Exchange Transaction Documents shall not have been terminated;

(g)	the Intercreditor Agreement shall have been entered into effective as of the Effective Date;

(h)	the Supporting Noteholder shall beneficially own at least $75.8 million of principal amount of Existing Notes as at the Distribution Record Date;

(i)

all conditions to implementation of this Plan set out in the Support Agreement shall have been satisfied or waived by the party in whose favour such condition was granted in accordance with the terms of the Support Agreement, and the Support Agreement with the Supporting Noteholder shall not have been terminated; and

(j)	the Effective Date shall have occurred no later than the Outside Date.

6.2	Waiver of Conditions

The Applicants and the Supporting Noteholder may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, to the extent and on such terms as such parties may agree, in writing, each acting reasonably, provided however that the conditions set out in Sections 6.1(a) and 6.1(b) cannot be waived, and Section 6.1(h) can only be waived by the Applicants in their sole discretion.

6.3	Effectiveness

This Plan will become effective as of the Effective Time in the sequence described in Section 3.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and shall be binding on and enure to the benefit of the Applicants, the Noteholders, the Released Parties and all other Persons named or referred to in or subject to this Plan, and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 3.2 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

ARTICLE 7
GENERAL

7.1	Deemed Consents, Waivers and Agreements

At the Effective Time:

(a)	each Noteholder and the Existing Trustee shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety;

(b)

each Applicant and each Noteholder shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety; and

(c)

all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety shall be deemed to have been executed and delivered to the Applicants.

7.2	Waiver of Defaults

From and after the Effective Time, all Persons shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, all Persons shall be deemed to have:

(a)

waived any and all defaults or events of default or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral (excluding, for certainty, this Plan, the Noteholder Support Agreements, the New Secured Notes, the New Indenture, the Share Exchange Transaction Documents or under any Order, or any document ancillary to the foregoing), in each case relating to, arising out of, or in connection with, the Existing Notes or the Existing Indenture, or the entry into and performance of the Noteholder Support Agreements, the Arrangement, the Arrangement Agreement, this Plan or the transactions contemplated hereunder, or any proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants and their respective successors from performing their obligations under this Plan; and

(b)

agreed that, if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and the Applicants and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

7.3	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Noteholders and any of the Applicants as at the Effective Date (other than the Share Exchange Transaction Documents) shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

7.4	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.5	Modification of Plan

Subject to the terms and conditions of the Support Agreement:

(a)

the Applicants, with the consent of the Supporting Noteholder, acting reasonably, reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (c) below) any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, if made following the Meeting, approved by the Court, and (ii) communicated to the Noteholders in the manner required by the Court (if so required);

(b)

any amendment, modification or supplement to this Plan may be proposed by the Applicants at any time prior to or at the Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Meeting and consented to by the Supporting Noteholder, acting reasonably, shall become part of this Plan for all purposes; and

(c)

any amendment, modification or supplement to this Plan may be made following the Meeting by the Applicants, without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Noteholders, and the foregoing provisions shall apply, mutatis mutandis, to any amendments, modifications and/or supplements to the terms of the New Secured Notes, the New Indenture or the Intercreditor Agreement made prior to the implementation of the Plan, and thereafter any such amendments, modifications and/or supplements shall be governed by the terms of the applicable documents.

7.6	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, ordinary mail or email addressed to the respective parties as follows:

(a)	If to the Applicants:

Millar Western Forest Products Ltd.
c/o Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario
M5H 2S7

	Attention:	Robert J. Chadwick and Caroline Descours
	Email:	rchadwick@goodmans.ca / cdescours@goodmans.ca

(b)	If to the Supporting Noteholder:

Atlas Holdings LLC
c/o Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario
ON M5V 3J7

	Attention:	Gillian R. Stacey and Natasha MacParland
	Email:	gstacey@dwpv.com / nmacparland@dwpv.com

or to such other address as any party above may from time to time notify the others in accordance with this Section 7.6. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by email and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing, provided that such day in either event is a Business Day and the communication is so delivered or emailed before 5:00 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. The unintentional failure by the Applicants to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

7.7	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

APPENDIX C

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of March 7, 2017 (the “Agreement”).

AMONG:

MILLAR WESTERN FOREST PRODUCTS LTD., a corporation continued under the laws of Canada (the “Company”)

– and –

10117781 CANADA CORP., a corporation incorporated under the laws of Canada
(the “Subsidiary”)

RECITALS:

A.      The Company and the Subsidiary (each a “Party” and, collectively, the “Parties”) intend to apply to the Ontario Superior Court of Justice (Commercial List) (the “Court”) for an order approving the arrangement (the “Arrangement”), pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), as set forth in the plan of arrangement (as it may be amended, modified and/or supplemented, the “Plan of Arrangement”), a copy of which is attached hereto as Schedule “A”; and

B.      The Parties wish to enter into this Agreement to formalize certain matters relating to the foregoing and other matters relating to the Plan of Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.01	Definitions

All capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan of Arrangement.

1.02	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03	Article References

Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and schedules are to articles, sections and schedules of this Agreement.

1.04	Incorporation of Schedules

The following schedules are incorporated into and form an integral part of this Agreement:

Schedule A	–	Plan of Arrangement

1.05	Extended Meanings

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, bodies corporate, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

1.06	Date for any Action

In the event that any date on which any action required to be taken hereunder by any of the Parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.07	Entire Agreement

This Agreement, together with the schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.08	Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the province of Ontario and the federal laws of Canada.

ARTICLE 2
THE ARRANGEMENT

2.01	Arrangement

As soon as reasonably practicable or in accordance with the timing contemplated under the Plan of Arrangement, the Parties shall apply to the Court pursuant to Section 192 of the CBCA for an order approving the Arrangement and in connection with such application shall:

(a)	forthwith file, proceed with and diligently prosecute an application for the Final Order; and

(b)

subject to obtaining the approvals contemplated in the Plan of Arrangement and such other conditions precedent to the implementation of the Arrangement (as set out herein and in the Plan of Arrangement), take steps necessary to submit the Arrangement to the Court and apply for the Final Order.

Subject to the fulfillment of the conditions set forth herein, the Parties shall deliver to the CBCA Director, immediately following completion and/or satisfaction of such conditions, articles of arrangement and such other documents as may be required to give effect to the Arrangement.

ARTICLE 3
COVENANTS

3.01	General Covenants

Each Party covenants with the other Party that it will:

(a)

do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required, both prior to and following the Effective Date, to facilitate the carrying out of the intent and purposes of this Agreement;

(b)	use all reasonable efforts to cause each of the conditions precedent set forth in the Plan of Arrangement which are within its control to be satisfied on or before the Effective Date; and

(c)	not take any action that would be knowingly contrary with the transactions contemplated by this Agreement or the Plan of Arrangement.

3.02	Additional Covenants of the Parties

Each Party further covenants and agrees that it will, as applicable:

(a)	submit the Arrangement to the Court and apply for the Final Order;

(b)

perform the obligations required to be performed by it under this Agreement and the Plan of Arrangement and do all such other acts and things as may be necessary, or within the reasonable discretion of such Party desirable, and within its power and control, in order to carry out and give effect to the transactions contemplated by this Agreement and the Plan of Arrangement, including, without limitation, using commercially reasonable efforts to:

(i)	obtain the required approvals of the Noteholders and the Final Order; and

(ii)	obtain such other material consents, approvals and/or waivers as are necessary for the implementation of the Arrangement;

(c)

upon issuance of the Final Order and subject to the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the CBCA Director in accordance with the CBCA;

(d)	file such materials, together with other disclosure materials required to be filed in accordance with applicable corporate and securities laws, in a timely and expeditious manner;

(e)	in the case of the Company,

(i)	execute the New Indenture, together with all related documentation to which the Company shall be a party pursuant to the Plan of Arrangement;

(ii)	pay (or cause to be paid) all Accrued Interest in cash to the Noteholders as of the Distribution Record Date;

(iii)	issue (or cause to be issued) and deliver (or cause to be delivered) the New Secured Notes (including the Early Consent Notes);

(iv)	issue (or cause to be issued) the Promissory Note; and

(v)	amalgamate with the Subsidiary,

all as contemplated by the Plan of Arrangement; and

(f)	in the case of the Subsidiary, amalgamate with the Company as contemplated by the Plan of Arrangement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties of the Parties

Each Party represents and warrants to the other Party as follows, and acknowledges that the other Party is relying upon such representations and warranties:

(a)

such Party is an entity duly formed and validly existing under the laws of the jurisdiction where it was formed and has the power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)

in the case of the Company, (i) the Existing Notes were validly issued under the Existing Indenture; and (ii) the New Secured Notes, when issued and delivered in accordance with the Plan of Arrangement, will have been duly authorized and will be validly issued in accordance with the terms of the Plan of Arrangement and the New Indenture;

(c)

the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby do not and will not, to the best of the knowledge of the officers of such Party who have been involved in the discussions concerning the Plan of Arrangement:

(i)	result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Party; or

(ii)

violate or conflict with any judgment, order, statute, law, ordinance, rule or regulation applicable to such Party or any of its properties or assets, except, in the case of violations or conflicts that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Party’s ability to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and

(d)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the board of directors of such Party and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms.

ARTICLE 5
CONDITIONS PRECEDENT

5.01	Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the fulfilment or satisfaction, on or before the Effective Date, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)	the conditions precedent set out in Article 6 of the Plan of Arrangement shall have been fulfilled, satisfied or waived pursuant to the terms of the Plan of Arrangement; and

(b)	the Parties shall have taken all necessary corporate actions and proceedings in connection with, and in order to give effect to, the Plan of Arrangement;

ARTICLE 6
NOTICES

6.01	Notices

Any notices or communication to be made or given hereunder shall be in writing and be made or given by the person making or giving it or by any agent of such person authorized for that purpose by personal delivery, by prepaid courier delivery, by facsimile or e-mail addressed to the respective Parties as follows:

If to the Company or the Subsidiary:

Millar Western Forest Products Ltd.
c/o Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7
Canada

Attention:	Robert J. Chadwick / Caroline Descours
Facsimile:	(416) 979-1234
E-mail:	rchadwick@goodmans.ca / cdescours@goodmans.ca

or to such other address as any Party may from time to time notify the others in accordance with this Section 6.01. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery, by facsimile or by e-mail and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications so given or made shall be deemed to have been received, in the case of notice by facsimile, e-mail or by personal delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed.

ARTICLE 7
AMENDMENT

7.01	Amendments

This Agreement may, at any time and from time to time, but not later than the Effective Date, be amended in any respect whatsoever by written agreement of the Parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective securityholders.

7.02	Termination

This Agreement shall be terminated if an agreement to terminate it is executed and delivered by all Parties.

ARTICLE 8
GENERAL

8.01	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.02	No Assignment

No Party may assign its rights or obligations under this Agreement without the consent of the other Party.

8.03	Equitable Remedies

All covenants herein as to enforceability in accordance with the terms of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors’ rights generally and to the effect that specific performance, being an equitable remedy, may only be ordered at the discretion of the Court.

8.04	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)

the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

8.05	Time of Essence

Time shall be of the essence in respect of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

MILLER WESTERN FOREST PRODUCTS LTD.

Per:	“Dave Anderson”
Name: Dave Anderson
Title:

10117781 CANADA CORP.

Per:	“J. Craig Armstrong”
Name: J. Craig Armstrong
Title:

SCHEDULE A
PLAN OF ARRANGEMENT

See Appendix B to the Information Circular

APPENDIX D

NOTICE OF APPLICATION

Court File No: CV17-11720-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

MILLAR WESTERN FOREST PRODUCTS LTD. AND 10117781 CANADA CORP.

Applicants

NOTICE OF APPLICATION

TO THE RESPONDENTS:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicants. The claim made by the Applicants appears on the following pages.

THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on April 13, 2017 at 9:30 a.m. at 330 University Avenue, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the *Rules of Civil Procedure*, serve it on the Applicants' lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicants' lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

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IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date March 8, 2017

Issued by ______________________
Local registrar

A. Anissimov
Registrar

Address of court office: 330 University Avenue, Toronto, Ontario M5G 1E7

TO: **THE DIRECTOR UNDER THE CANADA BUSINESS CORPORATIONS ACT**
Compliance & Policy Directorate
Corporations Canada, Industry Canada
9th Floor, Jean Edmonds Tower South
365 Laurier Avenue West
Ottawa, ON K1A 0C8

AND TO: **THE BANK OF NEW YORK MELLON, Indenture Trustee**
101 Barclay Street 7E
New York, NY 10286
Attention: Mary Donovan / James Briggs
Email: mary.donovan@bnymellon.com / james.briggs@bnymellon.com

AND TO: **BNY TRUST COMPANY OF CANADA, Indenture Co-Trustee**
320 Bay Street
Toronto, ON M5H 4A6
Attention: Manuel Arias
Email: manuel.arias@bnymellon.com

AND TO: **EMMET, MARVIN & MARTIN, LLP, counsel to the Indenture Trustee**
120 Broadway 32nd Floor
New York, NY 10271
Attention: Bryant K. Berg
Email: bberg@emmetmarvin.com

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AND TO: **PRICEWATERHOUSECOOPERS LLP, Auditors of the Applicant Millar Western Forest Products Ltd.**
10088 102 Avenue NW, Suite 1501
Edmonton, AB T5J 3N5
Attention: Jerry Kavanagh
Email: jerry.kavanagh@pwc.com

AND TO: **DAVIES WARD PHILLIPS & VINEBERG LLP, counsel to Atlas Holdings LLC**
155 Wellington Street West
Toronto, Ontario M5V 3J7
Attention: Gillian Stacey & Natasha MacParland
Email: gstacey@dwpv.com / nmacparland@dwpv.com

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APPLICATION

1. **THE APPLICANTS MAKE AN APPLICATION FOR:**

(a) an interim Order for advice and directions pursuant to section 192(4) of the *Canada Business Corporations Act*, R.S.C. 1985, c. C-44, as amended (the "**CBCA**") with respect to a proposed arrangement (the "**Arrangement**") of Millar Western Forest Products Ltd. (the "**Company**") and 10117781 Canada Corp. (together with the Company, the "**Applicants**") pursuant to a Plan of Arrangement (the "**Plan of Arrangement**"), including authorizing the Company to convene a meeting of holders of the Company's 8.5% senior unsecured notes due 2021 to consider and vote on the Plan of Arrangement, and providing certain ancillary relief;

(b) an Order approving the Arrangement pursuant to sections 192(3) and 192(4) of the CBCA; and

(c) such further and other relief as this Court may deem just.

2. **THE GROUNDS FOR THE APPLICATION ARE:**

(a) the Applicants are corporations governed by the CBCA;

(b) the Applicants wish to effect fundamental changes in the nature of an arrangement under the provisions of the CBCA;

(c) all statutory requirements under the CBCA have been or will have been satisfied by the hearing of the within Application;

(d) all pre-conditions to the approval of the Plan of Arrangement by the Court will have been satisfied prior to the hearing of the within Application, including the directions set out in, and the noteholder approval required pursuant to, any interim Order this Court may grant;

(e) it is not practicable for the Applicants to effect the Arrangement under any other provision of the CBCA;

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(f) the Applicants intend to rely upon the prospectus and registration exemptions found in section 2.11 of National Instrument 45-106 *Prospectus Exemptions* and section 3(a)(10) of the United States *Securities Act, 1933* with respect to the new secured notes to be issued by the Applicants pursuant to the Arrangement. If made, the final Order approving the Arrangement will constitute the basis for these exemptions;

(g) the Application has been put forward in good faith and is in the best interests of the Applicants and their stakeholders;

(h) the Arrangement is procedurally and substantively fair and reasonable to all affected parties;

(i) this Notice of Application will be sent to all of those persons listed in this Notice of Application;

(j) certain of the noteholders of the Applicants are resident outside of Ontario and will be served pursuant to the terms of any interim Order for advice and directions granted by this Court;

(k) rules 1.04, 1.05, 3.02, 14.05, 17.02, 38 and 39 of the *Rules of Civil Procedure*;

(l) section 192 of the CBCA; and

(m) such further and other grounds as counsel may advise and this Court may permit.

3. **THE FOLLOWING DOCUMENTARY EVIDENCE** will be used at the hearing of the Application:

(a) such interim Order as may be granted by this Court;

(b) the affidavit of David Anderson sworn March 7, 2017, with exhibits thereto, in connection with the Applications' motion for an interim Order;

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(c) a supplementary affidavit to be sworn on behalf of the Applicants, with exhibits thereto, reporting as to compliance with any interim Order and the results of any meetings conducted pursuant to such interim Order; and

(d) such further and other material as counsel may advise and this Court may permit.

March 8, 2017

GOODMANS LLP
Barristers & Solicitors
333 Bay Street, Suite 3400
Toronto, Canada M5H 2S7

Robert J. Chadwick (LSUC#: 35165K)
rchadwick@goodmans.ca

Caroline Descours (LSUC#: 58251A)
cdescours@goodmans.ca

Bradley Wiffen (LSUC#: 62497L)
bwiffen@goodmans.ca

Tel: (416) 979-2211
Fax: (416) 979-1234

Lawyers for the Applicants

CV-17-11720-00CL
Court File No. ___________

Applicants

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

Proceeding commenced at Toronto

NOTICE OF APPLICATION
(Returnable April 13, 2017)

GOODMANS LLP
Barristers & Solicitors
333 Bay Street, Suite 3400
Toronto, Canada M5H 2S7

Robert J. Chadwick LSUC#: 35165K
rchadwick@goodmans.ca

Caroline Descours LSUC#: 58251A
cdescours@goodmans.ca

Bradley Wiffen LSUC#: 64279L
bwiffen@goodmans.ca

Tel: (416) 979-2211
Fax: (416) 979-1234

Lawyers for the Applicants

APPENDIX E

INTERIM ORDER

Court File No. CV17-11720-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE	)	WEDNESDAY, THE 8TH
	)	
JUSTICE NEWBOULD	)	DAY OF MARCH, 2017

COUR SUPÉRIEURE DE JUSTICE

INTERIM ORDER

THIS MOTION made by Millar Western Forest Products Ltd. (the "**Company**") and 10117781 Canada Corp. (the "**Subsidiary**" and, together with the Company, the "**Applicants**") for an interim order (the "**Interim Order**") for advice and directions pursuant to section 192 of the *Canada Business Corporations Act*, R.S.C. 1985, c. C-44, as amended, (the "**CBCA**") was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Notice of Application and the affidavit of David Anderson sworn March 7, 2017 (the "**Anderson Affidavit**"), including the plan of arrangement (the "**Plan**"), substantially in the form attached as Appendix "B" to the draft management information circular of the Company (the "**Information Circular**"), which is attached as Exhibit "A" to the Anderson Affidavit, and on hearing the submissions of counsel for each of the Applicants and Atlas Holdings LLC and on being advised that the Director appointed under the CBCA (the "**Director**") does not consider it necessary to appear:

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DEFINITIONS

1. **THIS COURT ORDERS** that capitalized terms used and not specifically defined herein shall have the meanings ascribed to them in the Information Circular or the Plan, as applicable.

THE MEETING

2. **THIS COURT ORDERS** that the Company is permitted to call, hold and conduct a meeting (the "**Meeting**") of Noteholders to be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario on April 11, 2017 at 10:00 a.m. (Eastern time) in order for the Noteholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement pursuant to the Plan (collectively, the "**Arrangement Resolution**").

3. **THIS COURT ORDERS** that the Meeting shall be called, held and conducted in accordance with the CBCA and the notice of meeting of Noteholders that accompanies the Information Circular (the "**Notice of Meeting**"), subject to this Interim Order and any further order of this Court.

4. **THIS COURT ORDERS** that the record date (the "**Voting Record Date**") for determination of the Noteholders entitled to notice of, and to vote at, the Meeting shall be March 8, 2017 at 5:00 p.m. (Eastern time).

5. **THIS COURT ORDERS** that the only persons entitled to attend or speak at the Meeting shall be:

(a) the Noteholders as of the Voting Record Date, or their respective proxyholders, and their respective legal counsel;

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(b) the officers, directors, auditors and advisors of the Applicants;

(c) the Existing Trustee and its legal counsel;

(d) the Director; and

(e) such other persons who may receive the permission of the Chair of the Meeting.

6. **THIS COURT ORDERS** that the Company may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

QUORUM

7. **THIS COURT ORDERS** that the Chair of the Meeting shall be determined by the Company and that the quorum at the Meeting shall be satisfied if two or more Beneficial Noteholders entitled to vote at the Meeting are present, in person or represented by proxy, at the outset of the Meeting.

AMENDMENTS TO THE ARRANGEMENT AND PLAN

8. **THIS COURT ORDERS** that the Applicants are authorized to make, subject to paragraph 9 hereof and the Support Agreement, such amendments, modifications or supplements to the Arrangement and the Plan as the Applicants may determine without any additional notice to the Noteholders or other persons entitled to receive notice pursuant to paragraph 12 and 13 hereof, and the Arrangement and Plan, as so amended, modified or supplemented, shall be the Arrangement and Plan to be submitted to the Noteholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements to the Arrangement and to the Plan may be made following the Meeting, but

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shall be subject to the Support Agreement and review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement.

9. **THIS COURT ORDERS** that, if any amendments, modifications or supplements to the Arrangement or Plan referred to in paragraph 8 hereof would, if disclosed, reasonably be expected to affect a Noteholder's decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, DTC bulletin, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants may determine.

AMENDMENTS TO THE INFORMATION CIRCULAR

10. **THIS COURT ORDERS** that the Applicants are authorized to make such amendments, modifications and/or supplements to the Information Circular as they may determine and the Information Circular, as so amended, modified and/or supplemented, shall be the Information Circular to be distributed in accordance with this Interim Order.

ADJOURNMENTS AND POSTPONEMENTS

11. **THIS COURT ORDERS** that the Company, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Noteholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

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NOTICE OF MEETING AND NOTEHOLDER SOLICITATION PROCESS

12. **THIS COURT ORDERS** that, in order to effect notice of the Meeting, the Applicants shall provide the Information Circular (including the Notice of Meeting, the Notice of Application and this Interim Order), along with such amendments or additional documents as the Applicants may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the "**Meeting Package**"), to Kingsdale Advisors (in its capacity as the Applicants' solicitation, information and exchange agent, the "**Solicitation Agent**") for distribution to Noteholders as of the Voting Record Date in accordance with the terms of this Interim Order.

13. **THIS COURT ORDERS** that, as soon as practicable after receipt of the Meeting Package from the Applicants, the Solicitation Agent shall send the Meeting Package to DTC, whose nominee is the sole registered holder of the Existing Notes.

14. **THIS COURT ORDERS** that as soon as practicable after the Voting Record Date, DTC shall provide the Company and the Solicitation Agent with a list showing the names and addresses of all persons who are participants (each, an "**Intermediary**") in the clearing, settlement and depository system operated by DTC and the principal amount of Existing Notes held by each Intermediary as at the Voting Record Date (the "**Intermediaries List**").

15. **THIS COURT ORDERS** that, upon receipt by the Solicitation Agent of the Intermediaries List or other information identifying Intermediaries, the Solicitation Agent shall, through the use of DTC's customary practices and/or agents, provide sufficient copies of the Meeting Package to Intermediaries in a timely manner, in accordance with customary practices, in order to provide one Meeting Package to each beneficial Noteholder that has an account

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(directly or indirectly through an agent or custodian) with an Intermediary (each, a "**Beneficial Noteholder**").

16. **THIS COURT ORDERS** that each Intermediary shall, within three (3) Business Days of receipt of the Meeting Packages, deliver a Meeting Package to each Beneficial Noteholder that has an account (directly or through an agent or custodian) with such Intermediary. The Intermediary shall take any other reasonable actions required to assist such Beneficial Noteholder in the submission of its voting instructions, in such form as the Intermediary may customarily request, for purposes of enabling the Beneficial Noteholder to vote at the Meeting with respect to the Existing Notes owned by such Beneficial Noteholder as at the Voting Record Date.

17. **THIS COURT ORDERS** that accidental failure or omission by the Applicants, the Solicitation Agent, DTC or an Intermediary to give notice of the Meeting or to distribute the Meeting Package to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the Applicants, the Solicitation Agent, DTC or such Intermediary, as applicable, or the non-receipt of such notice shall, subject to further order of this Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the Applicants, the Solicitation Agent, DTC or an Intermediary, such party shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

18. **THIS COURT ORDERS** that the Applicants are hereby authorized to make such amendments, revisions or supplements to the Meeting Package as the Applicants may

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determine (the "**Additional Information**"), and that notice of such Additional Information may, subject to paragraph 9 hereof, be distributed by press release, DTC bulletin, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants may determine.

19. **THIS COURT ORDERS** that distribution of the Meeting Package pursuant to paragraphs 12 to 16 hereof shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 12 to 16 hereof and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Package or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting, to such persons or to any other persons, except to the extent required by paragraph 9 hereof.

SOLICITATION AND REVOCATION OF VOTING INSTRUCTIONS

20. **THIS COURT ORDERS** that the Company is authorized, at its expense, to solicit voting instructions in favour of the Arrangement Resolution, directly or through its officers, directors or employees, the Solicitation Agent and/or such other agents, advisors or representatives as the Company may retain, and by mail or such other forms of personal or electronic communication as such persons may determine.

21. **THIS COURT ORDERS** that a Beneficial Noteholder wishing to vote in respect of the Arrangement Resolution shall submit voting instructions to its Intermediary in such manner and form as its Intermediary may instruct. An Intermediary that receives voting instructions from a Beneficial Noteholder shall verify such Beneficial Noteholder's holdings of Existing Notes indicated in such voting instructions and shall provide such holdings information and voting

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instructions to the Solicitation Agent, as scrutineer for the Meeting (in such capacity, the "**Scrutineer**"), in the form provided by the Scrutineer (or such other method as may be accepted by the Solicitation Agent and the Company) as soon as practicable following the Intermediary's receipt of voting instructions from such Beneficial Noteholder and in any event prior to each of the Early Consent Deadline and the Voting Instructions Deadline (each as defined below).

22. **THIS COURT ORDERS** that an Intermediary that receives voting instructions in favour of approval of the Arrangement Resolution from a Beneficial Noteholder prior to the Early Consent Deadline shall, in addition to submitting such voting instructions to the Scrutineer pursuant to paragraph 21 hereof, provide early consent instructions (the "**Early Consent Instructions**") and holdings information in respect of such Beneficial Noteholder to DTC through the Automated Tender Offer Program ("**ATOP**") facilities of DTC (or such other method as may be accepted by the Solicitation Agent and the Company) as soon as possible following the Intermediary's receipt of voting instructions from such Beneficial Noteholder and in any event prior to the Early Consent Deadline. For greater certainty, the submission of Early Consent Instructions to DTC is solely in connection with determining a Beneficial Noteholder's eligibility to receive Early Consent Notes and such Early Consent Instructions shall not constitute voting instructions in favour of approval of the Arrangement Resolution.

23. **THIS COURT ORDERS** that in order for a Beneficial Noteholder's voting instructions to be counted for purpose of voting on the Arrangement Resolution at the Meeting, such Beneficial Noteholder's voting instructions must be submitted by its Intermediary to the Scrutineer prior to 5:00 p.m. on April 10, 2017 or such later date as may be determined by the Company in its sole discretion (the "**Voting Instructions Deadline**").

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24. **THIS COURT ORDERS** that any Beneficial Noteholder that wishes to attend the Meeting in person or appoint another person as proxy (each, an "**In-Person Noteholder**") shall be required to contact the Solicitation Agent and shall be required to complete separate documentation in accordance with the instructions provided by the Solicitation Agent for purposes thereof. By choosing to appoint another person as proxy for the Meeting, an In-Person Noteholder's voting instructions will not be executed or tabulated until the Meeting and such In-Person Noteholder will therefore not be eligible to receive the Early Consent Notes.

25. **THIS COURT ORDERS** that, in addition to revocation in any other manner permitted by law, a Beneficial Noteholder shall, subject to the Noteholder Support Agreements, as applicable, be entitled to revoke its voting instructions in respect of the Arrangement Resolution as follows:

(a) if revoking a voting instruction in favour of approval of the Arrangement Resolution that was submitted prior to the Early Consent Deadline, then a revocation of both such voting instruction and the Beneficial Noteholder's entitlement to receive Early Consent Notes (as defined below) shall be deemed to be made upon such Beneficial Noteholder instructing its Intermediary to submit new voting instructions or withdrawal instructions (the "**New Voting Instructions**") at any time prior to the Early Consent Deadline. Upon receipt of such New Voting Instructions, the Intermediary shall promptly deliver such New Voting Instructions to the Scrutineer and provide notice to DTC through ATOP of the revocation of any Early Consent Instruction previously submitted to DTC in respect of such Beneficial Noteholder, in each case prior to the Early Consent Deadline. For greater certainty, if a Beneficial Noteholder submits a

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(b) if revoking a voting instruction against approval of the Arrangement Resolution that was submitted prior to the Early Consent Deadline, then a revocation of such voting instruction shall be deemed to be made by a Beneficial Noteholder instructing its Intermediary to submit New Voting Instructions. Where a Beneficial Noteholder's New Voting Instructions are in favour of approval of the Arrangement Resolution, such Beneficial Noteholder shall only be entitled to receive Early Consent Notes if such New Voting Instructions are submitted by such Beneficial Noteholder to its Intermediary and such Intermediary delivers such New Voting Instructions to the Scrutineer and Early Consent Instructions to DTC through ATOP, in each case prior to the Early Consent Deadline. Where a Beneficial Noteholder's New Voting Instructions in favour of approval of the Arrangement Resolution are submitted by its Intermediary to the Scrutineer after the Early Consent Deadline but prior to the Voting Instructions Deadline, then (i) such Beneficial Noteholder shall not be entitled to receive Early Consent Notes, and (ii) such Beneficial Noteholder's New Voting Instructions in favour of approval of the Arrangement Resolution shall be counted for tabulating support for approval of the Arrangement Resolution at the Meeting; or

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Voting Instructions Deadline, then a revocation of such voting instruction shall be effected by a Beneficial Noteholder submitting New Voting Instructions to its Intermediary, which New Voting Instructions must be submitted by the Intermediary to the Scrutineer prior to the Voting Instructions Deadline, provided that the foregoing subparagraphs (a) through (c) shall not apply to In-Person Noteholders, and any In-Person Noteholder who wishes to effect a change or revocation of its voting instructions shall be required to contact the Solicitation Agent and shall be required to complete separate documentation in accordance with the instructions provided by the Solicitation Agent for purposes thereof.

26. **THIS COURT ORDERS** that promptly following the Early Consent Deadline, DTC shall deliver or cause to be delivered to the Company and the Solicitation Agent a summary of all Early Consent Instructions submitted to DTC through ATOP prior to the Early Consent Deadline pursuant to paragraph 22 hereof, which the Solicitation Agent shall review for consistency against the voting instructions in favour of approval of the Arrangement Resolution submitted to the Scrutineer by Intermediaries prior to the Early Consent Deadline. Any discrepancies in the Early Consent Instructions submitted to DTC and the voting instructions in favour of approval of the Arrangement Resolution submitted to the Scrutineer prior to the Early Consent Deadline shall be reviewed and resolved by the Company, with the assistance of the Scrutineer, DTC and the applicable Intermediary as necessary.

27. **THIS COURT ORDERS** that promptly following the Voting Instructions Deadline and by no later than 8:30 a.m. (Eastern time) on the date of the Meeting (or any adjournment or postponement thereof), the Solicitation Agent, or such other official Meeting tabulator(s) as

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may be designated by the Company, shall deliver or cause to be delivered to the Company a summary of all holdings information and voting instructions submitted to the Scrutineer pursuant to paragraph 21 hereof and all Early Consent Instructions submitted to DTC as determined pursuant to paragraph 26 hereof. Notwithstanding the foregoing, the Company shall have the discretion to accept for voting purposes any duly completed voting instructions filed at the Meeting prior to the commencement of the Meeting and the Company is hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any voting instructions or Early Consent Instructions are completed, executed or submitted, and may waive strict compliance with the requirements set out in this Interim Order or the instructions provided to Beneficial Noteholders by their respective Intermediaries.

28. **THIS COURT ORDERS** that the Company may, if it deems advisable in its sole discretion, waive or extend any deadline set out in the Information Circular or this Interim Order for the submission or revocation of voting instructions and/or Early Consent Instructions. For greater certainty, the Company may, if it deems advisable in its sole discretion, waive or extend the Voting Instructions Deadline and/or the Early Consent Deadline.

29. **THIS COURT ORDERS** that paragraphs 20 through 28 hereof, and any instructions provided to Beneficial Noteholders by their respective Intermediaries, shall govern the submission of voting instructions and Early Consent Instructions.

VOTING AT THE MEETING

30. **THIS COURT ORDERS** that the only persons entitled to vote on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Noteholders as at the Voting Record Date. Illegible, spoiled or defective voting

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instructions or abstentions in respect of any ballot(s) conduced at the Meeting shall be deemed to be votes not cast. Voting instructions that are properly signed and/or submitted but which do not contain voting instructions in favour or against approval of the Arrangement shall be voted in favour of the Arrangement Resolution.

31. **THIS COURT ORDERS** that votes shall be taken at the Meeting on the basis of one vote per US$1,000 of principal amount owing to a Noteholder under the Existing Notes as at the Voting Record Date.

32. **THIS COURT ORDERS** that in order for the Plan to be implemented, subject to further Order of this Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least 66⅔% of the votes cast in respect of the Arrangement Resolution at the Meeting by the Noteholders. All Noteholders shall vote as one class in respect of the Meeting. Such votes shall be sufficient to authorize the Applicants and the Existing Trustee to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan on a basis consistent with what is provided for in the Information Circular or further Order of the Court, without the necessity of any further approval by the Noteholders, subject only to final approval of the Arrangement by this Court and the satisfaction or waiver of the conditions to the Plan pursuant to its terms.

33. **THIS COURT ORDERS** that in respect of matters properly brought before the Meeting pertaining to items of business affecting the Company (other than in respect of the Arrangement Resolution), each Noteholder is entitled to one vote for each US$1,000 of principal amount owing to such Noteholder under the Existing Notes as at the Voting Record Date.

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EARLY CONSENT NOTES

34. **THIS COURT ORDERS** that in order to be entitled to receive Early Consent Notes (conditional on completion of the Arrangement), a Noteholder must:

(a) be a holder of the Existing Notes as of 5:00 p.m. (Eastern time) on the Voting Record Date;

(c) submit properly and duly completed voting instructions in favour of the Arrangement Resolution to its Intermediary, which such Intermediary must then submit to the Scrutineer in the manner set out in paragraph 21 hereof and to DTC, in the form of Early Consent Instructions, in the manner set out in paragraph 22 hereof, prior to 5:00 p.m. (Eastern time) on March 31, 2017 (the "**Early Consent Deadline**").

35. **THIS COURT ORDERS** that a Beneficial Noteholder shall not be entitled to the Early Consent Notes if such Beneficial Noteholder's voting instructions are not submitted by its Intermediary to the Scrutineer and its Early Consent Instructions are not submitted by its Intermediary to DTC through ATOP in each case prior to the Early Consent Deadline.

HEARING OF APPLICATION FOR APPROVAL OF THE ARRANGEMENT

36. **THIS COURT ORDERS** that upon approval by the Noteholders of the Plan in the manner set forth in this Interim Order, the Applicants may apply to this Court for final approval

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of the Arrangement on April 13, 2017 at 9:30 a.m. (Eastern time) or such other date as this Court may permit.

37. **THIS COURT ORDERS** that distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with this Interim Order, shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 38 hereof.

38. **THIS COURT ORDERS** that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for each of the Applicants and the Supporting Noteholder, as soon as reasonably practicable, and, in any event, no less than five (5) days before the hearing of this Application, at the following addresses, respectively:

Counsel to the Applicants:

Counsel to the Supporting Noteholder

Davies Ward Phillips & Vineberg LLP
155 Wellington Street W.
Toronto, ON M5V 3J7

Attention: Gillian Stacey and David Wilson
Email: gstacey@dwpv.com / dwilson@dwpv.com.

39. **THIS COURT ORDERS** that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within Application shall be:

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(a) the Applicants;

(b) the Director;

(c) the Noteholders;

(d) the Existing Trustee;

(e) any person who has filed a Notice of Appearance in accordance with the Notice of Application, this Interim Order and the *Rules of Civil Procedure*; and

(f) the respective legal counsel of the persons listed in subparagraphs (a) to (e) above.

40. **THIS COURT ORDERS** that any materials to be filed by the Applicants in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Court.

41. **THIS COURT ORDERS** that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 38 shall be entitled to be given notice of the adjourned date.

STAY OF PROCEEDINGS

42. **THIS COURT ORDERS** that from 12:01 a.m. (Eastern time) on the date of this Interim Order until and including the earlier of May 15, 2017 and the Effective Date, the Noteholders and the Existing Trustee are hereby stayed from commencing or continuing any proceeding or exercising any right or remedy in respect of the Applicants or their present or future business, assets, property, rights or undertaking, by reason or as a result of:

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(a) the Applicants having made an Application to this Court pursuant to section 192 of the CBCA;

(b) the commencement or continuation of this proceeding or any ancillary proceeding;

(c) the Applicants being a party to the Arrangement or the Noteholder Support Agreements;

(d) the entry or provisions of this Interim Order and any other order issued in this proceeding or any ancillary proceeding;

(e) the Applicants taking any step or action contemplated by or related to the Arrangement; or

(f) any default arising under any contract or agreement to which the Company is a party, including, without limitation, the Credit Agreement and the Existing Indenture, arising as a result of any circumstance listed in subparagraphs (a) to (e) to above, in each case except with the prior written consent of the Applicants or leave of this Court.

PRECEDENCE

43. **THIS COURT ORDERS** that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Existing Notes (including, without limitation, the Existing Indenture), or the articles or by-laws of the Applicants, this Interim Order shall govern.

EXTRA-TERRITORIAL ASSISTANCE

44. **THIS COURT** seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the

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legislature of any province and any court or any judicial, regulatory or administrative body of the United States or any other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

45. **THIS COURT ORDERS** and authorizes any of the Applicants or a senior officer of one or more of the Applicants, as necessary, to act as the representative or foreign representative (the "Foreign Representative") of any of the Applicants in connection with these proceedings and with carrying out the terms of this Interim Order, for, among other things, the purpose of having these proceedings recognized in any other jurisdiction whether in or outside of Canada, as necessary.

46. **THIS COURT ORDERS** that the Foreign Representative is hereby authorized to apply for foreign recognition of these proceedings, as necessary, in any jurisdiction outside of Canada.

VARIANCE

47. **THIS COURT ORDERS** that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

SERVICE

48. **THIS COURT ORDERS** that the requirement for service of the Notice of Motion is hereby dispensed with and that this Motion is properly returnable today.

ENTERED AT / INSCRIT À TORONTO
ON / BOOK NO:
LE / DANS LE REGISTRE NO:

MAR 0 8 2017

PER / PAR:

Court File No. CV17 - 11720-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

Proceeding commenced at Toronto

INTERIM ORDER

GOODMANS LLP
Barristers & Solicitors
333 Bay Street, Suite 3400
Toronto, Canada M5H 2S7

Robert J. Chadwick LSUC#: 35165K
rchadwick@goodmans.ca

Caroline Descours LSUC#: 58251A
cdescours@goodmans.ca

Bradley Wiffen LSUC#: 64279L
bwiffen@goodmans.ca

Tel: (416) 979-2211
Fax: (416) 979-1234

Lawyers for the Applicants

APPENDIX F

MPA MORRISON PARK ADVISORS INC. OPINIONS

March 7, 2017

The Board of Directors of
Millar Western Forest Products Ltd.

To the Board of Directors:

MPA Morrison Park Advisors Inc. (“MPA”) understands that Millar Western Forest Products Ltd. (the “Company”) and its subsidiary intend to enter into an arrangement agreement (the “Arrangement Agreement”) to effect an arrangement (the “Arrangement”) pursuant to a plan of arrangement (the “Plan”) under Section 192 of the Canadian Business Corporations Act (the “CBCA”). MPA understands that the Arrangement provides for, among other things:

•

the exchange (the “Note Exchange Transaction”) of all of the Company’s unsecured US$210 million principal amount of 8.5% Senior Notes due 2021 (the “Existing Notes”) for new U.S. dollar 9.0% senior secured notes due 2022 to be issued by the Company (the “New Secured Notes”) in the aggregate principal amount equal to 50% of the principal amount of the Existing Notes plus New Secured Notes equal to an additional 5% of the principal amount of Existing Notes held by Noteholders on the voting record date who vote in favour of the Arrangement on or before March 31, 2017 (the “Early Consent Notes”);

•

the New Secured Notes will be secured by substantially all of the assets and property of the Company, subject to the existing first lien security over the Company’s accounts receivable and inventory (the “Priority Collateral”) granted by the Company to its bank lender (the “Bank Lender”); and

•

it is a condition to implementation of the Arrangement that certain funds affiliated with Atlas Holdings, LLC (collectively, “Atlas”), which beneficially own approximately 36% of the Existing Notes as at the date hereof, will agree to exchange approximately US$41.7 million of principal amount of New Secured Notes they receive pursuant to the Note Exchange Transaction for 80% of the outstanding shares of the Company (the “Share Exchange Transaction”). Upon the completion of the Share Exchange Transaction, the principal amount of New Secured Notes outstanding will be approximately US$73.8 million (assuming all Noteholders are eligible for Early Consent Notes).

For the purposes of these Opinions, we have assumed satisfaction of the foregoing conditions and the completion and satisfaction of all matters and transactions subject to such conditions and any reference herein to the Arrangement being completed includes this assumption.

Atlas is entering into a support agreement with the Company (the “Support Agreement”) pursuant to which Atlas will agree, among other things, to support and vote in favour of the Arrangement at a meeting of holders of Existing Notes (the “Noteholders”) scheduled for April 11, 2017 (the “Meeting”).

Page | 1

MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

The Company is entering into a consent acknowledgment (the “Consent Acknowledgment”) with the Bank Lender pursuant to which the Bank Lender consents to, and waives any default in connection with, the commencement of the CBCA proceedings and the pursuit and implementation of the Arrangement. In connection with the Consent Acknowledgment, the Company will grant the Bank Lender a second-lien security interest in substantially all of the Company’s assets and property other than the Priority Collateral and the Company and the Bank Lender will agree to certain amendments to the Credit Agreement, including certain financial covenants. The Consent Acknowledgment will be conditional on the execution of definitive documentation.

The foregoing description of the Arrangement is subject in its entirety to the definitive documents and the management information circular to be distributed to Noteholders in respect of the Meeting (the “Information Circular”). Defined terms not specifically defined herein are as defined in the Information Circular.

The Company has engaged MPA to provide the following opinions (any one of which, an “Opinion” and collectively, the “Opinions”):

(i)	an opinion as to the fairness to the Company, from a financial point of view, of the Arrangement, if completed (the “Fairness Opinion”); and

(ii)

an opinion (the “CBCA Opinion”) as to whether the Noteholders receiving New Secured Notes as consideration under the Arrangement, if completed, would be in a better financial position than if the Company were liquidated, to be provided as contemplated by the Policy Concerning Arrangements Under Section 192 of the CBCA dated January 4, 2010 (the “CBCA Arrangement Policy”).

Engagement of MPA

Pursuant to an engagement letter dated February 7, 2017, MPA was engaged by the Company to provide the Opinions and will receive fees for its services. MPA has been indemnified by the Company in respect of certain matters relating to its engagement and will be reimbursed for its reasonable out of pocket expenses. No portion of MPA’s fees is contingent upon the successful completion of the Arrangement.

Credentials of MPA

MPA is an independent, partner-owned, Canadian investment banking advisory firm which specializes in providing financial advisory services to corporations and governments. MPA and its professionals have extensive experience in preparing fairness opinions. The Opinions expressed herein represent the opinions of MPA as of the date hereof and the form and content herein have been approved by a group of MPA’s directors and officers, each of whom is experienced in mergers and acquisitions, divestitures, valuations and fairness opinions.

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MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

Independence of MPA

MPA confirms that (i) neither MPA nor any of its affiliated entities is an associated entity or affiliated entity or insider of the Company, Atlas, or their respective associates or affiliates; (ii) prior to the date hereof, it has not been engaged as financial advisor to the Company or Atlas and (iii) during the term of its engagement, MPA will not be engaged by the Company or Atlas as a financial advisor in respect of the Arrangement.

As an independent investment banking advisory firm, MPA does not act as a trader or underwriter of securities or as a lender. In the future, in the ordinary course of its business, MPA may provide investment banking services to the Company or Atlas or their respective associates or affiliates. Except as expressed herein, there are no understandings, agreements or commitments between MPA and the Company or Atlas or any of their respective associates or affiliates with respect to any future business dealings.

Scope of Review

In connection with the Opinions, MPA reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof) or carried out, amongst other things, the following:

•	drafts, in substantially final form, of the Arrangement Agreement, Plan and Information Circular;

•	a draft, in substantially final form, of the Support Agreement;

•	a draft, in substantially final form, of the Consent Acknowledgement;

•	a draft, in substantially final form, of the affidavit to be sworn by the Chief Financial Officer of the Company in respect of the Arrangement;

•	a draft, in substantially final form, of the lock-up agreement between Atlas and the Company’s sole shareholder;

•	draft court materials in respect of the Court application in respect of the Arrangement;

•	audited consolidated financial statements of the Company for the years ended and as at December 31, 2015 and 2014 and draft financial statements of the Company for the year ended December 31, 2016;

•	unaudited interim consolidated financial statements for the Company for the nine months ended September 30, 2016;

Page | 3

MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

•	the terms and conditions of the New Secured Notes;

•	documents contained in an electronic data room used in support of the Company’s review of strategic alternatives;

•

discussions with the Chief Financial Officer of the Company regarding the past and current operations and financial condition and prospects of the Company as well as the potential liquidation value of the Company’s assets;

•	discussions with the financial advisors to the Company regarding the processes conducted by them in respect of strategic and financial alternatives available to the Company and other relevant matters;

•	marketing materials prepared by the Company and its financial advisors in respect of the Company;

•	data regarding comparable companies and precedent transactions for companies operating in the forest products sector;

•	other information prepared by the Company which MPA considered relevant for the purposes of completing the Opinions;

•

representations contained in an officer’s certificate addressed to MPA, signed by the Chief Financial Officer of the Company as to, amongst other things, the completeness and accuracy of the information upon which the Opinions are based (the “Certificate”);

•	discussions with legal counsel to the Company and board of directors of the Company (the “Board”), and,

•	such other corporate, industry and financial market information, investigations and analyses as MPA considered relevant in the circumstances.

MPA had full access to and the cooperation of the Company and its advisors and was not, to the best of its knowledge, denied access to any information requested by MPA.

Prior Valuations

The Company has represented to MPA that there have not been any prior valuations of the Company or its material assets or its securities in the past 24-month period.

Page | 4

MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

Assumptions and Limitations

In accordance with the terms of its engagement, MPA has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations (including those representations contained in the Certificate) obtained by it from public sources or provided by the Company or any of its subsidiaries or their respective directors, officers, employees, consultants, advisors and representatives (collectively, the “Information”). The Opinions are conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment, MPA has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

MPA has assumed that the forecasts, projections, estimates and budgets of the Company provided to us and used in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management as to matters covered thereby.

The Chief Financial Officer of the Company has represented to MPA in the Certificate, amongst other things, that as of the date thereof, (i) the Company has no information or knowledge of any facts not public or otherwise specifically provided to MPA relating to the Company or any of its subsidiaries or affiliates which would reasonably be expected to affect materially the Opinions, (ii) the written data provided to MPA by or on behalf of the Company in respect of the Company and its subsidiaries or affiliates in connection with the Arrangement is true and accurate in all material respects and no additional material, data or information would be required to make the data provided to MPA by the Company not misleading in light of the circumstances in which it was prepared and (iii) any portions of the data provided to MPA which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of the Company, are (or were at the time of preparation) reasonable in the circumstances.

The Opinions are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company, its subsidiaries and other material interests as they were reflected in the Information reviewed by MPA. In its analyses and in preparing the Opinions, MPA made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement. All financial figures herein are expressed in Canadian dollars except where otherwise noted.

The Arrangement is subject to a number of conditions outside the control of any party involved in the Arrangement and MPA has assumed that all conditions to the completion of the Arrangement can be satisfied in due course and in a reasonable amount of time and all consents, permissions, exemptions or orders of regulatory authorities will be obtained, without adverse conditions or qualifications. In rendering the Opinions, MPA expresses no views as to the likelihood that the conditions with respect to the Arrangement will be satisfied or waived or that the Arrangement will be implemented within the timeframe indicated in the Arrangement documentation. MPA has also assumed that the final form of Arrangement Agreement, Plan, Information Circular and form of Support Agreement will not differ in any material respect from the drafts that we reviewed.

Page | 5

MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

MPA conducted such financial analyses as it believed was appropriate in the circumstances in order to arrive at its Opinions. However, MPA has not been engaged to provide and has not provided: (i) an opinion as to the fairness of the Note Exchange Transaction to the holders of Existing Notes; (ii) an opinion as to the fairness of the Share Exchange Transaction to the Company or any of its security holders; (iii) an opinion as to the relative fairness of the Arrangement among or between the security holders of the Company; (iv) a formal valuation or appraisal of the Company or any of its securities or assets or the securities or assets of the Company’s associates or affiliates; (v) an opinion as to the fairness of the process underlying the Arrangement; (vi) an opinion concerning the future trading price of any of the securities of the Company, or of the securities of its associates or affiliates following completion of the Arrangement; (vii) a recommendation to any security holder as to whether or not such securities should be held, or sold or to use the voting rights provided in respect of the Arrangement to vote for or against the Arrangement; or (viii) an opinion of the merits of entering into the Arrangement or any alternative business strategy; and the Opinions should not be construed as such. The Opinions are not intended to be and do not constitute a recommendation to the Board as to whether it should approve the Arrangement.

The Opinions are provided as of the date hereof, and MPA disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting an Opinion of which it may become aware after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting an Opinion after the date hereof, MPA reserves the right to change, modify or withdraw the Opinion.

The Opinions have been prepared and provided solely for the use of the Board, and may not be used or relied upon by any other person without the prior approval of MPA. Except for the inclusion of the Opinions in their entirety and a summary thereof (in a form acceptable to us) in the Information Circular and the Court materials filed by the Company in connection with the Arrangement, the Opinions are not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

MPA is not a legal, tax or accounting expert and MPA expresses no opinion concerning any of these matters regarding the Arrangement. MPA did not, in connection with the Opinions, assess any income tax consequences that any particular security holder may face in connection with the Arrangement.

MPA has based the Opinions upon a variety of factors. Accordingly, MPA believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by MPA, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinions. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Page | 6

MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

Fairness Opinion

Fairness Opinion Considerations

In arriving at the Fairness Opinion, MPA did not attribute any particular weight to any consideration, but rather made qualitative judgments based upon its experience in rendering such opinions and on prevailing circumstances, including current market conditions and overall financial analyses.

The assessment of fairness, from a financial point of view, must be determined in the context of the particular transaction. In preparing the Fairness Opinion, MPA relied upon the discussions, documents and materials referred to under “Scope of Review”, reviewed with senior management of the Company and its advisors feasible alternatives available to the Company, and considered, among other things, the following matters:

•

the current industry environment for pulp and lumber producers is characterized by a mix of positive fundamentals and significant uncertainties. These uncertainties include, among others, a range of potential adverse outcomes in respect of the current softwood lumber trade dispute between the United States and Canada, potential reductions anticipated by the Company to its permitted annual harvesting amounts and a deteriorating consensus outlook for pulp prices in the near term. These uncertainties can introduce significant volatility in the revenues, earnings and cash flow of the Company. This volatility is amplified by the Company’s current debt levels;

•	the Arrangement, if completed:

o	provides the Company with an improved capital structure, by reducing the total amount of debt outstanding;

o

reduces the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service, and ultimately repay, its debt; and

o	extends the maturity of the Company’s note indebtedness by approximately one year;

•

MPA performed a variety of analyses with respect to selected pro forma valuation metrics of the Company, which show that the Company’s pro forma enterprise value under the Arrangement, if completed, is consistent with the ranges of valuation metrics of precedent transactions and comparable companies operating in the forest products industry;

•

in the months leading up to the Arrangement, certain activities were undertaken by the Company and its financial advisor in reviewing and considering potential alternatives to improve the Company’s capital structure and financial flexibility for the benefit of the Company and its stakeholders. MPA understands that as part of this process, a number of potential financial investors were contacted to determine their interest in participating in a transaction in respect of the Company. Despite discussions with a number of potential investors, the Company did not receive any offers in connection with this process;

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MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

•	the Company has the opportunity, at this time, to effect a restructuring with the approval of the holders of the Existing Notes and other stakeholders in accordance with applicable law; and,

•	MPA has been advised that the Company is not aware of any other feasible alternatives that are better than the Arrangement, if completed.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, MPA is of the Opinion that the Arrangement, if completed, is fair, from a financial point of view, to the Company.

CBCA Opinion

Terms of Reference

Industry Canada’s Policy Statement 15.1 – “Policy concerning Arrangements Under Section 192 of the CBCA” recommends that corporations seeking to implement a plan of arrangement pursuant to s. 192 of the CBCA that contemplates the compromise of debt securities obtain an opinion as to whether “each class of security holders would be in a better position under the arrangement than if the corporation were liquidated”.

CBCA Opinion Considerations

Pursuant to your instructions, for the purposes of the CBCA Opinion, MPA limited its opinion to considering whether Noteholders receiving New Secured Notes as consideration under the Arrangement, if completed, would be in a better position, from a financial point of view, than if the Company were liquidated.

In arriving at the CBCA Opinion, MPA did not attribute any particular weight to any consideration, but rather made qualitative judgments based upon its experience in rendering such opinions and on prevailing circumstances, including current market conditions and overall financial analyses.

The assessment of the position of a security holder, from a financial point of view, must be determined in the context of the particular transaction. In preparing the CBCA Opinion, MPA relied upon and considered the discussions, documents and materials referred to under “Scope of Review” and considered, among other things, the following matters:

•

MPA performed a variety of analyses with respect to selected pro forma valuation metrics of the Company, which show that the Company’s pro forma enterprise value under the Arrangement, if completed, is consistent with the ranges of valuation metrics of precedent transactions and comparable companies operating as going-concerns in the forest products industry;

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MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

•	A liquidation process would be likely to have a negative impact on the going concern enterprise value of the Company, having regard to the following factors among others:

o	in a liquidation process, prospective buyers will be aware that the seller is compelled to sell the business or assets in an accelerated time frame;

o	a liquidation process is likely to have a negative impact on the Company’s business as customers, suppliers and employees react to protect their interests;

o

a liquidation process would give rise to significant incremental costs as new, senior secured “debtor in possession” financing would typically be required to post trade credit and fund the operations during the process. Additional legal and financial advisory costs would be incurred to implement the liquidation and engage in the associated legal proceedings. These costs would reduce the Company’s value or would be recovered out of sale proceeds that would otherwise be available to the security holders of the Company; and

•

The reduction of debt following completion of the Arrangement would result in holders of New Secured Notes receiving greater downside protection in a subsequent realization transaction than would be available under a liquidation.

CBCA Opinion Conclusion

Based upon and subject to the foregoing, MPA is of the Opinion that Noteholders receiving New Secured Notes as consideration under the Arrangement, if completed, would be in a better position, from a financial point of view, than if the Company were liquidated.

Yours very truly,

MPA MORRISON PARK ADVISORS INC.

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MPA Morrison Park Advisors Inc.	First Canadian Place, 100 King Street West, Suite 2540, Toronto, Ontario M5X 1E1

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